      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2005
                           REGISTRATION NO. 333-126488


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             NEW VISUAL CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



              UTAH                                   95-4545704
  (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
   INCORPORATION OR ORGANIZATION)


                         305 NE 102ND AVENUE, SUITE 105
                             PORTLAND, OREGON 97220
                                 (503) 257-6700
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   BRAD KETCH
                           C/O NEW VISUAL CORPORATION
                         305 NE 102ND AVENUE, SUITE 105
                             PORTLAND, OREGON 97220
                                 (503) 257-6700
           (Name, address and telephone number of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:


LAWRENCE KALLAUR,ESQ.                           DAVID ABOUDI, ESQ.
C/O NEW VISUAL CORPORATION                      ABOUDI & BROUNSTEIN
305 NE 102ND AVENUE, SUITE 105                  3 GAVISH STREET
PORTLAND, OREGON 97220                          KFAR SABA, 44641, ISRAEL
(503) 257-6700                                  972-9-764-4833

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE



================================================================================
                                        Proposed
                                        maximum       Proposed
Title of each                           offering      maximum
class of securities                      price        aggregate     Amount of
to be registered      Amount to be        per         offering     registration
                     registered (1)      share          price          fee
--------------------------------------------------------------------------------
Common Stock          116,906,746(2)    $0.10(10)     $11,690,675   $  1,376

                       33,082,738(3)    $0.065(11)    $2,150,378         253

                       11,312,220(4)    $0.1547(12)   $1,750,000         206

                       22,624,430(5)    $0.3094(12)   $6,999,999         824

                        2,333,333(6)    $0.25(12)     $583,333            69

                          233,334(7)    $0.25(12)     $58,333              7

                        4,977,375(8)    $0.3094(12)   $1,540,000         181

                        1,244,344(9)    $0.1547(12)   $192,500            23


TOTAL                 192,714,520                     $24,965,218   $  2,939(13)


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable solely upon conversion of the Series 05-01 Convertible Debentures and exercise of the Warrants (as defined below) solely to prevent dilution resulting from stock splits, stock dividends or similar transactions (and not as a result of adjustments resulting from any variation in the market price of our securities).

(2) Represents (a) 150% of (i) the 51,546,392 shares of Registrant's common stock, par value $0.001 (the "Common Stock"), issuable upon conversion of $3.5 million in aggregate principal amount of the Registrant's 7% Senior Secured Convertible Debentures Series 05-01 (the "Series 05-01 Convertible Debentures") at the price at which the Series 05-01 Convertible Debentures would be convertible as of July 6, 2005 (the "Registration Conversion Price") and (ii) the 10,824,739 shares of Common Stock issuable in payment of interest accruing on the Series 05-01 Convertible Debentures through the third anniversary of the issuance thereof at the Registration Conversion Price; (b) 12,749,339 shares of Common Stock representing the Registrant's current good faith estimate of additional shares that it might be required to issue to the selling stockholders
(i) upon adjustments to the conversion price of the unconverted Series 05-01 Convertible Debentures and/or to the number of shares issuable upon exercise of unexercised Class A Warrants and Class B Warrants (as defined below) in the event that, on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, the Registrant offers or issues securities at a purchase price or conversion price lower than the Conversion Price in effect as of the date on which any selling stockholder converts Series 05-01 Convertible Debentures or warrants having an exercise price below the exercise price of the Class A Warrants and Class B Warrants and (ii) as liquidated damages through the projected effective date of this Registration Statement; (c) up to 2,333,333 shares of Common Stock issuable upon conversion of $350,000 in aggregate principal amount of the Registrant's 7% Convertible Debentures Series 03-2 (the "Series 03-2 Convertible Debentures") at a per share conversion price of $0.15;
(d) up to 490,000 shares of Common Stock issuable in payment of interest accrued on the Series 03-2 Convertible Debentures through the maturity thereof on the third anniversary of issuance; (e) 1,096,667 shares of Common Stock representing additional shares issuable to the holders of the Series 03-2 Convertible Debentures as liquidated damages through the projected effective date of this registration statement as contemplated by our agreements with these holders; (f) 4,680,710 shares of Common Stock issued pursuant to the exchange agreement dated as of April 2, 2005 between the Registrant and Zaiq Technologies, Inc and (g) 2,000,000 additional shares of Common Stock.


(3) Represents (a) 150% of (i) the additional 16,546,993 shares of Common Stock issuable upon conversion of $3.5 million in aggregate principal amount of Series 05-01 Convertible Debentures at the price at which the Series 05-01 Convertible Debentures would be convertible as of July 19, 2005 (the "Amended Registration Conversion Price") and (ii) the additional 3,474,868 shares of Common Stock issuable in payment of interest accruing on the Series 05-01 Convertible Debentures through the third anniversary of the issuance thereof at the Amended Registration Conversion Price; (b) 3,003,280 shares of Common Stock representing the Registrant's current good faith estimate of additional shares that it might be required to issue to the selling stockholders (i) upon adjustments to the conversion price of the unconverted Series 05-01 Convertible Debentures and/or to the number of shares issuable upon exercise of unexercised Class A Warrants and Class B Warrants in the event that, on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, the Registrant offers or issues securities at a purchase price or conversion price lower than the Conversion Price in effect as of the date on which any selling stockholder converts Series 05-01 Convertible Debentures or warrants having an exercise price below the exercise price of the Class A Warrants and Class B Warrants and
(ii) as liquidated damages through the projected effective date of this Registration Statement; and (c) 46,666 shares of Common Stock representing additional shares issuable to the holders of the Series 03-2 Convertible Debentures as liquidated damages through the projected effective date of this registration statement as contemplated by our agreements with these holders.

(4) Represents shares of Common Stock issuable upon exercise of warrants ("Class A Warrants") issued to the holders of the Series 05-01 Convertible Debentures in connection with the issuance of such debentures.

(5) Represents shares of Common Stock issuable upon exercise of warrants ("Class B Warrants") issued to the holders of the Series 05-01 Convertible Debentures in connection with the issuance of such debentures.

(6) Represents shares of Common Stock issuable upon exercise of warrants issued to the holders of the Series 03-2 Convertible Debentures in connection with the issuance of such debentures.

(7) Represents shares of Common Stock issuable upon exercise of warrants issued to a placement agent in connection with the issuance of the Series 03-2 Convertible Debentures.

(8) Represents 4,524,886 shares of Common Stock issuable upon exercise of warrants issued to a finder in connection with the issuance of the Series 05-01 Convertible Debentures. We are also registering an additional 452,489 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to the finders upon adjustments to the number of shares issuable upon exercise thereof.

(9) Represents 1,131,222 shares of Common Stock issuable upon exercise of warrants issued to a finder in connection with the issuance of the Series 05-01 Convertible Debentures. We are also registering an additional 113,122 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to the finders upon adjustments to the number of shares issuable upon exercise thereof.

(10) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Bulletin Board on July 6, 2005.

(11) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Bulletin Board on July 18, 2005.

(12) Pursuant to Rule 457(c) and (g), the proposed maximum offering price per share is based on the exercise price therefor on the date hereof.

(13) A registration fee in the amount of $2,686 was previously paid.


Pursuant to Rule 429 under the Securities Act, in addition to our shares of Common Stock included in this Registration Statement, the combined prospectus also includes 18,166,668 shares of Common Stock being carried forward from the Registrant's Registration Statement on Form SB-2 (Registration No. 333-112643).

This Registration Statement also constitutes Post Effective Amendment No. 1 to Registration Statement on Form SB-2 Registration No. 333-112643. This post effective amendment shall become effective concurrently with the effectiveness of this Registration Statement in accordance with section 8(c) of the securities act as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JULY 22, 2005


                                   PROSPECTUS

                             NEW VISUAL CORPORATION


                       210,881,188 shares of Common Stock

This Prospectus relates to the sale by the selling stockholders of up to 210,881,188 shares of our common stock, par value $0.001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.


We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.


Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "NVEI". The last reported sales price per share of our Common Stock as quoted by the OTC Bulletin Board on July 19, 2005, was $0.07.


AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 9.

Neither the Securities Exchange and Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________, 2005

                           PRINCIPAL EXECUTIVE OFFICE:

                             New Visual Corporation
                         305 NE 102nd Avenue, Suite 105
                             Portland, Oregon 97220
                                 (503) 257-6700

                                TABLE OF CONTENTS

                                                                           Page

Prospectus Summary........................................................   6

Risk Factors..............................................................   9

Use of Proceeds...........................................................  18

Description of the Agreements with the Selling Stockholders ..............  18

Market for Registrant's Common Equity and Related Stockholder Matters.....  25

Dividend Policy............................................................ 25


Management's Discussion and Analysis....................................... 26

Business................................................................... 32

Description of Properties.................................................. 38

Legal Proceedings.......................................................... 38

Management................................................................. 39

Executive Compensation..................................................... 41

Selling Stockholders......................................................  45

Plan of Distribution......................................................  52

Description of Capital Stock..............................................  54

Disclosure of SEC Position of Indemnification for Securities
Act Liabilities...........................................................  56

Interest of Named Expert and Counsel......................................  57

Legal Matters.............................................................  57

Experts...................................................................  57

Where You can find more Information.......................................  57


We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.

                               PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                             NEW VISUAL CORPORATION

New Visual Corporation is developing advanced transmission technology to enable data to be transmitted across copper telephone wire at speeds and over distances that exceed those offered by leading digital subscriber line (DSL) technology providers. We intend to market this novel technology to leading equipment makers in the telecommunications industry. Our technology is being designed to substantially increase the capacity of existing copper telephone networks, allowing telephone companies to provide enhanced video, data and voice services over the existing copper telecommunications infrastructure. The proprietary equipment, components and related technologies and semiconductor hardware and software products that we are designing, developing and testing will be referred to throughout this Prospectus as the "Semiconductor Technologies."

Through our wholly-owned subsidiary, NV Technology, we intend to design, develop, manufacture and license semiconductor hardware and software products based upon our Semiconductor Technologies. We believe that system-level products that use this set of technologies will have a significant advantage over existing system-level products that use existing broadband technologies, such as DSL, by providing faster transmission speed capability and by increasing the transmission distance capability. We are currently in the process of completing the development of a commercial beta version of the chipset containing our Semiconductor Technologies for use and evaluation by prospective customers.

Through our wholly owned subsidiary, NV Entertainment, we have recognized revenues of approximately $684,000 from the hit feature-length documentary, STEP INTO LIQUID (the "Film") from its release through April 30. 2005. According to its distributor, the Film has grossed $3.7 million in box office receipts since its domestic theatrical release in August 2003. Since April 2004 it has been, and now remains, in wide DVD release domestically, grossing approximately $14 million in sales and rentals. The Film is currently in theatrical distribution internationally.

We recorded revenues of $287,570 and $16,198 for, respectively, the year ended October 31, 2004 and the six months ended April 30, 2005, representing guaranteed and license payments and foreign distribution fees from our film.

We incurred net losses of $5,506,287 and $2,162,569 for, respectively, the year ended October 31, 2004 and the six months ended April 30, 2005. We have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. As of April 30, 2005, we had an accumulated deficit of approximately $57.4 million. Our independent registered public accountants have included an explanatory paragraph about our ability to continue as a going concern in their audit reports on our audited 2004 and 2003 financial statements, which may make it difficult for us to raise capital. Our financial statements do not include any adjustment that might result from the outcome of such uncertainty.

RECENT DEVELOPMENTS


In May 2005 we completed a private placement to certain individual and institutional investors of $3.5 million in aggregate principal amount of our three-year 7% Senior Secured Convertible Debentures Series 05-01 (the "Series 05-01 Convertible Debentures"). We received net proceeds of approximately $3.11 million from the sale of the Series 05-01 Convertible Debentures after payment of offering related fees and expenses. As of July 19, 2005, we have used a portion of those funds to repay the principal and accrued interest on five notes payable and two convertible notes payable aggregating $1,135,251 in principal. We intend to use the remaining proceeds of the financing for general corporate purposes, including working capital and the funding of operating losses. The Series 05-01 Convertible Debentures are convertible into shares of our Common Stock on or after the earlier of the (i) 65th day following issuance or (ii) the effective date of the registration statement of which this Prospectus forms a part (the "Registration Statement") at an initial conversion rate of 70% of the volume weighted average price of the Common Stock for the five trading days ending on the trading day immediately prior to date of conversion (subject to adjustment if there are certain capital adjustments or if we enter into certain specified types of transactions, as further discussed in this Prospectus). Interest on the Series 05-01 Convertible Debentures accrues at the rate of 7% per annum and is payable on a bi-annual basis, beginning on December 31, 2005, or on conversion and may be paid, at our option, either in cash or in shares of Common Stock. We may prepay the amounts outstanding on the Series 05-01 Convertible Debentures on at least ten days' advance notice by paying an amount equal to 120% of the sum of (x) the principal amount of the Series 05-01 Convertible Debentures being prepaid plus (y) the interest accrued thereon. The total number of shares of Common Stock issuable upon conversion of the $3.5 million in principal amount of Series 05-01 Convertible Debentures at the conversion price at which such debentures would be convertible as of July 19, 2005 is 68,093,385.


To secure our obligations under the Series 05-01 Convertible Debentures, we granted a security interest in all of our assets (including, without limitation, our intellectual property) to the holders of the Series 05-01 Convertible Debentures pursuant to a Security Interest Agreement dated as of the date of the Series 05-01 Convertible Debentures. This security interest terminates upon the earlier of (i) the date on which less $1,166,667 in principal amount of the Series 05-01 Convertible Debentures remain outstanding or (ii) payment or satisfaction of all of our obligations relating to the Series 05-01 Convertible Debentures.

At the closing of the private placement, purchasers of the Series 05-01 Convertible Debentures were also issued (i) warrants to purchase an aggregate of 11,312,220 shares of shares of Common Stock at a per share exercise price of $0.1547 (subject to adjustment if there are certain capital adjustments or if we enter into certain specified types of transactions, as further discussed in this Prospectus) ("Class A Warrants") and (ii) warrants to purchase an aggregate of 22,624,430 shares of shares of Common Stock at a per share exercise price of $0.3094 (subject to adjustment if there are certain capital adjustments or if we enter into certain specified types of transactions, as further discussed in this Prospectus) ("Class B Warrants").

In connection with this transaction, we also issued to a finder (i) warrants to purchase 4,524,886 shares of Common Stock at an exercise price of $0.3094 per share and (ii) warrants to purchase 1,131,222 shares of Common Stock at an exercise price of $0.1547 per share. A more complete description of this financing is included elsewhere in this Prospectus under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

CORPORATE INFORMATION

Our principal offices are located at 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220 and our telephone number is (503) 257-6700. We maintain a website at www.newvisual.com. Information contained on our website is not part of this Prospectus.

All references to "we," "our," or "us" in this filing refer to New Visual Corporation, a Utah corporation, and our subsidiaries.

                                  RISK FACTORS

Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "RISK FACTORS" beginning on page 9 of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

                                  THE OFFERING


Securities Offered by the             210,881,188  shares of Common Stock. (1)
Selling Stockholders

Shares Outstanding Before the         114,348,190 shares of Common Stock. (2)
Offering


Use of Proceeds We will not receive any proceeds from the Sale of the Common Stock by the selling stockholders.

(1) Represents (a) 150% of (i) the 68,093,385 shares of our Common Stock issuable upon conversion of $3.5 million in aggregate principal amount of Series 05-01 Convertible Debentures at the conversion price at which such debentures would be convertible as of July 19, 2005 (the "Registration Conversion Price") and (ii) the 14,299,607 shares of Common Stock issuable in payment of interest accruing on the Series 05-01 Convertible Debentures through the third anniversary of the issuance thereof at the Registration Conversion Price ; (b) 11,312,220 shares of shares of Common Stock issuable upon exercise of Class A Warrants and 22,624,430 shares of shares of Common Stock issuable upon exercise of Class B Warrants (c) an additional 15,752,619 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to the selling stockholders (i) upon adjustments to the conversion price of the unconverted Series 05-01 Convertible Debentures and/or to the number of shares issuable upon exercise of unexercised Class A Warrants and Class B Warrants in the event that, on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, we offer or issue securities at a purchase price or conversion price lower than the conversion price in effect as of the date on which any selling stockholder converts Series 05-01 Convertible Debentures or warrants having an exercise price below the exercise prices of the Class A Warrants and Class B Warrants and (ii) as liquidated damages through the projected effective date of the Registration Statement of which this Prospectus forms a part; (d) 5,656,108 shares of Common Stock issuable upon exercise of warrants issued to a finder in connection with the issuance of the Series 05-01 Convertible Debentures; (e) an additional 565,611 shares of Common Stock, representing our current good faith estimate of additional shares that we might be required to issue to the finder (i) based on adjustments to the number of shares covered by their unexercised warrants in the event that, on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, we offer or issue securities at a purchase price or exercise price lower than the exercise prices of their warrants and (ii) as liquidated damages through the projected effective date of the Registration Statement of which this Prospectus forms a part, in each case as contemplated by terms of agreements between us and the finder; (f) up to 9,000,000 shares of Common Stock issuable upon conversion of $1,350,000 in aggregate principal amount of the Registrant's 7% Convertible Debentures Series 03-2 (the "Series 03-2 Convertible Debentures") at a per share conversion price of $0.15; (g) up to 1,890,000 shares of Common Stock issuable in payment of interest accrued on the Series 03-2 Convertible Debentures through the maturity thereof on the third anniversary of issuance;
(h) 9,000,000 shares of Common Stock issuable upon exercise of warrants issued in connection with the Series 03-2 Convertible Debentures (the "Series 03-2 Warrants"); (i) 2,210,001 shares of Common Stock representing additional shares issuable to the holders of the Series 03-2 Convertible Debentures or the Series 03-2 Warrants in payment of liquidated damages as contemplated by our agreement with the holders of the Series 03-2 Convertible Debentures; (j) 900,000 shares of Common Stock issuable upon exercise of warrants issued as a placement fee in connection with the issuance of the Series 03-2 Convertible Debentures; (k) 4,680,710 shares of Common Stock issued pursuant to the exchange agreement dated as of April 2, 2005 between us and Zaiq Technologies, Inc.; (l) 700,000 shares of Common Stock issuable upon exercise of certain other warrants; and (m) an additional 3,000,000 shares of Common Stock. For a description of the agreement between us and the holders of the Series 05-01 Convertible Debentures, the holders of the Series 03-2 Convertible Debentures and Zaiq Technologies, Inc., see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(2) As of July 19, 2005. Does not include (a) up to an aggregate of 2,178,750 shares of Common Stock issuable upon exercise of options granted under our 2000 Omnibus Securities Plan, our 2001 Stock Incentive Plan or our 2003 Consultant Stock Plan, (b) any of the shares described clauses (a) through (l) in note (1) above and (c) 8,524,585 shares of Common Stock issuable upon exercise of certain other outstanding options and warrants.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                       RISKS ASSOCIATED WITH OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES AND WE EXPECT THESE LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

Since inception, we have incurred significant operating losses. As of April 30, 2005, we had an accumulated deficit of $57,353,743. We expect to continue to incur net losses for the foreseeable future as we continue to further develop and commercialize our Semiconductor Technologies. We have been funding our operations through the sale of our securities and expect to continue doing so for the foreseeable future. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We expect to expend substantial financial resources on research and development, engineering, manufacturing, marketing, sales and administration as we continue to develop and begin to deploy our Semiconductor Technologies. These expenditures will necessarily precede the realization of any substantial revenues from the commercialization of the Semiconductor Technologies or sales of products and will result in future operating losses

IF WE DO NOT RECEIVE ADDITIONAL CAPITAL WHEN AND IN THE AMOUNTS NEEDED IN THE NEAR FUTURE, OUR ABILITY TO CONTINUE AS A GOING CONCERN IS IN SUBSTANTIAL DOUBT.

We believe that our existing cash resources will be sufficient to maintain operations in accordance with our business plans and meet our obligations as they come due through the second quarter of fiscal 2006.

We anticipate incurring substantial sales and marketing, product development and research and general operating expenses in the course of fiscal 2005 and thereafter that will require substantial amounts of additional capital on an ongoing basis. We will most likely have to obtain such capital from sales of our equity, convertible equity and/or debt securities, unless we generate significant revenues.

However, unforeseen contingencies and developments may arise that will require us to raise additional capital. We may have difficulty obtaining additional funds as and if needed, and we may have to accept terms that would adversely affect our stockholders. We also may be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development and deployment, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on commercially reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing. We also may not be able to accelerate the development and deployment of our Semiconductor Technologies, respond to competitive pressures, develop or take advantage of unanticipated acquisition opportunities.

Under the terms of our agreements with the holders of our Series 05-01 Convertible Debentures, we agreed that, without their prior consent, we would not enter into certain types financing transactions for specified periods of time and we granted them a first priority lien on all of our current and future assets (including, without limitation, our intellectual property). These provisions of our agreements with the holders of our Series 05-01 Convertible Debentures may impair our ability to obtain equity or debt financing from third parties on terms satisfactory to us or at all.

Our independent registered public accountants have included in their audit report on our 2004 financial statements a "going concern" paragraph, which raises substantial doubt about our 'ability to continue as a going concern. Additionally, the going concern paragraph may make it more difficult for us to raise funds than if we did not have a "going concern" paragraph.

THE HOLDERS OF OUR SERIES 05-01 CONVERTIBLE DEBENTURES HAVE A LIEN ON ALL OF OUR CURRENT AND FUTURE ASSETS (INCLUDING, WITHOUT LIMITATION, OUR INTELLECTUAL PROPERTY) AND COULD FORECLOSE IN THE EVENT THAT WE DEFAULT UNDER THOSE DEBENTURES.

Under the terms of the Security Interest Agreement between us and the holders of our Series 05-01 Convertible Debentures, we granted a first priority lien to the holders of Series 05-1 Convertible Debentures on all of our current and future assets (including, without limitation, our intellectual property). If we default under the Series 05-01 Convertible Debentures or any of our agreements with the holders of our Series 05-01 Convertible Debentures, the holders of the Series 05-01 Convertible Debentures would be entitled, among other things, to foreclose on our assets in order to satisfy our obligations under those debentures. A foreclosure on our assets would have a material and adverse effect on our business, financial condition and results of operations.

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY DUE TO THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY AND ANY SUCH VARIATIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

We operate in the semiconductor industry, which is cyclical and subject to rapid technological change. Recently, the semiconductor industry has begun to emerge from a significant downturn characterized by diminished product demand, accelerated erosion of prices and excess production capacity. The current downturn and future downturns in the semiconductor industry may be severe and prolonged. Future downturns in the semiconductor industry, or any failure of this industry to fully recover from its recent downturn, could delay or hinder the commercialization of our Semiconductor Technologies and seriously impact our revenues and harm our business, financial condition and results of operations. This industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products utilizing the Semiconductor Technologies in future periods. Accordingly, our quarterly results may vary significantly as a result of the general conditions in the semiconductor industry, which could cause our stock price to decline.

WE HAVE A LIMITED OPERATING HISTORY IN THE TELECOMMUNICATIONS INDUSTRY AND, CONSEQUENTLY, THERE IS LIMITED HISTORICAL FINANCIAL DATA UPON WHICH AN EVALUATION OF OUR BUSINESS PROSPECTS COULD BE MADE.

We have only been engaged in the semiconductor business since February 2000. We have not yet commercialized the Semiconductor Technologies and therefore have not generated any revenues from our semiconductor business. As a result, we have no historical financial data that can be used in evaluating our business prospects and in projecting future operating results. For example, we cannot forecast operating expenses based on our historical results, and we are instead required to forecast expenses based in part on future revenue projections. In addition, our ability to accurately forecast our revenue going forward is limited.

You must consider our prospects in light of the risks, expenses and difficulties we might encounter because we are at an early stage of development in a new and rapidly evolving market. Many of these risks are described under the sub-headings below. We may not successfully address any or all of these risks and our business strategy may not be successful.

OUR SUCCESS IS CONTINGENT UPON THE INCORPORATION OF THE SEMICONDUCTOR TECHNOLOGIES INTO SUCCESSFUL PRODUCTS OFFERED BY LEADING EQUIPMENT MANUFACTURERS AND THE NON-INCORPORATION OF OUR SEMICONDUCTOR TECHNOLOGIES INTO SUCH PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS PROSPECTS.

Our Semiconductor Technologies will not be sold directly to the end-user; rather, they will be components of other products. As a result, we must rely upon equipment manufacturers to design the Semiconductor Technologies into their equipment. We must further rely on this equipment to be successful. If equipment that incorporates the Semiconductor Technologies is not accepted in the marketplace, we may not achieve adequate sales volume, which would have a negative effect on our results of operations. Accordingly, we must correctly anticipate the price, performance and functionality requirements of these data equipment manufacturers. We must also successfully develop products containing the Semiconductor Technologies that meet these requirements and make such products available on a timely basis and in sufficient quantities. Further, if there is consolidation in the data equipment manufacturing industry, or if a small number of data equipment manufacturers otherwise dominate the market for data equipment, then our success will depend upon our ability to establish and maintain relationships with these market leaders. If we do not anticipate trends in the market for products enabling the digital transmission of data, voice and video to homes and business enterprises over existing copper wire telephone lines and meet the requirements of equipment manufacturers, or if we do not successfully establish and maintain relationships with leading data equipment manufacturers, then our business, financial condition and results of operations will be seriously harmed.

BECAUSE WE WILL DEPEND ON THIRD PARTIES TO MANUFACTURE, ASSEMBLE AND TEST THE SEMICONDUCTOR TECHNOLOGIES, WE MAY EXPERIENCE DELAYS IN RECEIVING SEMICONDUCTOR DEVICES.

We do not own or operate a semiconductor fabrication facility. Rather, semiconductor devices that will contain our Semiconductor Technologies will be manufactured at independent foundries. We intend to rely solely on third-party foundries and other specialist suppliers for all of our manufacturing, assembly and testing requirements. However, these parties may not be obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of them. As a result, we will not directly control semiconductor delivery schedules, which could lead to product shortages, poor quality and increases in the costs of our products. In addition, we may experience delays in receiving semiconductor devices from foundries due to foundry scheduling and process problems. We cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication assembly and testing of the Semiconductor Technologies or related products could significantly hinder our ability to deliver future products to our customers.

WE MAY INCUR SUBSTANTIAL EXPENSES COMPLETING THE DEVELOPMENT OF COMMERCIALLY DEPLOYABLE VERSION OF THE SEMICONDUCTOR TECHNOLOGIES BEFORE WE EARN ASSOCIATED NET REVENUES AND MAY NOT ULTIMATELY SELL A LARGE VOLUME OF OUR PRODUCTS.

We are currently working on completing a beta version of the Semiconductor Technologies and we anticipate that we will incur substantial development expenditures prior to generating associated net revenues from a commercially deployable version (if any). We estimate that we will complete by the end of the second quarter of fiscal 2006 a beta version of the chipset for evaluation by our potential customers and prospective industry partners. We anticipate receiving limited orders for products containing the Semiconductor Technologies during the period that potential customers test and evaluate products utilizing the Semiconductor Technologies. This test and evaluation period typically lasts from three to six months or longer, and volume production of the equipment manufacturer's product that incorporates Semiconductor Technologies typically would not begin until this test and evaluation period has been completed. As a result, a significant period of time may lapse between product development and sales efforts and the realization of revenues from volume ordering by customers of products containing the Semiconductor Technologies. In addition, achieving a design win with a customer does not necessarily mean that this customer will order large volumes of products containing the Semiconductor Technologies. A design win is not a binding commitment by a customer to purchase products. Rather, it is a decision by a customer to use our Semiconductor Technologies in the design process of that customer's products. A customer can choose at any time to discontinue using our Semiconductor Technologies in that customer's designs or product development efforts. Even if the Semiconductor Technologies are chosen to be incorporated into a customer's products, we may still not realize significant net revenues from that customer if that customer's products are not commercially successful.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR PROPRIETARY RIGHTS.

We outsource to independent third parties all significant design, development and testing activities relating to our Semiconductor Technologies. Our success depends significantly on our ability to obtain and maintain patent, trademark and copyright protection for our intellectual property, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business.

We rely on patent protection, as well as a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions, to protect our proprietary rights, but these legal means afford only limited protection. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our Semiconductor Technologies or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our intellectual property rights.

The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of trade secret, copyright or patent infringement. We may inadvertently infringe a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware that will cause us to be infringing when it is issued in the future. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of our alleged infringement of another's intellectual property, forcing us to do one or more of the following:

         o Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
         o Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or
         o Redesign those products or services that incorporate such technology.

A successful claim of infringement against us, and our failure to license the same or similar technology, could adversely affect our business, asset value or stock value. Infringement claims, with or without merit, would be expensive to litigate or settle, and would divert management resources.

OUR MARKET IS HIGHLY COMPETITIVE AND THE SEMICONDUCTOR TECHNOLOGIES MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER PRODUCTS OR TECHNOLOGIES.

The market for high-speed telecommunications products is highly competitive, and we expect that it will become increasingly competitive in the future. Our competitors, including Broadcom, Centillium, Conexant, Ikanos Communications, Infineon Technologies, Metalink, ST Micro, Texas Instruments and others, have developed and are currently marketing technologies that also address the existing technical impediments of using existing copper networks as broadband options or are otherwise substantially similar to our Semiconductor Technologies. Our competitors include some of the largest, most successful domestic and international telecommunications companies and other companies with well-established reputations in the broadband telecommunications industry. Certain of our competitors, operating their own fabrication facilities, have longer operating histories and possess substantially greater name recognition, financial, sales and marketing, manufacturing, technical, personnel, and other resources than we have. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. In all of our target markets, we also may face competition from newly established competitors, suppliers of products based on new or emerging technologies, and customers who choose to develop wire based solutions that are functionally similar to the Semiconductor Technologies. Although we believe we will be able to compete based on the special features of the Semiconductor Technologies, our proposed products will incorporate new concepts and may not be successful even if they are superior to those of our competitors.

In addition to facing competition from the above-mentioned suppliers, the Semiconductor Technologies will compete with products using other broadband access technologies, such as cable modems, wireless, satellite and fiber optic telecommunications technology. Commercial acceptance of any one of these competing solutions, or new technologies, could decrease demand for our proposed products. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE SEMICONDUCTOR INDUSTRY AND BROADBAND COMMUNICATIONS MARKET IN ORDER TO REMAIN COMPETITIVE.

Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to develop and introduce new and enhanced products to meet our customers' changing demands. The semiconductor industry and broadband communications market are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and short product life cycles. In addition, this industry and market continues to undergo rapid growth and consolidation. A continued slowdown in the semiconductor industry or other broadband communications markets could materially and adversely affect our business, financial condition and results of operations. Our success will also depend on the ability of our potential telecommunications equipment customers to develop new products and enhance existing products for the broadband communications markets and to introduce and promote those products successfully. The broadband communications markets may not continue to develop to the extent or in the time frames that we anticipate. If new markets do not develop as we anticipate, or if upon their deployment our products do not gain widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.

BECAUSE OUR SUCCESS IS DEPENDENT UPON THE BROAD DEPLOYMENT OF DATA SERVICES BY TELECOMMUNICATIONS SERVICE PROVIDERS, WE MAY NOT BE ABLE TO GENERATE SUBSTANTIAL REVENUES IF SUCH DEPLOYMENT DOES NOT OCCUR.

Our Semiconductor Technologies will be incorporated in equipment that is targeted at end-users of data services offered by wire-line telecommunications carriers. Consequently, the success of the Semiconductor Technologies depends upon the decision by telecommunications service providers to broadly deploy data technologies and the timing of such deployment. If service providers do not offer data services on a timely basis, or if there are technical difficulties with the deployment of these services, sales of the Semiconductor Technologies would be adversely affected, which would have a negative effect on our results of operations. Factors that may impact data deployment include:

         o A prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;
         o The development of a viable business model for data services, including the capability to market, sell, install and maintain data services;
         o Cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office;
         o    Evolving industry standards; and
         o    Government regulation.

THE COMPLEXITY OF THE SEMICONDUCTOR TECHNOLOGIES COULD RESULT IN UNFORESEEN DELAYS OR EXPENSE AND IN UNDETECTED DEFECTS, WHICH COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF NEW PRODUCTS AND DAMAGE OUR REPUTATION WITH PROSPECTIVE CUSTOMERS.

Highly complex products such as the semiconductors that we expect to offer frequently contain defects and bugs when they are first introduced or as new versions are released. If the Semiconductor Technologies contain defects, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our semiconductors, which could materially and adversely affect our ability to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales to our potential customers. In order to alleviate these problems, we may have to invest significant capital and other resources. Although our suppliers, our potential customers and ourselves, will test the Semiconductor Technologies and related products it is possible that these tests will fail to uncover defects. If any of these problems are not found until after we have commenced commercial production of products, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product, and we could lose credibility with our prospective customers.

GOVERNMENTAL REGULATION CONCERNING THE TECHNICAL SPECIFICATIONS OF SEMICONDUCTOR TECHNOLOGIES THAT ARE DEPLOYED IN THE TELEPHONE NETWORKS COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF OUR SEMICONDUCTORS.

The jurisdiction of the Federal Communication Commission ("FCC") extends to the entire communications industry, including potential customers for our semiconductors. Future FCC regulations affecting the broadband access industry may adversely affect our business. For example, FCC regulatory policies affecting the availability of data and Internet services may impede the penetration of our semiconductors into certain markets or affect the prices that may be charged in such markets. In addition, international regulatory bodies are beginning to adopt standards and regulations for the broadband access industry. These domestic and foreign standards, laws and regulations address various aspects of Internet, telephony and broadband use, including issues relating to liability for information retrieved from or transmitted over the Internet, online context regulation, user privacy, taxation, consumer protection, security of data, access by law enforcement, tariffs, as well as intellectual property ownership, obscenity and libel. Changes in laws, standards and/or regulations, or judgments in favor of plaintiffs in lawsuits against service providers, e-commerce and other Internet companies, could adversely affect the development of e-commerce and other uses of the Internet. This, in turn, could directly or indirectly materially adversely impact the broadband telecommunications and data industry in which our customers operate. To the extent our customers are adversely affected by laws or regulations regarding their business, products or service offerings, this could result in a material and adverse effect on our business, financial condition and results of operations.

In addition, highly complex products such as the semiconductors that we expect to offer are subject to rules, limitations and requirements as set forth by international standards bodies such as the International Organization for Standardization (ISO), and as adopted by the governments of each of the countries that we intend to market in. There are some FCC regulations in the United States pertaining to the use of the available bandwidth spectrum that at present have been interpreted by some of our target customers as discouraging to the technical innovations that we are bringing to market. Further, regulations affecting the availability of broadband access services generally, the terms under which telecommunications service providers conduct their business, and the competitive environment among service providers, for example, could have a negative impact on our business.

WE HAVE NO AGREEMENT RELATING TO REVENUE GENERATING ACTIVITIES NO ASSURANCE CAN BE PROVIDED THAT WE WILL SUCCESSFULLY CONCLUDE ANY SUCH AGREEMENT.

We presently have no agreement or understanding with any third party as to commercial exploitation of the Semiconductor Technologies, and no assurance can be provided that we will be successful in concluding any significant-revenue generating agreement on terms commercially acceptable to us.

WE DEPEND ON ATTRACTING AND RETAINING KEY PERSONNEL AND THE FAILURE TO ATTRACT OR RETAIN NEEDED PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

We are highly dependent on the principal members of our management and technology staff. The loss of their services might significantly delay or prevent the achievement of development or strategic objectives. Our success depends on our ability to retain certain key employees and to attract additional qualified employees. We cannot assure you that we will be able to retain existing personnel or attract and retain highly qualified employees in the future.

FAILURE TO MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS.

Beginning in fiscal 2006, we must perform an annual evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of those internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

OUR FILM IN DISTRIBUTION MAY NOT PRODUCE THE FINANCIAL RESULTS WE ANTICIPATE.

Our Film has completed its domestic theatrical run. We recognized revenues of $683,748 as measured from its release through April 30, 2005 as a result of the consolidation of the joint venture that produced the Film (of which we are 50% owners). The expected future Film revenues will, we believe, be comprised of licensing and foreign distribution guarantee fees, television rights and DVD sales. Based on updated information provided to us by the Film's distributor, we wrote down the carrying value assigned to the Film at October 31, 2004 to $1,021,722 and will write down the carrying value assigned to the Film at July 31, 2005 to $0. Nonetheless, the Film may not produce the adjusted financial results we anticipate and therefore may have an adverse impact on our financial position. Some of the risks include:


         o Cash flow assumptions are based on a revenue stream from the Film that may not materialize due to lower than anticipate rentals or sales of DVD's.
         o We are contracting with foreign distributors in various countries. We are receiving guarantee payments before releasing the Film. We cannot be assured of accurate reporting of foreign box office sales or that moneys due us from box office sales will ever be remitted.

              RISKS CONCERNING THIS OFFERING AND CAPITAL STRUCTURE

THIS OFFERING MAY HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON
STOCK.


This Prospectus relates to the sale or distribution of up to 210,881,188 shares of Common Stock by the selling security holders. We will not receive any proceeds from these sales and have prepared this Prospectus principally in order to meet our contractual obligations to some of the selling security holders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our Common Stock and reduce the price available in that market.


OUR STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION UPON THE CONVERSION OF OUR SERIES 05-01 CONVERTIBLE DEBENTURES BECAUSE THESE DEBENTURES CONVERT AT A DISCOUNT TO THE MARKET PRICE OF OUR COMMON STOCK AT THE TIME OF CONVERSION.

At any time and from time to time after the earlier of July 30, 2005 or the effective date of the Registration Statement of which this Prospectus forms a part, all or any portion of the principal amount of Series 05-01 Convertible Debentures then outstanding may, at the option of the holders of the debentures, be converted into shares of Common Stock at the conversion price then in effect Additionally, all accrued but unpaid interest on Series 05-01 Convertible Debentures is payable upon conversion, at our option, in shares of Common Stock at the conversion price then in effect. The number of shares issuable upon any conversion will be equal the outstanding principal amount of convertible debenture to be converted, divided by the conversion price on the conversion date, plus (if we have elected to pay such amount in shares of Common Stock) the amount of any accrued but unpaid interest on the convertible debenture through the conversion date, divided by the conversion price on the conversion date. The conversion price of the Series 05-01 Convertible Debentures is equal to the lower of (i) 70% of volume weighted average closing price per share of our Common Stock for the five trading days immediately preceding the conversion date and (ii) the lowest purchase price or conversion price of any shares of Common Stock or securities convertible into shares of Common Stock that we subsequently offer or issue on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667. Due to the conversion mechanics of the convertible debentures, decreases in the conversion price result in an increase in the total number of shares issuable upon conversion.

The number of shares to be acquired by each of the holders of the Series 05-01 Convertible Debentures upon conversion cannot exceed the number of shares that, when combined with all other shares of Common Stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.99% of our then outstanding Common Stock.


There is an inverse relationship between our stock price and the number of shares issuable upon conversion of our Series 05-01 Convertible Debentures. That is, as our market price of our Common Stock declines, we would be required to issue a greater number of shares of Common Stock upon conversion of these debentures. This inverse relationship is demonstrated by the table set forth below, which shows the number of shares into the which the Series 05-01 Convertible Debentures would be convertible at the conversion price in effect as of July 19, 2005 and 25%, 50% and 75% discounts to that recent price.

  VOLUME WEIGHTED AVERAGE CLOSING                           SHARES OF COMMON STOCK ISSUED PER
   PRICE OF COMMON STOCK FOR FIVE                               $1000 DOLLARS OF DEBENTURE
       PRECEDING TRADING DAYS          CONVERSION PRICE            PRINCIPAL CONVERTED
              $0.0734                      $0.0514                        19,455
              $0.0551                      $0.0386                        25,907
              $0.0367                      $0.0257                        38,911
              $0.0184                      $0.0129                        77,519



FUTURE SALES OF COMMON STOCK OR OTHER DILUTIVE EVENTS MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR OUR COMMON STOCK.


As of July 19, 2005, we are authorized to issue 500,000,000 shares of Common Stock, of which 114,348,190 shares were issued and outstanding. Our board of directors has the authority, without further action or vote of our stockholders, to issue all or a part of any authorized but unissued shares of our Common Stock. Such stock issuances may be made at a price which reflects a discount from the then-current trading price of our Common Stock. In addition, in order to raise capital that we need at today's stock prices, we would likely need to issue securities which are convertible into or exercisable for a significant number of shares of our Common Stock. These issuances would dilute your percentage ownership interest, which will have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our Common Stock. You may incur additional dilution of net tangible book value if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our Common Stock.

As of July 19, 2005, an additional 10,703,335 shares of Common Stock were reserved for issuance upon the exercise of outstanding options and warrants (other than those warrants for which the shares of Common Stock issuable upon the exercise thereof are covered under this Prospectus) and upon conversion of outstanding promissory notes. The exercise prices of those options and warrants (other than warrants and the conversion prices of those promissory notes range from $0.15 to $10.00 per share. Those options, warrants and promissory notes also contain provisions which require the issuance of increased numbers of shares of Common Stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event or the exercise or conversion of any of the options, warrants, other rights or shares of preferred stock described above would dilute the interest in the Company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.


OUR BOARD OF DIRECTORS' RIGHT TO AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK COULD ADVERSELY IMPACT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

Our board of directors currently has the right to designate and authorize the issuance up to 15,000,000 shares of our preferred stock, in one or more series, with such voting, dividend and other rights as our directors may determine. The board of directors can designate new series of preferred stock without the approval of the holders of our Common Stock. The rights of holders of our Common Stock may be adversely affected by the rights of any holders of shares of preferred stock that may be issued in the future, including without limitation dilution of the equity ownership percentage of our holders of Common Stock and their voting power if we issue preferred stock with voting rights. Additionally, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

OUR STOCK PRICE MAY BE VOLATILE.

The market price of our Common Stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

         o    Variations in our quarterly operating results;
         o Changes in financial estimates of our revenues and operating results by securities analysts;
         o Changes in market valuations of telecommunications equipment companies;
         o Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o    Additions or departures of key personnel;
         o    Future sales of our Common Stock;
         o Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our Common Stock;
         o    Commencement of or involvement in litigation; and
         o Announcements by us or our competitors of technological innovations or new products.

In addition, the equity markets have experienced volatility that has particularly affected the market prices of equity securities issued by high technology companies and that often has been unrelated or disproportionate to the operating results of those companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

WE MAY HAVE VIOLATED SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, IN CONNECTION WITH SALES OF OUR SECURITIES AND COULD SUFFER SUBSTANTIAL LOSSES IF PURCHASERS OF OUR SECURITIES DEMAND TO RESCIND PREVIOUS SALES.

We have raised substantial amounts of capital in private placements of our securities from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more of these investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position. Investors who purchased Series 03-2 Convertible Debentures in April and May 2004, in the aggregate principal amount of $350,000 may have the right to rescind their purchases because of our failure to comply with certain requirements of an exemption from applicable registration requirements in connection with these sales. If the purchasers of the Series 03-2 Convertible Debenture issued in April and May 2004 demand that we rescind these sales, we may be required to remit to these purchasers an aggregate amount of $350,000, not including these purchasers' cost of collection, interest and other related charges that these purchasers may then demand. Unless we raise additional capital, we may be unable to satisfy a rescission demand by these purchasers. We have no commitments for any additional capital and no assurance can be given that we will be successful in raising any additional capital on commercially acceptable terms or on any terms.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK.

We have not paid any dividends on our Common Stock since our inception and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Instead, we intend to retain any future earnings for use in the operation and expansion of our business.

ADDITIONAL BURDENS IMPOSED UPON BROKER-DEALERS BY THE APPLICATION OF THE "PENNY STOCK" RULES TO OUR COMMON STOCK MAY LIMIT THE MARKET FOR OUR COMMON STOCK

The SEC has adopted regulations concerning low-priced (or "penny") stocks. The regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our Common Stock continues to trade at a market price less than $5.00 per share, and does not qualify for any exemption from the penny stock regulations, our Common Stock will continue to be subject to these additional regulations relating to low-priced stocks.

The penny stock regulations require that broker-dealers, who recommend penny stocks to persons other than institutional accredited investors, make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of our Common Stock and our shareholders' ability to sell our Common Stock in the secondary market.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this Prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this Prospectus, regarding, among other items:

         o statements regarding our overall strategy relating to the design, development, implementation and marketing of our proposed products;

         o statements regarding the plans and objectives of our management for future operations and the size and nature of the costs we expect to incur and the people and services we may employ;

         o statements regarding the future of broadband access solutions and opportunities therein, our competition or regulations that may affect us;

         o    statements regarding our ability to compete with third parties;

         o any statements using the words "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "expect," "plan," "predict," "potential," "continue" and similar words; and

         o    any statements other than historical fact.

There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this Prospectus and other factors expressed from time to time in our filings with the SEC. We do not undertake to update any forward-looking statements.

                                 USE OF PROCEEDS

The selling stockholders will receive the net proceeds from sales of the shares of Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

Assuming all of the warrants for which the underlying shares of Common Stock that are covered by this Prospectus are exercised for cash, we will receive approximately $13.0 million in cash proceeds (before deducting fees and commission). However, the holders of those warrants have cashless exercise provisions that become effective under certain conditions and if these warrants are exercised by the cashless exercise provision, we will not receive any cash proceeds from the exercise of those warrants.

           DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS

We are registering the shares offered hereby in order to satisfy our obligations to the holders of our Series 03-2 Convertible Debentures, holders of our Series 05-01 Convertible Debentures and Zaiq Technologies, Inc.

7% CONVERTIBLE DEBENTURES SERIES 03-2

Under a Securities Purchase Agreement dated as of December 31, 2003 between us and each holder of our Series 03-2 Convertible Debentures (the "2003 Securities Purchase Agreement") those holders committed to advance us an aggregate of $2,000,000, repayment of which is represented by our Series 03-2 Convertible Debentures. The funding was to be made in two equal installments. The first installment was paid to us on December 31, 2003, at which time $1,000,000 in principal amount of Series 03-2 Convertible Debentures were issued to such holders. It was a condition to the closing of the second installment that a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series 03-2 Convertible Debentures be declared effective by June 28, 2004 (the "Registration Effectiveness Condition"). The closing of the second installment was to be held within five days after satisfaction of the Registration Statement Effectiveness Condition. In April and May 2004, certain of the holders of Series 03-2 Convertible Debentures waived the Registration Statement Effectiveness Condition and purchased $350,000 in aggregate principal amount of Series 03-2 Convertible Debentures, thereby satisfying their obligation under the 2003 Securities Purchase Agreement. The Registration Statement Effectiveness Condition was not timely satisfied and we did not place the remaining $650,000 in principal amount of Series 03-2 Convertible Debentures.

The Series 03-2 Convertible Debentures are convertible at any time into shares of our Common Stock at a current conversion price of $0.15 per share. This conversion price is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Interest on the Convertible Debentures accrues at the rate of 7% per annum and is payable on the earlier of the conversion or maturity of the Series 03-2 Convertible Debentures. On conversion or at maturity, we have the option to pay accrued interest in cash or shares of our Common Stock valued at the conversion price then in effect. The option to pay interest in shares of our Common Stock, however, is subject to the condition that the issuance of such shares of Common Stock to the holder of a debenture cannot result in such holder and its affiliates beneficially owning more than 4.99% of the then outstanding shares of our Common Stock. This limitation is further discussed below in this section.

The terms of the Series 03-2 Convertible Debentures provide that under certain conditions (primarily relating to the effectiveness of the 2004 Registration Statement (as defined below) and the closing bid price of our Common Stock exceeding $1.00 for each of 20 consecutive trading days), we can require a mandatory conversion of the Series 03-2 Convertible Debentures. If not converted earlier and under certain conditions (primarily relating to the effectiveness of the 2004 Registration Statement and the closing bid price of our Common Stock exceeding the conversion price for each of the ten trading days immediately before the maturity date), on the scheduled maturity date the Series 03-2 Convertible Debentures will automatically convert into shares of our Common Stock at the conversion price then in effect. If all of the relevant conditions have not been satisfied on the maturity date, we may be obligated to pay the principal amount of the Series 03-2 Convertible Debentures then outstanding and accrued interest in cash. In addition, we have the right to prepay the principal amount of and interest accrued on the Series 03-2 Convertible Debentures if certain conditions are met.

In connection with the issuance of the Series 03-2 Convertible Debentures, we issued to the holders thereof Series 03-2 Warrants to purchase shares of our Common Stock in an amount equal to one share of Common Stock for each one share of Common Stock issuable upon (and assuming) conversion of the Series 03-2 Convertible Debentures at the conversion price in effect on the date of issuance. The Series 03-2 Warrants are exercisable at any time at a per share exercise price equal to $0.25. This exercise price is also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. The Series 03-2 Warrants expire approximately five years after issuance, provided, that, under certain conditions (primarily relating to the effectiveness of the 2004 Registration Statement and the closing price of our Common Stock being more than $1.00 for each of 20 consecutive trading days), we have the option to accelerate the expiration date to a date at least 60 days from the last day of that 20 consecutive trading day period. The Series 03-2 Warrants provide that in lieu of paying the exercise price, the holder is entitled, at its option, to elect to make a "cashless exercise". If the holder elects this option, it will receive, instead of the full number of shares for which the warrant is then being exercised, a lesser number of shares and we will not receive any cash proceeds from that exercise. The number of shares which the holder will receive is based on a formula which takes into account the closing sale price of our Common Stock on the trading day immediately before the warrant exercise. That closing price is multiplied by the full number of shares for which the warrant is then being exercised. The result is reduced by the total exercise price for those shares which the holder would have paid if it had not elected a cashless exercise. The number of shares actually issued upon the cashless exercise is equal to the balance amount divided by that closing price.

The terms of the Series 03-2 Convertible Debentures and Series 03-2 Warrants specify that the beneficial owner can convert such debenture or exercise such warrant by giving notice to us; provided, however, that the holder may not convert the Series 03-2 Convertible Debentures or exercise its Series 03-2 Warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our then outstanding stock (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its debentures or exercise its warrants. Similarly, we cannot require the holder to convert the Series 03-2 Convertible Debentures at maturity or on an earlier mandatory conversion date or issue shares in payment of interest on the debenture where that limit would be exceeded.


Pursuant to the 2003 Securities Purchase Agreement, at the closing of the private placement we entered into a registration rights agreement with each purchaser of Series 03-2 Convertible Debentures (the "2003 Registration Rights Agreement"). Pursuant to the 2003 Registration Rights Agreement, on August 16, 2004, we filed a Registration Statement on Form SB-2 (File No. 333-112643) (the "2004 Registration Statement") registering under the Act the resale of the shares of Common Stock issuable on conversion of the $1,000,000 in aggregate principal amount of the Series 03-2 Convertible Debentures issued in December 2003 plus interest thereon accrued through the maturity date thereof and the number of shares of Common Stock issuable upon exercise of the Series 03-2 Warrants. We also registered for resale an additional 1,143,333 shares of Common Stock, representing our good faith estimate of additional shares issuable to the holders of the Series 03-2 Convertible Debentures in payment of liquidated damages as contemplated by the 2004 Registration Rights Agreement. We are obligated to keep the 2004 Registration Statement effective until the earlier of the date on which the holders may sell under Rule 144 promulgated under the Act without restriction all shares of Common Stock registered on their behalf under the 2004 Registration Statement or the date on which the holders no longer own any of those shares. If at any time the number of shares of Common Stock to which the holders of our Series 03-2 Convertible Debentures and Series 03-2 Warrants are entitled exceeds 80% of the number of shares of Common Stock actually included or registered under the 2004 Registration Statement, then we are required to amend the 2004 Registration Statement or file a new registration statement covering additional shares of our Common Stock in an amount equal to
(i) the number of shares theretofore issued on conversion of the Series 03-2 Convertible Debentures (including any shares issued in payment of interest accrued thereon) and the exercise of the Series 03-2 Warrants plus (ii) the number of shares issuable (x) upon conversion of the full aggregate principal amount of the then unconverted Series 03-2 Convertible Debentures , plus interest accrued thereon through the maturity date thereof, (y) upon exercise of the then unexercised Series 03-2 Warrants and (z) as liquidated damages or as an adjustment to the Series 03-2 Convertible Debentures and Series 03-2 Warrants.


Under the Registration Rights Agreement, we will be obligated to pay liquidated damages to the holders of the Series 03-2 Convertible Debentures if the 2004 Registration Statement is subsequently suspended for more than certain permitted periods. The permitted suspension periods are up to two periods during any consecutive 12-month period, but each period shall not exceed more than 15 days in length or begin less than 10 days after the preceding suspension period ended. (The date any such suspension commences, beyond such permitted restrictions, is referred to as a "Restricted Sale Date"). The amount that we must pay to the debenture holders in respect of the liquidated damages after a Restricted Sale Date will be (A) 2% of the sum of (X) the principal amount of all debentures not yet converted and (Y) the principal amount of the Series 03-2 Convertible Debentures converted within the preceding 30 days but not yet sold during the first 30-day period, and (B) 3% of the sum of (X) the principal amount of all debentures not yet converted and (Y) the principal amount of the Series 03-2 Convertible Debentures converted within the preceding 30 days but not yet sold for each subsequent 30-day period (or any part thereof). The Series 03-2 Convertible Debentures holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price then in effect).

Reference is made to the forms of Series 03-2 Convertible Debentures, the Series 03-2 Warrants, the 2003 Securities Purchase Agreement and the 2003 Registration Rights Agreement that are filed as exhibits to the 2004 Registration Statement for more complete description of the complex provisions that are summarized under this caption.

All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or under Regulation D thereunder. The recipients of securities in each such transaction represented to us that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each case, we believe the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in our Common Stock. All recipients had adequate access to information about our company. None of the transactions described above involved general solicitation or advertising

7% SENIOR SECURED CONVERTIBLE DEBENTURES SERIES 05-01

Under a Securities Purchase Agreement dated as of May 26, 2005 (the "Securities Purchase Agreement") between us and each of the holders of the Series 05-01 Convertible Debentures those holders purchased an aggregate of $3.5 million in principal amount of our Series 05-01 Convertible Debentures. The Series 05-01 Convertible Debentures are convertible into shares of our Common Stock at any time on or after the earlier of (i) July 30, 2005 or (ii) the effective date of the Registration Statement of which this Prospectus forms a part. The Series 05-01 Convertible Debentures are convertible at a conversion price equal to the lower of (i) 70% of the volume weighted average price of the Common Stock for the five trading days ending on the trading day immediately prior to date of conversion and (ii) the lowest purchase price or conversion price of any shares of Common Stock or securities convertible into shares of Common Stock that we subsequently offer or issue on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667. This conversion price is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Interest on the Series 05-01 Convertible Debentures accrues at the rate of 7% per annum and is payable on a bi-annual basis, beginning on December 31, 2005, or on conversion and may be paid, at our option, either in cash or in shares of Common Stock at the rate equal to the conversion price then in effect. The option to pay interest in shares of our Common Stock, however, is subject to the condition that the issuance of such shares of Common Stock to the holder of a Convertible Debenture cannot result in such holder and its affiliates beneficially owning more than 4.99% of the then outstanding shares of our Common Stock. This limitation is further discussed below in this section.

The Series 05-01 Convertible Debentures have a term of three years. We may prepay the amounts outstanding on the Series 05-01 Convertible Debentures, at any time, in whole or in part, on at least ten days' advance notice by paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the interest accrued thereon. All payments of the principal amount of the Series 05-01 Convertible Debentures (whether at maturity or in prepayment) must be paid in cash.

To secure our obligations under the Series 05-01 Convertible Debentures, we granted a security interest in all of our assets (including, without limitation, our intellectual property) to the holders of the Series 05-01 Convertible Debentures pursuant to a Security Interest Agreement dated as of the date of the Series 05-01 Convertible Debentures. This security interest terminates upon the earlier of (i) the date on which less than $1,166,667 in principal amount of the Series 05-01 Convertible Debentures remains outstanding or (ii) payment or satisfaction of all of our obligations relating to the Series 05-01 Convertible Debentures.

In connection with the issuance of the Series 05-01 Convertible Debentures, we issued to the holders thereof Class A Warrants to purchase 11,312,220 shares of our Common Stock at a per share exercise price of $0.1547 and Class B Warrants to purchase 22,624,430 shares of Common Stock at a per share exercise price of $0.3094. The Investor Warrants are exercisable at any time on or after the earlier of (i) July 30, 2005 or (ii) effective date of the Registration Statement of which this Prospectus forms a part. In the event that, at any time on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, we offer or issue warrants or other securities exercisable for Common Stock have an exercise price lower than the exercise prices of the Class A Warrants or Class B Warrants then in effect, then the exercise price of the Class A Warrants or Class B Warrants, as the case may be, shall be reduced to that lower price. The exercise prices of the Class A Warrants or Class B Warrants are also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. The Class A Warrants are exercisable through the last day of the month in which the first anniversary of the effective date of the Registration Statement of which this Prospectus forms a part occurs. The Class B Warrants are exercisable through the last day of the month in which the third anniversary of the effective date of the Registration Statement of which this Prospectus forms a part occurs. The Class A Warrants or Class B Warrants provide that, at any time after the first anniversary of the issuance thereof, in lieu of paying the exercise price thereof, the holder is entitled, at its option, to elect to make a "cashless exercise" if the Registration Statement of which this Prospectus forms a part is not then effective. If the holder elects this option, it will receive, instead of the full number of shares for which a warrant is then being exercised, a lesser number of shares and we will not receive any cash proceeds from that exercise. The number of shares which the holder will receive is based on a formula which takes into account the closing sale price of our stock on the trading day immediately before the warrant exercise. That closing price is multiplied by the full number of shares for which the warrant is then being exercised. The result is reduced by the total exercise price for those shares which the holder would have paid if it had not elected a cashless exercise. The number of shares actually issued for the cashless exercise is equal to the balance amount divided by that closing price.

The terms of the Series 05-01 Convertible Debentures and Class A Warrants and Class B Warrants specify that the beneficial owner can convert such debenture or exercise such warrant by giving notice to us; provided, however, that the holder may not convert the Series 05-01 Convertible Debentures or exercise its Class A Warrants or Class B Warrants to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our then outstanding Common Stock (after taking into account the shares of our Common Stock issuable upon such conversion or exercise). If the holder then disposes of some or all of its holdings, it can again convert its debentures or exercise its warrants. Similarly, we cannot pay interest on the Series 05-01 Convertible Debentures in shares of Common Stock to any debenture holder if such payment would result in that holder exceeding the limit noted above.


Pursuant to the Securities Purchase Agreement, at the closing of the private placement we entered into a registration rights agreement with each purchaser of Series 05-01 Convertible Debentures (collectively, the "Registration Rights Agreement"). Under the Registration Rights Agreement, we are obligated initially to register under the Act (i) 150% of (a) the number of shares of our Common Stock issuable upon conversion of the Series 05-01 Convertible Debentures at the conversion price in effect as of the date of the filing of the Registration Statement of which this Prospectus forms a part and (b) the shares of Common Stock issuable in payment of interest accruing on the Series 05-01 Convertible Debentures through the third anniversary of the issuance thereof at the conversion price in effect as of the date of the filing of the Registration Statement which this Prospectus forms a part and (ii) 11,312,220 shares of shares of Common Stock issuable upon exercise of the Class A Warrants and 22,624,430 shares of shares of Common Stock issuable upon exercise of the Class B Warrants. We are also registering for resale an additional 15,752,619 shares of Common Stock, representing our current good faith estimate of additional shares issuable to the holders of the Series 05-01 Convertible Debentures (a) upon adjustments to the conversion price of the unconverted Series 05-01 Convertible Debentures and/or to the number of shares issuable upon exercise of unexercised Class A Warrants and Class B Warrants in the event that, on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, we offer or issue securities at a purchase price or conversion price lower than the Conversion Price in effect as of the date on which any selling stockholder converts Series 05-01 Convertible Debentures or warrants having an exercise price below the exercise price of the Class A Warrants and Class B Warrants and
(b) as liquidated damages through the projected effective date of the Registration Statement. We are also obligated to keep the Registration Statement effective until the earliest of the date on which the holders may sell without restriction all shares registered on their behalf under this Prospectus under Rule 144 promulgated under the Act, or the date on which such holders no longer own any of those shares. If at any time the number of shares of Common Stock to which the holders of our Series 05-01 Convertible Debentures and Investor Warrants are entitled exceeds 80% of the number of shares of Common Stock actually included or registered under the Registration Statement, then we are required to amend the Registration Statement or file a new registration statement for additional shares of our Common Stock in an amount equal to (i) the number of shares theretofore issued on conversion of the Series 05-01 Convertible Debentures (including any shares issued in respect of accrued interest) and the exercise of the Investor Warrants plus the sum of (ii)150% of the number of shares issuable on conversion of the full aggregate principal amount of the then unconverted Series 05-01 Convertible Debentures, plus interest thereon accrued through the maturity date thereof, (y) the number of shares issuable upon exercise of the then unexercised Investor Warrants and (z) the number of shares payable as liquidated damages through the date of such amendment or filing as contemplated by the Registration Rights Agreement and our good faith estimate of the number of shares to be issued in payment of liquidated damages or as an adjustment to the Series 05-01 Convertible Debentures or the Investor Warrants.

Pursuant to an agreement with the finder for the Series 05-01 Convertible Debenture transaction, we are also registering (a) 5,656,108 shares of Common Stock issuable upon exercise of warrants issued to the finder, of which (i) 2,262,443 shares are issuable at a per share exercise price of $0.3094 through the last day of the month in which the third anniversary of the closing of the Series 05-01 Convertible Debenture placement occurs (ii) 2,262,443 shares are issuable at a per share exercise price of $0.3094 through the last day of the month in which the third anniversary of the effective date of the Registration Statement occurs and (iii) 1,131,222 are issuable at a per share exercise price of $0.1547 through the last day of the month in which the first anniversary of the effective date of the Registration Statement occurs and (b) 2,000,000 shares of Common Stock. These warrants and shares were issued as compensation in connection with the placement of $3.5 million in aggregate principal amount of our Series 05-01 Convertible Debentures. These warrants are otherwise exercisable on substantially the same terms and conditions as the Class A Warrants and Class B Warrants. We are also registering an additional 565,611 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue in respect of these warrants based on adjustments to the number of shares covered thereby in the event that, on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, we offer or issue warrants or other securities exercisable for Common Stock have an exercise price lower than the conversion price of the finder's warrants.

In the Securities Purchase Agreement, we have agreed that, without the prior consent of a majority in interest of the holders of our Series 05-01 Convertible Debentures, we will not (x) enter into any offer or sale of our Common Stock or securities convertible into or exercisable for Common Stock with any third party (a "New Transaction") at any time prior to the effective date of the Registration Statement, (y) at any time prior to the date on which the which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, enter into a New Transaction in which the securities offered or sold provide for a variable conversion price or a variable exercise price or (z) at any time from the effective date of the Registration Statement to the sixth month anniversary thereof, enter into a New Transaction in which any investor is granted registration rights. These limitations, however, do not prohibit issuances of Common Stock or options or warrants to purchase Common Stock (i) upon the exercise or conversion of options, warrants or convertible securities outstanding on May 26, 2005 or in respect of any other financing agreements as in effect on such date (provided the same is not amended after such date) or disclosed in our filings with the SEC (provided the same are not amended after May 26, 2005), (ii) pursuant to any employee stock option plan approved by the our shareholders, (iii) pursuant to a non-employee director stock option plan,
(iv) pursuant to a consultants' stock option plan, as in effect on May 26, 2005,
(v) upon the exercise of any options or warrants referred to in the preceding clauses of this paragraph (provided the same are not amended after May 26, 2005), (vi) to our employees, officers or directors, provided that all such shares are or are made subject to a Principal's Agreement (as defined below) simultaneously with such issuance, or (vii) to a strategic partner.

If we actually consummate a New Transaction and that transaction provides for any one or more of the following (a) either a sale price lower than the conversion price provided in the Series 05-01 Convertible Debentures, (b) the inclusion of any terms more beneficial to the holder of such instrument than the corresponding terms of the Convertible Debenture, (c) the issuance of warrants at an exercise price lower than that provided in the Class A Warrants or Class B Warrants, (d) the issuance of warrants in an amount greater than the ratio used in connection with the Class A Warrants or Class B Warrants, or (e) the inclusion of any terms more beneficial to the holder of such instrument than the corresponding terms of the Class A Warrants or Class B Warrants, then the terms of any unissued or unconverted Series 05-01 Convertible Debentures or any unissued or unexercised Class A Warrants or Class B Warrants shall be modified to adjust the relevant conversion price in such Convertible Debenture, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated and to incorporate any such beneficial term, if any, included in the instruments relating to such transaction. We may also be required to issue additional shares with respect to portions of a Series 05-01 Convertible Debentures previously converted, based on the adjusted conversion price.

Under the Registration Rights Agreement, we will be obligated to pay liquidated damages to the holders of the Series 05-01 Convertible Debentures if the Registration Statement is not filed by July 15, 2005 or not declared effective by August 24, 2005 or if the effectiveness of the Registration Statement is subsequently suspended for more than certain permitted periods. The permitted suspension periods are up to two periods during any consecutive 12-month period, but each period shall exceed more than 15 days in length or begin less than 10 days after the preceding suspension period ended. (The date any such suspension commences, beyond such permitted restrictions, is referred to as a "Restricted Sale Date"). The amount that we must pay to the debenture holders in respect of the liquidated damages associated with the delays in the filing date or effective date or after a Restricted Sale Date will be 2% of the principal amount of all the Series 05-01 Convertible Debentures during the each 30-day period (or any part thereof). After the effective date, the principal amount of the Series 05-01 Convertible Debentures used in determining the liquidated damages will be adjusted to equal the sum of (X) the principal amount of all debentures not yet converted and (Y) the principal amount of the Convertible Debenture converted within the preceding 30 days but not yet sold. These liquidated damages may be paid in shares of Common Stock (valued at the conversion price) at the option of the holders of the Series 05-01 Convertible Debentures or at our option if Registration Statement is declared effective before February 20, 2006 and is effective as of the date of such payment. Notwithstanding the foregoing, if the Registration Statement is declared effective on or before September 23, 2005, we will not be required to pay any of the liquidated damages payable as a result of the untimely filing or effectiveness of the Registration Statement.

Each of our officers and directors has signed an agreement limiting the shares of our Common Stock that they can sell during certain periods of time (the "Principal's Agreement"). The Principals' Agreement applies to each of those officers separately from the other named officers. The agreement provides that, without the prior consent of a majority in interest of the holders of the Series 05-01 Convertible Debentures in each instance, the officer will not sell or otherwise transfer or offer to sell or otherwise transfer (except in a private transaction in which the transferee agrees to be bound by the Principal's Agreement) any shares of Common Stock directly or indirectly held by him at any time prior to 180 days after the effective date of the Registration Statement of which this Prospectus forms a part (plus any days during which the Registration Statement is suspended, if any).

Reference is made to the forms of Series 05-01 Convertible Debentures, the Class A Warrants and Class B Warrants , the Securities Purchase Agreement, the Registration Rights Agreement, the Security Interest Agreement and the Principal's Agreement that are filed as exhibits to our Current Report on Form 8-K filed on June 1, 2005 for more complete description of the complex provisions that are summarized under this caption.

All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or under Regulation D thereunder. The recipients of securities in each such transaction represented to us that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each case, we believe the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in our Common Stock. All recipients had adequate access to information about our company. None of the transactions described above involved general solicitation or advertising.

SERIES B PREFERRED STOCK EXCHANGE AGREEMENT

In April 2005, we entered into an Exchange Agreement (the "Exchange Agreement") with Zaiq Technologies, Inc., ("Zaiq"), pursuant to which we issued 4,651,163 shares of Common Stock (the "New Common Shares") and a promissory note in the principal amount of $2,392,000 in exchange for the surrender by Zaiq of 3,192 shares of our Series B Convertible Preferred Stock, par value $0.01 per share ("Series B Preferred Stock"). We issued the Series B Preferred Stock to Zaiq pursuant to a Receivables Purchase and Stock Transfer Restriction Agreement dated as of April 17, 2002. These shares had an aggregate liquidation preference of $3,192,000, constituted all of the Series B Preferred Stock issued and outstanding as of the date of the Exchange Agreement, and were cancelled upon the closing of the Exchange Agreement.


The Exchange Agreement provides that, subject to certain exceptions, if we, at any time prior to the payment in full of the amount due under the promissory note, issue Common Stock or securities convertible into or exercisable for shares of Common Stock at a price below the fair market value of the Common Stock or such securities (a "Below Market Issuance"), then we will issue to Zaiq additional shares of Common Stock ("Additional Common Shares") in an amount that is determined in accordance with a formula that takes into consideration both the number of shares of Common Stock or other securities issued and the total consideration received by us in the Below Market Issuance. As of July 19, 2005, we have issued to Zaiq 29,547 Additional Common Shares.

Under the Exchange Agreement, if we propose to file a registration statement registering the sale of our securities under the Act, then Zaiq is entitled to have us include in such registration statement any New Common Shares and Additional Common Shares then held by Zaiq and not permitted to be sold under Rule 144 under Act without volume or other restrictions or limits.

The Exchange Agreement provides that, notwithstanding any registration thereof, Zaiq will not sell any New Common Shares before the first anniversary of the date of the Exchange Agreement and thereafter will sell in any quarter no more than the sum of one third of the New Common Shares (subject to adjustment) and one third of any Additional Common Shares issued as of the date of such sale.


Under the terms of the agreements with Zaiq, a portion of the proceeds of any new financing that we consummate through the first anniversary of the Exchange Agreement are to be applied to the prepayment of the promissory note. As of July 19, 2005, we have paid Zaiq $392,780 in prepayment of the promissory note.



All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or under Regulation D thereunder. The recipients of securities in each such transaction represented to us that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each case, we believe the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in our Common Stock. All recipients had adequate access to information about our company. None of the transactions described above involved general solicitation or advertising.

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "NVEI". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.


The following table shows the quarterly high and low bid prices for our Common Stock over the last two completed fiscal years and the first and second quarters of the current fiscal year, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Stock on July 19, 2005 was $0.07 per share.


         NOVEMBER 2004 THROUGH APRIL 2005
             First Quarter                           $  .19    $  .10
             Second Quarter                             .20       .14

         NOVEMBER 2003 THROUGH OCTOBER 2004
             First Quarter                           $  .34    $  .16
             Second Quarter                             .36       .17
             Third Quarter                              .22       .09
             Fourth Quarter                             .18       .07

         NOVEMBER 2002 THROUGH OCTOBER 2003
             First Quarter                           $  .75    $  .36
             Second Quarter                             .45       .27
             Third Quarter                              .42       .30
             Fourth Quarter                             .41       .23


                                    DIVIDENDS

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

THE FOLLOWING DISCUSSION AND EXPOSITIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES RELATED TO THOSE STATEMENTS, AS WELL AS OTHER FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS. SOME OF OUR DISCUSSION IS FORWARD-LOOKING AND INVOLVES RISKS AND UNCERTAINTIES. FOR INFORMATION REGARDING RISK FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, REFER TO RISKS ASSOCIATED WITH OUR BUSINESS SECTION OF THIS PROSPECTUS.

OVERVIEW

The Semiconductor Technologies are in the development and testing stage. Our objective over the next twelve months is to complete the development and testing of a beta version of our Semiconductor Technologies. Through our subsidiary, NV Entertainment, we began to recognize revenues commencing in fiscal 2003.

FILM. The Film has completed its domestic theater run grossing approximately $3.7 million in box office revenues, according to the Film's distributor. We recognized revenues of $287,570 during the fiscal year ended October 31, 2004 and $16,198 for the six months ended April 30, 2005 and, from its release through April 30, 2005, have recognized total revenues of $683,748. The Film is currently being distributed to foreign markets. The DVD was released domestically in April 2004 and the cable TV release occurred in October 2004. The broadcast television release is presently scheduled for summer 2005. The Film's foreign theatrical run began in Australia and New Zealand in January 2004 and will continue throughout 2005 in Japan, Brazil, Norway and Sweden. All references henceforth to our business relating to the Film will sometimes be referred to in this Prospectus as our "Entertainment Business."

SEMICONDUCTOR TECHNOLOGIES. We continue to work on a beta version of our Semiconductor Technologies. We estimate that we will complete by the end of the second quarter of fiscal 2006 a beta version of the chipset for evaluation by our potential customers and prospective industry partners. No assurance can however be provided that we will in fact complete the beta version within the estimated time-frame. Currently, we estimate that our existing cash resources will be sufficient to complete the design and testing and begin the commercialization of our Semiconductor Technologies.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, bad debts, investments, intangible assets and income taxes. Our estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

REVENUE RECOGNITION

We recognize revenue from the distribution of our Film and related products when earned and reasonably estimable in accordance with Statement of Position 00-2 -- "Accounting by Producers or Distributors of Films" (SOP 00-2). The following are the conditions that must be met in order to recognize revenue in accordance with SOP 00-2:

(i) persuasive evidence of a sale or licensing arrangement with a customer exists;

(ii) the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

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

(iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;

(iv) the arrangement fee is fixed or determinable; and

(v) collection of the arrangement fee is reasonably assured.

Under a rights agreement with our distributor for our Film, we share with the distributor in the profits of the film after the distributor recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the completed film, that are subject to further increase based on the actual distribution results in the respective territory.

In accordance with the provisions of SOP 00-2, a film is classified as a library title after three years from the film's initial release. The term library title is used solely for the purpose of classification and for identifying previously released films in accordance with the provisions of SOP 00-2. Revenue recognition for such titles is in accordance with our revenue recognition policy for film revenue.

FILM PRODUCTION COSTS

SOP 00-2 requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP 00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast- computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). We make certain estimates and judgments of future gross revenue to be received for each film based on information received by its distributor, historical results and management's knowledge of the industry. Revenue and cost forecasts are continually reviewed by management and revised when warranted by changing conditions. A change to the estimate of gross revenues for an individual film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.

In addition, SOP 00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statement of operations the amount by which the unamortized film costs exceeds the film's fair value.


We commenced amortization of capitalized film costs and accrue expenses of participation costs when a film is released and it begins to recognize revenue from the film. Based on updated information that we received in January 2005 relating to the fourth quarter of fiscal 2004 from the Film's distributor as to the Film's actual distribution and related expenses and DVD unit retail prices, we determined that the fair value of the Film was less than the unamortized film costs and, accordingly, we wrote down the carrying value assigned to Film In Distribution in the fourth quarter to $1,021,722. This resulted in an impairment of $977,799 that is included in consolidated statement of operations for the year ended October 31, 2004. Based upon information received from the Film's distributor in July 2005, during the three months ending July 31, 2005 we will record an impairment charge of $1,009,777 and reduce the carrying value assigned to Film In Distribution to $0. The impairment charge was due to higher than expected distribution costs and lower than expected sales and average retail seller price for the DVD.


CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

The Company periodically performs reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, the capitalized costs of each software product is then valued at the lower of its remaining unamortized costs or net realizable value. No assurance can be given that such technology will receive market acceptance. Accordingly we may determine in the near future that the carrying amount of the technology license will need to be reduced materially.

The Company has no amortization expense for the year ended October 31, 2004 for its capitalized software development costs as the technology was not available for commercialization.

STOCK-BASED COMPENSATION

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Shared-Based Payment." SFAS 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for
(a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, which was permitted under SFAS No. 123, as originally issued.

The revised statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements.

SFAS No. 123(R) is effective for small business issuers financial statements for the first interim or annual reporting period that begins after December 15, 2005.

We have used stock in the past to raise capital and as a means of compensation to employees. We believe we will need to continue using stock for these same purposes.

RESEARCH AND DEVELOPMENT

Research and development expenses generally consist of salaries, related expenses for engineering personnel and third-party development costs related to the design and development of a beta version of the Semiconductor Technologies. We outsource to independent third parties all design and development activities relating to completing the beta version of the Semiconductor Technologies. Payments made to independent software developers under development agreements are capitalized to software development costs once technological feasibility is established or if the development costs have an alternative future use. Prior to establishing technological feasibility, software development costs are expensed to research and development costs and to cost of revenues subsequent to confirmation of technological feasibility. Internal development costs are capitalized to software development costs once technological feasibility is established. Technological feasibility is evaluated on a product-by-product basis.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS AND SIX MONTHS ENDED APRIL 30, 2005 AND THE THREE MONTHS AND SIX MONTHS ENDED APRIL 30, 2004

REVENUES. Revenues for the quarter and six months ended April 30, 2005 were $7,397 and $16,198, respectively, and were attributable to our Entertainment Business. Revenues for the corresponding periods in 2004 were $30,200 and $170,843, respectively, from our Entertainment Business were attributable to guarantee fees from foreign distribution of the Film.

COST OF SALES. Cost of sales for the quarter and six months ended April 30, 2005 were $5,320 and $11,945, respectively, and represent the amortization of film cost for our Film in distribution. Cost of sales for the corresponding periods in 2004 were $14,820 and $86,214, respectively. The decrease for the quarter and six months ended April 30, 2005 when compared with corresponding periods in 2004 were a result of lower revenues generated from the film.

OPERATING EXPENSES. Operating expenses included research and development expenses in connection with the Semiconductor business, compensatory element of stock issuances, selling, general and administrative expenses, the costs of settlement of litigation, and the impairment of film in distribution. Total operating expenses increased by 13% to $979,708 for the quarter ended April 30, 2005 from $868,910 for the quarter ended April 30, 2004. Selling, general and administrative expenses decreased 32% or $172,518 during the same period primarily as a result of a reduction in staffing, including the elimination of executive level positions, and lower professional fees. Compensatory element of stock issuances increased by 92% from $316,565 for the quarter ended April 30, 2004 to $609,381 for the quarter ended April 30, 2005 as we continue to use stock for compensation purposes to attract and retain qualified, directors, officers, and employees. Total operating expenses decreased by 30% to $1,590,332 for the six months ended April 30, 2005 from $2,284,471 for the same period ended April 30, 2004. Selling, general and administrative expenses decreased 39% or $439,707 during the same period primarily due to a decrease in headcount in administrative personnel, including the elimination of executive level positions, and lower professional fees. Compensatory element of stock issuances decreased by 17% from $1,066,146 for the six months ended April 30, 2004 to $888,930 for the six months ended April 30, 2005 as we continue to effectively manage the use of stock for compensation purposes.

OTHER (INCOME) EXPENSES. Other income for the quarter and the six months ended April 30, 2005 were attributable to the gain on sale of property and equipment and gain on exchange, including conversion of our liabilities into Common Stock. Other expenses included interest expense and amortization of deferred financing costs. Interest expense increased 159% and 208% for the quarter and the six months ended April 30, 2005 when compared with the same period in 2004 primarily as a result of the issuance of an additional $350,000 in principal amount of convertible debentures in April and May 2004 and additional short-term financing obtained during the fiscal year 2004, which remained outstanding during 2005. Increase in amortization of deferred financing costs of $28,490 and $53,109 for the quarter and six months ended April 30, 2005 when compared with the same period in 2004 was a result of higher amortization of financing costs from the convertible debentures.

NET LOSS. For the quarter ended April 30, 2005, the net loss increased $274,765 or 28% from $982,580 to $1,257,345 primarily due to lower gross profit generated on the film ($13,303), higher operating expenses ($110,798), and higher interest costs, including amortization expenses ($244,579). For the six months ended April 30, 2005, the net loss decreased $252,138 or 10% from $2,414,707 to $2,162,569 primarily due to reduced operating expenses ($694,139), and other income ($109,328) that offset high interest and amortization costs.

COMPARISON OF THE YEAR ENDED OCTOBER 31, 2004 (THE "2004 PERIOD") AND THE YEAR ENDED OCTOBER 31, 2003 (THE "2003 PERIOD")

REVENUES. Revenues for the 2004 period of $287,570 were attributable to our Entertainment Business of which $94,788 were in the form of guaranteed and license payments and the remainder was foreign distribution fees. No revenues were recorded in connection with our Semiconductor Technologies for the 2004 and 2003 periods. Revenues for fiscal 2003 were $379,980, of which $295,000 were in the form of guarantees and license payments and the remainder was foreign distribution fees.

COST OF SALES. Cost of sales for 2004 and 2003 of $142,691 and $192,889, respectively represent the amortization of film cost for our Film in distribution.

OPERATING EXPENSES. Operating expenses included research and development expenses in connection with the Semiconductor business, compensatory element of stock issuances, selling, general and administrative expenses, the costs of settlement of litigation, and the impairment of film in distribution. Total operating expenses increased 4.0% to $4,746,677 for the 2004 period from

$4,563,502 for the 2003 period or a $183,175 increase. Selling, general and administrative expenses decreased 2.2% or $45,962 primarily as a result of a reduction in staffing, including the elimination of executive level positions, lower professional fees and lower travel and entertainment expenses. In the 2003 period, we also settled certain outstanding litigation, resulting in reduced legal fees. Compensatory element of stock issuances decreased 29.6% from $2,062,081 in fiscal 2003 to $1,452,382 in fiscal 2004 as we better managed the use of stock for compensation purposes. In April 2002, we entered into a development and license agreement with Adaptive Networks, Inc. ("Adaptive"), under which we outsource to Adaptive all of the principal research and development activities with respect to the Semiconductor Technologies. ($1,559,000 and $4,192,000 remitted to Adaptive under the development and license agreement in fiscal 2003 was capitalized and not included in research and development expenses.) In March of 2004, we and HelloSoft, Inc. (the "Strategic Partner") entered into an agreement (the "Original Agreement") which was amended effective as of October 11, 2004 (the "Amendment"), pursuant to which the Strategic Partner will provide development services relating to our Semiconductor Technologies. In consideration for the services being rendered under the Amendment, we agreed to pay to the Strategic Partner $185,000, half of which will be paid in shares of Common Stock, at a 25% discount from the per share closing price of the Common Stock on the day of the commencement of services. The other half will be remitted in cash, periodically, upon completion by the Strategic Partner of specified milestones and our acceptance thereof. The Strategic Partner has assigned to us the rights to any improvements, developments, discoveries or other inventions that may be generated by the Strategic Partner in its performance of the services to be provided under the Amendment. As a result of this agreement, in fiscal 2004, we incurred $92,500 of research and development costs. This represented a decrease of $25,401 from $117,901 in fiscal 2003. Additionally, in fiscal 2003 we wrote-off projects totaling $57,000 as we determined that we would not pursue several projects that we deemed not essential. In October 2004, we performed a review to determine if the fair value of the Film was less than its unamortized film costs. As a result of this review, we wrote-down our Film In Distribution to $1,021,722. This resulted in a charge of $977,799 which is included in consolidated statement of operations for the year ended October 31, 2004.

OTHER EXPENSES. Other expenses included interest expense, amortization of deferred financing costs and a non-cash gain on the settlement of a lawsuit. Interest expense increased $613,005 primarily as a result of issuing $1,350,000 in principal amount of convertible debentures. Amortization of unearned financing costs decreased to $85,161 from $336,391 as a result of lower financing costs incurred by us. In the 2003 period, we recorded a non-cash gain of $1,474,000 on the settlement of a law suit with two former officers and stockholders. The gain was the result of the former officers returning 2,200,000 shares of Common Stock.

NET LOSS. During the 2004 period the net loss increased $2,189,787 or 40% from 3,316,500 to $5,506,287 as the result of gross profit generated on the film ($50,000), higher operating expenses ($183,175), higher interest costs ($613,005), lower amortization of un earned financing costs ($251,230), higher amortization of deferred financing costs ($78,427) and the non-cash gain recorded as a result of the law suit settlement in the 2003 period ($1,474,000).

LIQUIDITY AND CAPITAL RESOURCES

Cash balances totaled $352,391 as of April 30, 2005 compared to $127,811 at October 31, 2004. As discussed below, in May 2005, we raised net proceeds of approximately $3.11 million from the private placement of our Series 05-01 Convertible Debentures.

Net cash used in operating activities was $816,866 for the six months ended April 30, 2005 compared to $1,036,843 for the same period in 2004. The decrease in cash used by operations is primarily attributable to lower net loss during the six months ended April 30, 2005 as compared to the six months ended April 30, 2004.

Net cash used in investing activities for the six months ended April 30, 2005 was $0 compared to $95,000 for the six months ended April 30, 2004. Net cash used in investing activities was primarily the result of acquisition of license of $95,000 in 2004.

Net cash provided by financing activities was $1,041,446 for the six-months ended April 30, 2005. This compares to $834,925 for the six months ended April 30, 2004. Cash provided by financing activities during the first six months of 2005 and 2004 primarily consisted of proceeds from issuance of Common Stock, proceeds from issuance of notes payable, convertible notes payable, and convertible debentures.

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

Since inception, we have funded our operations primarily through the sale of our Common Stock and debt securities. Our recent financings are discussed below.

In May 2005, we sold $3,500,000 aggregate principal amount of our Series 05-01 Convertible Debentures and Class A Warrants and Class B Warrants, receiving net proceeds of approximately $3.11 million after the payment of offering related fees and expenses. We used a portion of those funds to repay the principal and accrued interest on five notes payable and two convertible notes payable aggregating $1,135,251 in principal. See "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS - 7% SENIOR SECURED CONVERTIBLE DEBENTURES SERIES 05-01".

The Series 05-01 Convertible Debentures are, among other things, convertible into shares of our Common Stock at a beneficial conversion rate. The combined value allocated to the beneficial conversion feature and warrants issued to the purchasers of the Series 05-01 Convertible Debentures will approximate $3.5 million. Accordingly, we will record a debt discount of $3.5 million in our quarter ended July 31, 2005 and such amount will be charged to interest expense over the term of the debentures.

In September 2004, we entered into a loan agreement with an institutional investor/stockholder pursuant to which we borrowed $250,000, receiving net proceeds of $220,000 after payment of transaction related fees and expenses. The principal amount of the loan and any accrued and unpaid interest was originally due and payable on March 24, 2005 and was subsequently extended to May 31, 2005. The outstanding principal and accrued interest on this loan was repaid in May from the proceeds of the sale of our Series 05-01 Convertible Debentures.

In December 2004, we entered into a loan agreement with an institutional investor pursuant to which we borrowed $300,000, receiving net proceeds of $267,000 after payment of transaction related fees and expenses. The outstanding principal and accrued interest on this loan was repaid in May from the proceeds of the sale of our Series 05-01 Convertible Debentures.

In December 2003 and in April and May 2004, we raised net proceeds of approximately $888,650 from the private placement to certain private and institutional investors of our Series 03-2 Convertible Debentures.

In April 2005, we entered into the Exchange Agreement with Zaiq,, pursuant to which we issued to Zaiq 4,651,163 shares of Common Stock and a promissory note in the principal amount of $2,392,000 in exchange for the surrender by Zaiq of 3,192 shares of our Series B Preferred Stock. We issued the Series B Preferred Stock to Zaiq pursuant to a Receivables Purchase and Stock Transfer Restriction Agreement dated as of April 17, 2002. These shares had an aggregate liquidation preference of $3,192,000, constituted all of the Series B Preferred Stock issued and outstanding as of the date of the Exchange Agreement, and were cancelled upon the closing of the Exchange Agreement. The fair value of the Common Stock and promissory note on the closing date was determined to be less than the aggregate liquidation preference of the Series B Preferred Stock and accordingly a gain of $55,814 was recognized during the three months ended April 30, 2005. See "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS - SERIES B PREFERRED STOCK EXCHANGE AGREEMENT".

The Exchange Agreement provides that, subject to certain exceptions, in the event of any Below Market Issuance, we will issue to Zaiq additional shares of Common Stock in an amount that is determined in accordance with a formula that takes into consideration both the number of shares of common stock or other securities issued and the total consideration received by us in the Below Market Issuance. During the three months ended April 30, 2005, a Below Market Issuance occurred and we issued to Zaiq Additional Common Shares having a fair value of approximately $5,000. See "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS - SERIES B PREFERRED STOCK EXCHANGE AGREEMENT".

We believe that following the closing of private placement of our Series 05-01 Convertible Debentures, our existing cash resources will be sufficient to meet our obligations as they come due through the second fiscal quarter of 2006. However, such resources may not be sufficient to support new product development or unforeseen contingencies. At the present time, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all. Our auditors have included a "going concern" qualification in their auditors' report for the year ended October 31, 2004. Such a "going concern" modification may make it more difficult for us to raise funds when needed.

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Additional equity financings may be dilutive to holders of our Common Stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business.


From May 1, 2005 to July 19, 2005, the we issued 1,646,611 shares of Common Stock for converted debentures and interest valued at $246,992.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2005, the Securities and Exchange Commission issued release number 33-8568, REGARDING THE COMPLIANCE
DATE FOR STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 (REVISED 2004), SHARE BASED PAYMENT. This release delays the date for compliance with Statement of Financial Accounting Standards No. 123 (Revised 2004), SHARE BASED PAYMENT ("Statement 123R") to the registrant's first interim or annual reporting period beginning on or after December 15, 2005. Statement 123R requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, and no longer allows companies to apply the intrinsic value based method of accounting for stock compensation described in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. In accordance with this amendment, the Company will adopt SFAS No. 123R as of the beginning of the Company's interim reporting period that begins on November 1, 2005. The transitional provisions of SFAS 123R is not expected to have a material effect on the Company's consolidated financial position or results of operations as substantially all outstanding equity instruments are expected to vest on or prior to January 31, 2006. The Company will utilize the fair value method for any future instruments after the implementation date.

In June 2005, the Financial Accounting Standards Board published Statement of Financial Accounting Standards No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS. SFAS 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces Accounting Principles Bulletin No. 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. The requirements in SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company will apply these requirements to any accounting changes after the implementation date.


                                    BUSINESS.

GENERAL

New Visual Corporation is developing advanced transmission technology to enable data to be transmitted across copper telephone wire at speeds and over distances that exceeds those offered by leading DSL technology providers. We intend to market this novel technology to leading equipment makers in the telecommunications industry. Our Semiconductor Technologies are being designed to substantially increase the capacity of existing copper telephone networks, allowing telephone companies to provide enhanced video, data and voice services over the existing copper telecommunications infrastructure.

Through our wholly-owned subsidiary, NV Technology, we intend to design, develop, manufacture and license semiconductor hardware and software products based upon our Semiconductor Technologies. We believe that system-level products that use this set of technologies will have a significant advantage over existing system-level products that use existing broadband technologies, such as DSL, by providing faster transmission speed capability and by increasing the transmission distance capability. We are currently in the process of completing the development of a commercial beta version of the chipset containing our Semiconductor Technologies for use and evaluation by prospective customers.

Through our wholly owned subsidiary, NV Entertainment, in the year ended October 31, 2003 we began recognizing revenues from the hit feature-length documentary, STEP INTO LIQUID (the "Film"). According to its distributor, the Film has grossed $3.7 million in box office receipts since its domestic theatrical release in August 2003. Since April 2004 it has been, and now remains, in wide DVD release domestically, grossing approximately $14 million in sales and rentals. The Film is currently in theatrical distribution internationally.

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We recorded revenues of $287,570 and $16,198 for, respectively, the year ended
October 31, 2004 and the six months ended April 30, 2005 and, from its release through April 30, 2005, have recorded total revenues of $683,748, representing guaranteed and license payments and foreign distribution fees from our Film. We incurred net losses of $5,506,287 and $2,162,569 for, respectively, the year ended October 31, 2004 and the six months ended April 30, 2005.

OUR TELECOMMUNICATIONS BUSINESS

THE BROADBAND BOTTLENECK

In recent years, demand has increased significantly for high-speed access to multimedia information and entertainment content. Telephone companies satisfy this demand by offering a mix of voice, video and data services to homes and small businesses. Both consumers and businesses are increasingly seeking high-speed broadband access in order to take advantage of the dramatic growth of the Internet and increased use of the World Wide Web for communicating and accessing information, e-commerce, and bandwidth-intensive applications such as video-conferencing, gaming, data-mining, image processing, distance learning, streaming audio/video, multimedia broadcasting and telecommuting and networking between branch offices. Rapid growth in the number of Internet users and the amount of bandwidth that each user requires has created bottlenecks on existing communications networks, especially over the "last mile" of the legacy communications infrastructure. The "last mile" generally refers to the connection between the edge of the high-capacity telephone network and the device or premises of the end user. Generally speaking, the "last mile challenge" refers to the bottleneck that occurs where the high-speed capability of the fiber optic network meets the low-speed capacity of the local copper-based network.

As the volume of traffic has increased, consumers have become increasingly frustrated with the performance of telephone dial-up connections that are typically limited to data rates of 28.8 kilobits per second ("kbps") to 56 kbps. At the same time, network providers and content developers are offering more and more data-intensive applications, driving demand for bandwidth. Businesses also are seeking faster access to broadband content as the convergence of voice, video and data, and increasing volumes of electronic traffic, have placed new demands on existing technologies and infrastructures.

In response to the challenge to provide high-speed access for both consumers and businesses, telephone companies and other telecommunications service providers have been upgrading their networks so as to significantly increase data transmission speeds beyond the 56 kbps capacity. Nonetheless, given the nature of the copper based networks, the increased data transmission speeds do not approach those needed to address the burgeoning demand. Our Semiconductor Technologies are designed to increase data transmission speeds on the existing telephone network system to satisfy this demand.

BROADBAND OPPORTUNITIES OVER METALLIC MEDIA

We believe the value of the existing telephone wire network is directly related to the amount of bandwidth at its disposal. We also believe there are substantial business opportunities for companies that can develop technologies that increase the bandwidth of this network, enabling telephone network operators to increase their offering of services and reduce the cost of network upgrades. Worldwide, this network contains over 950 million copper lines, and currently delivers to end users most of the world's telephone traffic and much of its broadband access. Virtually every home and business in the United States is served with an existing copper wire connection.

But the existing copper wire connections were not engineered by telephone companies to support high speed data. Originally buried in the ground or strung on aerial cables to only carry voice calls, these wires are ill-suited to carrying high speed data. This lack of suitability has been the largest driving force behind the telephone companies' recent capital investments in new fiber optic and wireless "last mile" networks. We believe that the existing worldwide copper wire base offers significant advantages over these alternative networks as a medium for providing broadband access, and that when telephone companies adopt our technologies they will enjoy these benefits:

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

LOW COST DEPLOYMENT. First, these solutions enable the service provider to leverage a huge existing infrastructure, avoiding the high costs associated with replacing the local loop with fiber, laying new cable or upgrading existing cable connections, or deploying relatively new wireless or satellite communications technologies. Because our technologies use the existing local loop, they can be less expensive to deploy than other high-speed data transmission technologies.

LIMITED SERVICE DEGRADATION AND IMPROVED SECURITY OVER ALTERNATIVE TECHNOLOGIES. In contrast to cable delivery systems, our technology is a point-to-point technology that connects the end user to the service provider's central office or to an intermediate hub over copper telephone wire. Our technology therefore does not encounter service degradation as other subscribers are added to the system, and also allows a higher level of security. Alternative technologies, such as cable, are shared systems and may suffer degradation and increased security risk as the number of end users on the system increases.

RAPID DEPLOYMENT. Because virtually every home and business in the United States, and many throughout the world, have installed copper telephone wire connections, copper wire-based broadband solutions can be rapidly deployed to a large number of potential end users.

NV TECHNOLOGY'S SOLUTION

We are developing an advanced transmission technology to enable data to be transmitted across copper telephone wire at faster speeds and over greater distances than is presently offered by leading DSL technology providers. Our technology, using the name Embarq(TM), offers significant improvements over existing broadband technologies by optimizing the bandwidth used and taking advantage of dynamic changes in the available signal to noise ratio ("SNR"). Bandwidth is maximized by dynamically operating as close as possible to the available bandwidth, specifically by taking advantage of dynamic improvements in the SNR. Telephone wiring has a static, known function of attenuation versus frequency, while there are dynamic characteristics that present both significant and exploitable dynamic changes during transmission. The NV Technology solution takes advantage of these exploitable characteristics, resulting in dramatically improved achievable throughput.

THE TECHNOLOGY UNDERLYING OUR PROPOSED SOLUTION

In April 2002, we entered into a development and license agreement with Adaptive Networks, Inc. ("Adaptive") to acquire a worldwide, perpetual license to Adaptive's Powerstream (TM) technology, intellectual property, and patent portfolio for use in products relating to all applications in the field of the copper telephone wire telecommunications network. Adaptive is engaged in the research, development and sales of silicon embedded networking technology of use in wiring environments. Powerstream(TM) technology refers to technologies that enable data transmission across wiring infrastructures inside buildings. Under our agreement with Adaptive, we have rights to 11 patents pertaining to methodologies for modifying data in order to transmit it more efficiently on metallic media. The licensed technology provides the core technology for our Semiconductor Technologies.

In addition to the licensed technology, NV Technology and Adaptive have also jointly developed technology and intellectual property that enhances the licensed technology. Under our agreement with Adaptive, we co-own two patents pertaining to these enhancements. Together, the licensed and co-developed technologies and intellectual property form our Semiconductor Technologies.

In consideration of the granting of these licenses and other intellectual property rights and the services provided to us to date, we remitted to Adaptive aggregate consideration of $5,571,000. This amount represents all payments for development that we are required to make to Adaptive. For both the licensed and the co-owned technologies and intellectual property, Adaptive was entitled to a percentage of any net sales of products sold by us and any license revenue we receive, less the first $5 million that would otherwise be payable to them under this royalty arrangement.

In March 2004, we entered into an agreement with HelloSoft, Inc. ("HelloSoft") pursuant to which HelloSoft agreed to provide services to us from time to time at our request on terms to be mutually agreed upon.

In October 2004, we amended our agreement with HelloSoft. Under the amendment, which represented our first request for HelloSoft to provide services pursuant to the March 2004 agreement. HelloSoft agreed to provide development services relating to our Semiconductor Technologies. In consideration for those services, we agreed to pay to HelloSoft $185,000, half of which is to be paid in shares of Common Stock, at a 25% discount from the per share closing price of the Common


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

Stock on the day of the commencement of services and the other half of which is to be paid in cash, periodically, upon completion by HelloSoft of specified milestones and our acceptance thereof. HelloSoft has assigned to us the rights to any improvements, developments, discoveries or other inventions that may be generated by HelloSoft in its performance of the services to be provided under the amendment.

In November 2004 we amended and restated our agreement with Adaptive. Under the amended and restated agreement, we accepted from Adaptive final delivery of the source code, the intellectual property rights related thereto and other materials related to the technologies that were to be developed by Adaptive. The amended agreement provides that we and Adaptive will jointly own the rights to any improvements, developments, discoveries or other inventions that are developed under our agreement with HelloSoft and that the first $5 million of royalties payable by us to Adaptive from proceeds of the sale or license of the Semiconductor Technologies are to be offset by a credit in the same amount.

STATUS OF OUR PROPOSED SOLUTION

In December 2002, we completed the demonstration of the Semiconductor Technologies with a leading telephone company and a select target customer. In the demonstration, equipment enhanced by our Semiconductor Technologies achieved data speeds of 100 megabits per second. We believe that these results demonstrate the viability of delivering data intensive applications over existing telephone copper wiring infrastructure enhanced by our Semiconductor Technologies with limited significant service degradation and improved security and at a substantial savings from broadband solutions currently commercially available. No assurance can be provided that the results achieved in this demonstration can be reproduced or surpassed in the beta or commercial versions of our chipset or that, even if such results are reproduced or surpassed, that telephone equipment providers will include our chipset in their product offerings or ultimately deploy any product containing our chipset. See "RISKS ASSOCIATED WITH OUR BUSINESS"

At the present time, we are working to complete a commercially deployable version of the chipset containing the Semiconductor Technologies. This process involves several steps. Initially, we will need to complete a beta version of the chipset of the Semiconductor Technologies for evaluation by potential customers and industry partners. We plan to present this beta version to a select base of potential customers and equipment providers for use in limited deployments. Once this stage is completed, we intend to complete a version that can be commercially deployed. We believe that the process of commercialization will entail extensive field testing and pilot deployments with selected telecommunications equipment providers to arrive at a commercially deployable version. We believe that our existing cash resources will be sufficient to complete the design and testing and begin the commercialization of our Semiconductor Technologies. However, the complexity of the Semiconductor Technologies could result in unforeseen delays or expenses in the commercialization process resulting in the need for us to raise additional funds. We presently do not have any commitments for any additional funds. No assurance can be provided that we will be able to raise any needed funds on financially acceptable terms or at all. Moreover, even if we are able to raise any additional necessary funds, there can be no assurance that we will be able to successfully commercialize the Semiconductor Technologies. We also presently have no agreements for any of the pilot deployment or extensive field testing that we anticipate will precede the completion of a commercially deployable version of the Semiconductor Technologies. See "RISKS ASSOCIATED WITH OUR BUSINESS."

COMPETITION

The market for high-speed telecommunications products is highly competitive, and we expect that it will become increasingly competitive in the future. Our competitors, including Broadcom, Centillium, Conexant, Ikanos Communications, Infineon Technologies, Metalink, ST Micro, Texas Instruments and others, have developed and are currently marketing technologies that also address the existing technical impediments of using existing copper networks as broadband options or are otherwise substantially similar to our Semiconductor Technologies. Our competitors include some of the largest, most successful domestic and international telecommunications companies and other companies with well-established reputations in the broadband telecommunications industry. Our competitors possess substantially greater name recognition, financial, sales and marketing, manufacturing, technical, personnel, and other resources than we have. These competitors may also have pre-existing relationships with our potential customers. These competitors may compete effectively with us because in addition to the above-listed factors, they more quickly introduce new technologies, more rapidly or effectively address customer requirements or devote greater resources to the promotion and sale of their products than we do. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so. In all of our target markets, we also may face competition from newly established competitors, suppliers of products based on new or emerging technologies, and customers who choose to develop wire based solutions that are functionally similar to our Semiconductor Technologies.

We believe we will be able to compete with these companies because our Semiconductor Technologies are designed to increase the data transfer rates of broadband transmission over copper telephone wire at rates not yet achieved by competing wire based technologies.

Although we believe we will be able to compete based on the special features of our Semiconductor Technologies, products containing these technologies will incorporate new concepts and may not be successful even if they are superior to those of our competitors. In addition to facing competition from providers of DSL-based products, the Semiconductor Technologies will compete with products using other broadband technologies, such as cable modems, wireless, satellite, and fiber optic telecommunications technology. Commercial acceptance of any one of these competing solutions could decrease demand for our Semiconductor Technologies.

We also face competition from new technologies that are currently under development that may result in new competitors entering the market with products that may make ours obsolete. We cannot entirely predict the competitive impact of these new technologies and competitors.

PROPRIETARY RIGHTS

We currently rely on a combination of trade secret, patent, copyright and trademark law, as well as non-disclosure agreements and invention-assignment agreements, to protect the technologies used in the Semiconductor Technologies and other proprietary information. However, such methods may not afford complete protection and there can be no assurance that other competitors will not independently develop such processes, concepts, ideas and documentation. We have filed a provisional patent application in the United States ("U.S.") with respect to the different applications on how data is transmitted and received on metallic transmission media. In addition, certain of the technologies included in the Semiconductor Technologies were invented or are owned by Adaptive. New Visual Corporation is the licensee of the technologies under patents held by Adaptive, through licenses that generally remain in effect for the life of the applicable patent. Adaptive generally maintains, at its expense, U.S. and foreign patent rights with respect to both the licensed technology and its own technology and files and/or prosecutes the relevant patent applications in the U.S. and foreign countries. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop our competitive position. Our policy is to protect our technology by, among other things, filing, or requiring the applicable licensor to file, patent applications for technology that we consider important to the development of our business. We intend to file additional patent applications, when appropriate, relating to our technology, improvements to its technology, and to specific products we develop.

Our policy is to require our employees, consultants, other advisors, as well as software design collaborators, to execute confidentiality agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for trade secrets in the event of unauthorized use or disclosure of such information.

MANUFACTURING AND SUPPLIERS

We intend to contract with third party manufacturers to produce products utilizing our Semiconductor Technologies and will rely on third party suppliers to obtain the raw materials essential to our products' production. Manufacturing of products utilizing the Semiconductor Technologies will be a complex process and we cannot assure you that we will not experience production problems or delays. Any interruption in operations could materially and adversely affect our business and operating results.

There may be a limited number of suppliers of some of the components necessary for the manufacture of products utilizing the Semiconductor Technologies. The reliance on a limited number of suppliers, particularly if such suppliers are foreign, poses several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing, quality and timely delivery of components. We cannot assure you that we will be able to obtain adequate supplies of raw materials. Certain key components of the Semiconductor Technologies may involve long lead times, and in the event of an unanticipated increase in the demand for our products, we could be unable to manufacture certain products in a quantity sufficient to satisfy potential demand. If we cannot obtain adequate deliveries of key components, we may be unable to ship products on a timely basis. Delays in shipment could damage our relationships with customers and could harm our business and operating results.

GOVERNMENT REGULATION

The Semiconductor Technologies is subject to extensive regulation by each country and in the US by federal and state agencies, including the Federal Communications Commission (the "FCC"), and various state public utility and service commissions. There are some regulations pertaining to the use of the available bandwidth spectrum at present that have been interpreted by our target customers as discouraging to the technical innovations that we are bringing to market, though we do not believe this to be the case. Further, regulations affecting the availability of broadband access services generally, the terms under which telecommunications service providers conduct their business, and the competitive environment among service providers, for example, could have a negative impact on our business.

OUR FILM

In April 2000, we entered into a joint venture production agreement to produce a feature length surfing documentary for theatrical distribution marketed under the name STEP INTO LIQUID. We are a fifty-percent owner of Top Secret Productions, LLC, and producer of the Film. Artisan Pictures, which has now been acquired by Lions Gate Entertainment ("LGE") is distributing the Film in the United States and Canada. The co-production agreement includes a substantial print and advertising promotional commitment for the theatrical release, distribution fees, performance-driven minimum guarantees for the theatrical and video/DVD releases, a modest cash advance and a 10-year license. Under the terms of our joint venture, we agreed to finance the production of the Film for up to $2,250,000. We will receive all distributable proceeds generated by the Film until we recover 100% of our initial investment. After we recoup our investment in the venture, 50% of the net profits generated by the Film will be paid to us.

The Film opened its theatrical run in Hawaii, New York and Los Angeles on August 8, 2003 and played in more than 100 theaters across the United States during its 5-month domestic theatrical run. According to the Film's distributor, the gross per theater average for the opening weekend was more than $27,000, which ranked the Film among the best performing independent films of 2003 in terms of opening weekend gross per theater average (as reported on boxofficemojo.com). According to the Film's distributor, the estimated cumulative total box office revenues for the Film's domestic theatrical run, generated by widening the release to more theaters, amounted to approximately $3,681,000.

The Film opened its DVD distribution domestically in April 2004. According to LGE, in excess of 200,000 units, net of returns, have been sold. Based on the suggested retail price and also on the rental revenues (as reported on boxofficemojo.com), the DVD has grossed over $14 million. The film was shown on Showtime cable channel as a pay-per-view offering. The combined domestic theatrical, pay-per-view and DVD gross revenues are in excess of $17 million.

Additional international guarantee fees received as of October 31, 2004 amounted to approximately $165,000.

We recorded revenues of $287,570 in respect of the Film in the fiscal year ended October 31, 2004 and, from its release through April 30, 2005, we have recognized total revenues of $683,748 in respect of the Film.. In January 2005, the Film's distributor informed us that the actual expenses it had incurred in connection with the

Film's distribution were higher than originally estimated and the actual revenues from the sale and rental of DVDs was lower than originally estimated. Based on this updated information', we determined that our projected cash flows were not sufficient to recover our remaining investment of $2,056,000 in the Film " and therefore recorded an impairment charge of $977,779 during the quarter ended October 31, 2004 and reduced the carrying value of the Film in distribution to $1,021,722. Based upon information received from the Film's distributor in July 2005, during the three months ending July 31, 2005 we will record an impairment charge of $1,009,777 and reduce the carrying value assigned to Film In Distribution to $0. The impairment charge was due to higher than expected distribution costs and lower than expected sales and average retail seller price for the DVD. Our belief as to the recoverability in the future of our remaining investment in the Film is based on information primarily provided by the Film's distributors. This includes estimates of the Film's future DVD sales, and also estimates from the various distributors in each country that the Film is in release. The DVD was released domestically in April 2004 and the cable TV release occurred in October 2004. Foreign theatrical distribution began in Australia and New Zealand in January 2004 and will continue throughout 2005 in Japan, Brazil, Norway and Sweden. While management believes that the assumptions underlying its beliefs are reasonable, no assurance can be given that in fact these beliefs will prove correct. See "RISKS ASSOCIATED WITH OUR BUSINESS".


RESEARCH & DEVELOPMENT

The Company out-sources all of its development activities with respect to our Semiconductor Technologies to independent third party developers. During fiscal years 2004 and 2003 we expended $92,500 and $117,901, respectively, on research and development with respect to the work on the beta version of our Semiconductor Technologies.

OUR EMPLOYEES

We currently have three full-time employees. We may, from time to time, supplement our regular work force as necessary with temporary and contract personnel. None of our employees are represented by a labor union.

We anticipate that we will need to retain additional employees and other personnel in order to achieve the commercialization of our Semiconductor Technologies. The retention of additional employees is subject to our raising additional capital.

Our future performance depends highly upon the continued service of the senior members of our management team.

We believe that our future success will also depend upon our continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel. Hiring for such personnel is competitive, and there can be no assurance that we will be able to retain our key employees or attract, assimilate or retain the qualified personnel necessary for the development of our business.

                             DESCRIPTION OF PROPERTY

We do not own any real property. Our corporate headquarters are located at 305 NE 102nd Ave, Portland Oregon. The premises are occupied under a three-year lease that commenced on April 1, 2005. The current monthly rental under the lease is $1,725.

                                LEGAL PROCEEDINGS
We have been served with the following three summonses and complaints, each filed on July 26, 2004 in the Superior Court of California (San Diego County):

Gerald Handler, Trustee of the Gerald and Judith Handler Trust v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100; Gerald Handler, Trustee of the Handler Children Trust v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100; and Wayne Lill Jr., Trustee of the Wayne Lill Trust dated 12-22-99 v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100. Each complaint relates to a convertible promissory note issued by us in December 2001 and payable, according to its terms, out of film distributions that we receive. Each complaint alleges, among other things: that we have failed to pay the amount due and owing under the convertible promissory note issued to the plaintiff despite demands for payment; that our management has acted to forestall payments to our creditors, including the plaintiff; and that we fraudulently induced the plaintiff to enter into the convertible promissory note. The plaintiffs are seeking: money damages in the aggregate amount of $375,000, plus interest; an accounting; an order compelling the conveyance of monies to the plaintiffs and punitive damages.

The three complaints filed on July 26th were dismissed without prejudice on August 11, 2004.

We have been served with the following additional summons and complaint, filed on July 30, 2004 in the Superior Court of California (San Diego County): Gerald Handler, Trustee of the Gerald and Judith Handler Trust and Trustee of the Handler Children Trust, and Wayne Lill Jr., Trustee of the Wayne Lill Trust dated 12-22-99 v. New Visual Corporation, New Visual Entertainment, Inc., Top Secret Productions, LLC and Does 1 through 20. The complaint makes substantially the same allegations as set forth in the complaints described above and seeks money damages in the aggregate of amount of $375,000, plus interest; an order avoiding alleged fraudulent transfers; an injunction against disposition of allegedly fraudulently transferred monies; the appointment of a receiver; a writ of attachment and imposition of a constructive trust.

According to their terms, each of the convertible promissory notes underlying these claims becomes due and payable upon our receipt of a specified amount of distributions from our Film and is payable out of those distributions that we have actually received. The convertible promissory notes underlying these claims were converted by the plaintiffs into shares of our common stock in March 2002.

We filed an answer to the complaints filed on July 30, 2004, denying all allegations. Additionally, we were successful in our opposition to the plaintiffs' attempt to seek attachment.


In July 2005, the complaints were dismissed with prejudice upon the issuance in favor of the plaintiffs of an irrevocable letter of credit in the maximum amount of $300,000 by a non-related third party. The Company has no reimbursement obligation with respect to the letter of credit.



               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The names, ages and positions of our directors, executive officers and key employees are as follows:


         NAME                  AGE           POSITION
         ----                  ---           --------

         Brad Ketch            42      President, Chief Executive Officer,
                                       Principal Financial Officer and Director

         Ray Willenberg, Jr.   53      Chairman of the Board and Executive Vice
                                       President

         Bruce Brown           65      Director

         Thomas J. Cooper      55      Director

         Jack L. Peckham       63      Director

The business experience, principal occupations and employment, as well as the periods of service, of each of our directors and executive officers during at least the last five years are set forth below.

BRAD KETCH. Mr. Ketch has served the Company in various roles since March 2002. In March 2002, Mr. Ketch became a consultant with us on our broadband technology and served in that capacity until July 2002, when he became our Chief Marketing Officer. He has served as our President and Chief Executive Officer, as well as a director, since December 2002. With over 18 years experience creating shareholder value through broadband telecommunications products and services, Mr. Ketch, from October 2001 to March 2002, served as CEO of Kentrox LLC, a manufacturer and marketer of data networking equipment. At Kentrox, Mr. Ketch was responsible for a company with 260 employees and $90 million in annual revenues. From January 2001 to October 2001 Mr. Ketch implemented strategic plans for telecom service providers and equipment manufacturers through his telecommunications consulting company, Brad Ketch & Associates, of which he was founder and President. From February 1999 to January 2001 he was Senior Vice President of Sales and Marketing for HyperEdge Corporation, a company he co-founded. HyperEdge acquired and integrated broadband access equipment manufacturers to further enable service providers to deliver broadband access to the "Last Mile." From August 1997 through February 1999, Mr. Ketch implemented strategic business and technical plans for competitive local exchange carrier network access and created products targeted at the incumbent local exchange carrier market as a consultant to various telecommunications companies as a consultant with Brad Ketch & Associates. Prior to August 1997 he served in various capacities at Nortel, Advanced Fibre Communications and Cincinnati Bell. Mr. Ketch has a Bachelor of Arts degree in Economics from Wheaton College and a MBA from Northwestern University.

RAY WILLENBERG, JR. Mr. Willenberg served as our President, Chief Executive Officer and Chairman of the Board from April 1997 to March 2002, and was elected a director in October 1996. Mr. Willenberg joined us as Vice President and corporate Secretary in 1996. He currently serves as our Executive Vice President and Chairman of the Board of Directors. From 1972 to 1995, Mr. Willenberg was Chief Executive Officer of Mesa Mortgage Company in San Diego, California.

BRUCE BROWN. Mr. Brown has served as a director of the Company since June 2000. Over the past 30 years, Mr. Brown has been an independent director and producer of motion pictures. He was nominated for an Academy Award in 1971 for directing "ON ANY SUNDAY," a motorcycle adventure film starring Steve McQueen. Mr. Brown has earned worldwide distinction as the director and producer of the first of its kind documentary, "ENDLESS SUMMER," which is the second highest grossing documentary film of all time. Its sequel, "ENDLESS SUMMER 2," also directed by Mr. Brown, grossed more than $10 million in its first year of theatrical distribution. Mr. Brown has collaborated with us to produce "STEP INTO LIQUID," a new surfing adventure film for mainstream theatrical release. Mr. Brown's other movie credits include "SLIPPERY WHEN WET," "SURFIN' SHORTS," "SURF CRAZY," "SURFIN' HOLLOW DAYS," "BAREFOOT ADVENTURE" and "WATERLOGGED."

THOMAS J. COOPER. Mr. Cooper has served as a member of our board of directors since March 2002. From June 1 to December 2, 2002, Mr. Cooper served as our President and Chief Executive Officer. Mr. Cooper has been engaged in the development, creation and management of global sales and marketing platforms for businesses operating in the areas of high technology, real estate, office automation, and telecommunications for the past 30 years. Mr. Cooper is currently the Senior Vice President of Sales and Marketing of Artimi, Inc. a fabless semiconductor firm based in Santa Clara, California serving new markets with Ultra Wideband wireless technology and products. From 1994 to 2002, Mr. Cooper served in various high-ranking positions at Conexant (formerly Virata), most recently as Senior Vice President, Corporate Development (from July 1999 to February 2002), where he was responsible for the development and implementation of long range growth strategies, including defining global partnership initiatives; identifying potential acquisition and joint venture candidates; and directing strategic investment of corporate capital into select ventures in which the company acquired minority stakes. From 1994 until 1999, Mr. Cooper served as Virata's Senior Vice President, Worldwide Sales and Marketing, where he oversaw all aspects of the company's product sales and marketing, corporate marketing/communications and public relations. During his tenure, Virata grew its revenues from $8.9 million in 1998, $9.3 million in 1999, and $21.8 million in 2000, to over $120 million in 2001.

JACK L. PECKHAM. Mr. Peckham has served as a director of the Company since March 2005. Mr. Peckham is a founder and director of Heritage Commerce Corp in San Jose, California and serves on its audit and compensation committees. He is currently the Chairman and Chief Executive Officer of Broadband Graphics, a company which owns and licenses intellectual property in the areas of video and desktop computing. From 1985 to 1998, Mr. Peckham held various positions at Atmel Corporation, retiring as its General Manager. Mr. Peckham received a Master of Arts and a Bachelor of Arts in finance and marketing from Burdette College in Boston.

BOARD OF DIRECTORS; ELECTION OF OFFICERS

All directors hold office until the next annual meeting of shareholders and until their successors is duly elected and qualified. Any vacancy occurring in the Board of Directors may be filled by the shareholders, the Board of Directors, or if the Directors remaining in office constitute less than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of the Directors remaining in office. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. Any directorship filled by reason of an increase in the number of directors shall expire at the next shareholders' meeting in which directors are elected, unless the vacancy is filled by the shareholders, in which case the term shall expire on the later of (i) the next meeting of the shareholders or (ii) the term designated for the director at the time of creation of the position being filled.

Our executive officers are elected by and serve at the pleasure of our Board of Directors.

                             EXECUTIVE COMPENSATION

The following table sets forth all compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and to all other executive officers serving as such at the end of 2004 whose salary and bonus exceeded $100,000 for the year ended October 31, 2004 or who, as of October 31, 2004, was being paid a salary at a rate of $100,000 per year.


                                   Summary Compensation Table

                                                                     Restricted    Securities
Name and Principal                                   Other Annual      Stock       Underlying
Position(s)                 Year       Salary        Compensation     Award(s)      Options
---------------------       ----     -----------     ------------    ----------    ------------
Brad Ketch                  2004     $  204,620(2)    $     --         86,667(3)            --
President and               2003        225,833(4)          --           --          1,500,000
Chief Executive             2002         60,000             --           --            455,000
Officer(and Principal
Financial Officer) (1)

Ray Willenberg, Jr.         2004        157,417(6)          --        176,667(7)            --
Chairman of the Board       2003        177,694(8)          --           --                 --
Executive Vice President    2002        258,406(9)          --           --            350,000
and former Chief
Executive Officer(5)

C. Rich Wilson III          2004         45,215             --         76,667               --
Former Vice                 2003        156,083             --           --                 --
President and               2002        166,329(11)      91,875(12)      --            600,000
Secretary (10)

Thomas J. Sweeney           2004         16,674             --           --                 --
Former Chief                2003        129,848             --           --                 --
Financial Officer (13)      2002        133,455(14)         --           --                 --

(1) Mr. Ketch was appointed Chief Executive Office on December 2, 2002.
(2) Does not include $45,380 in earned, but deferred payroll unpaid as October 31, 2004.
(3) In December 2003, Mr. Ketch received 40,000 shares of our Common Stock in lieu of $10,000 of deferred payroll. In March 2004, Mr. Ketch received 333,333 shares of our Common Stock valued at $76,333 as a performance bonus.
(4) Does not include $43,000 in earned, but deferred payroll unpaid as October 31, 2003.
(5) Mr. Willenberg served as our President and Chief Executive Officer until June 1, 2002, whereupon he resigned from such position and became our Executive Vice President.
(6) Includes $12,375 in bonuses paid Mr. Willenberg per his employment agreement. Does not include $29,958 in earned, but deferred payroll unpaid as of October 31, 2004. The Company owed Mr. Willenberg $353,318 in unpaid commissions as of October 31, 2004.
(7) In December 2003, Mr. Willenberg received 400,000 shares of Common Stock in lieu of $100,000 of unpaid bonuses. In March 2004, Mr. Willenberg received 333,333 shares of our Common Stock valued at $76,333 as a performance bonus.
(8) Includes $28,106 in bonuses paid Mr. Willenberg per his employment agreement. Does not include $24,019 in earned, but deferred payroll unpaid as of October 31, 2003. The Company owed Mr. Willenberg $463,878 in unpaid bonuses as of October 31, 2003. (In December 2003, Mr. Willenberg received 400,000 shares of Common Stock in lieu of $100,000 of unpaid bonuses.)

(9) Includes $14,250 in earned, but deferred payroll unpaid as of October 31, 2002.
(10) Mr. Wilson served as Vice President and Secretary from April 2000 until his resignation on from all positions with the Company on December 31, 2003.
(11) Includes $29,999 in earned, but deferred payroll unpaid as of October 31, 2002.
(12) Represents the issuance to Mr. Wilson in February 2002 of 250,000 shares of Common Stock valued at $0.37 per share.
(13) Mr. Sweeney served as Chief Financial Officer until his resignation on December 12, 2003.
(14) Includes $13,514 in earned, but deferred payroll unpaid as of October 31, 2002.

In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of annual salary and bonuses for the named executive officers.

OPTION GRANTS IN THE LAST FISCAL YEAR

No stock options were granted to the named executive officers during the year ended October 31, 2004

AGGREGATE OPTIONS EXERCISED IN 2004 AND 2004 YEAR END OPTION VALUES

The named executive officers did not exercise any stock options during the year ended October 31, 2004. The following table sets forth information as of October 31, 2004 concerning options held by the named executive officers.


                                                    Number of Securities          Value of Unexercised
                                                    Underlying Unexercised        In-The-Money
                                                    Options at Fiscal Year End    Options at Fiscal Year End (1)
                                                    ---------------------------   ---------------------------
                      Shares
                      Acquired on
                      Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
                      ------------   ------------   -----------   -------------   -----------   -------------
Brad Ketch                    --              --     1,255,000         700,000     $      --       $      --
Ray Willenberg, Jr.           --              --     1,120,000              --            --              --
C. Rich Wilson III (2)        --              --       745,000              --            --              --

(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock $0.10 on October 31, 2004, as reported on the Over-The-Counter Market, no options were in-the-money.
(2) Mr. Wilson resigned from our employ on December 31, 2003.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

BRAD KETCH. On December 2, 2002, we entered into an employment agreement with Brad Ketch pursuant to which Mr. Ketch was retained as our Chief Executive Officer. The agreement entered into with Mr. Ketch in December 2002 replaced the agreements previously entered into with Mr. Ketch (and discussed below) pursuant to which he was retained in various other capacities. Mr. Ketch's current agreement with us began on December 2, 2002 for a three-year term and provided for Mr. Ketch to receive an initial base salary of $250,000, with an annual bonus to be paid at the discretion of the Board of Directors in either cash or stock. In addition, pursuant to the agreement Mr. Ketch was issued an option to purchase 1,500,000 shares of our Common Stock at a per share exercise price of $0.64 vesting in 12 quarterly installments of 125,000, beginning March 1, 2003. This option was cancelled in April 2005. See "Certain Relationships and Related Transactions - Brad Ketch".

Mr. Ketch's agreement provided that he may be terminated for "cause," as defined in his employment agreement. If Mr. Ketch is terminated without "cause" or left New Visual for "good reason," each as defined in the agreement, he will receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Ketch is terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he will receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

Prior to our entering into the agreement with Mr. Ketch retaining him as our Chief Executive Officer, we entered into several agreements with him during fiscal year 2002. In March 2002, we entered into a one-year consulting arrangement with Mr. Ketch, in which we retained Mr. Ketch to provide consulting and advisory services with respect to our technology for transmitting high speed data over extended ranges of copper telephone wire. Pursuant to this consulting agreement, we agreed to pay Mr. Ketch $15,000 per month and granted him an option to purchase 50,000 shares of our Common Stock at an exercise price of $1.02 per share, exercisable upon grant. This option was cancelled in April 2005. See "Certain Relationships and Related Transactions - Brad Ketch".

In July 2002, we entered into an employment agreement and a second stock option agreement with Mr. Ketch whereby he become our Chief Marketing Officer. This employment agreement, which was for a three year term, began on July 1, 2002, and provided for a base salary of $15,000 per month and an annual bonus to be paid at the discretion of the Board of directors in either cash or stock. Pursuant to this employment agreement, we issued Mr. Ketch an option to purchase 405,000 shares of Common Stock, of which 105,000 vested on the date of grant and the remainder vested quarterly, beginning on May 31, 2003, in equal amounts of 37,500 shares, at an exercise price of $1.09 per share. This option was cancelled in April 2005. See "Certain Relationships and Related Transactions - Brad Ketch".

RAY WILLENBERG, JR. On March 3, 2005, we entered into an employment agreement with Mr. Willenberg pursuant to which he continues to serve as our Executive Vice President for a term of three years commencing on March 23, 2005, subject to the earlier (i) the death or Disability (as defined in the employment agreement) of Mr. Willenberg; (ii) the termination of the agreement by either party without cause upon written notice; or (iii) termination of the agreement by us for Cause (as defined in the employment agreement).

Under this employment agreement, Mr. Willenberg is entitled to receive a commission on any equity or long-term debt financing we may obtain during the term of the agreement or the twelve month period after the termination thereof from any source introduced to us by Mr. Willenberg or as a result of Mr. Willenberg's personal efforts. Mr. Willenberg's commission will equal 6% of the aggregate annual proceeds of such financings up to $2 million; 5% of the aggregate annual proceeds of such financings in excess of $2 million and up to $5 million; and 4% of the aggregate annual proceeds of such financings in excess of $5 million. Mr. Willenberg is also entitled to be paid a bonus equal to the amount, if any, paid as a bonus to our Chief Executive Officer in connection with the successful commercialization of our technologies. Mr. Willenberg will not be paid a fixed salary for his service under the employment agreement.

Under this employment agreement, we granted Mr. Willenberg the right of first refusal to purchase our equity interest in Top Secret Productions, LLC in case of a bona fide third-party offer to purchase that interest or our determination to offer that interest for sale at a specified price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BRAD KETCH. In April 2005, we issued to Mr. Ketch 1,000,0000 shares of Common Stock and an option to purchase 7,000,000 shares of Common Stock at an exercise price of $0.17 per share, which is equal to the closing price of the Common Stock on the Over the Counter Bulletin Board on the date of grant. 1,000,000 of the shares for which the option may be exercised vest upon our consummation of a capital financing from which we receive gross proceeds of at least $3.5 million and 6,000,000 of the shares for which the option may be exercised vest upon our release of a beta version of our Semiconductor Technologies. We consummated a capital financing from which we received gross proceeds of $3.5 million in May 2005. In consideration of this issuance of shares and options, options issued to Mr. Ketch in March, July and December 2002 to purchase an aggregate of 1,955,000 shares of Common Stock were cancelled.

RAY WILLENBERG, JR. In March 2005, we issued in favor of Ray Willenberg, Jr., our Executive Vice President, a convertible promissory note in the principal amount of $383,910 (the "Convertible Promissory Note"). The Convertible Promissory Note was issued in evidence of our obligation to Mr. Willenberg for deferred compensation. The Convertible Promissory Note is payable in monthly installments, on the first day of each month, beginning on April 1, 2005. Each month, we shall pay to Mr. Willenberg an amount not less than the monthly base salary paid to our Chief Executive Officer; provided, however, that if we determine in our sole discretion that we have the financial resources available therefor we shall pay Mr. Willenberg up to $20,833 per month. The Convertible Promissory Note does not bear interest. The Convertible Promissory Note is convertible, at the option of the holder, at any time and from time to time, into shares of Common Stock at a conversion price per share equal to the closing price of the Common Stock on the Over-the-Counter Bulletin Board on the date of conversion. Mr. Willenberg is entitled to require us to use our best efforts to include any shares of Common Stock issued upon conversion of the Convertible Promissory Note in any registration statement covering the sale of Common Stock that we may file, subject to certain limitations. Mr. Willenberg may, at his discretion, consider the Convertible Promissory Note immediately due and payable and may immediately enforce any and all of his rights under the Convertible Promissory Note or any other rights or remedies afforded by law, upon the occurrence of certain events specified in the Convertible Promissory Note.

On March 3, 2005, we entered into an employment agreement with Mr. Willenberg pursuant to which he continues to serve as our Executive Vice President for a term of three years commencing on March 23, 2005, subject to the earlier (i) the death or Disability (as defined in the employment agreement) of Mr. Willenberg;
(ii) the termination of the agreement by either party without cause upon written notice; or (iii) termination of the agreement by us for Cause (as defined in the employment agreement).

Under this employment agreement, Mr. Willenberg is entitled to receive a commission on any equity or long-term debt financing we may obtain during the term of the agreement or the twelve month period after the termination thereof from any source introduced to us by Mr. Willenberg or as a result of Mr. Willenberg's personal efforts. Mr. Willenberg's commission will equal 6% of the aggregate annual proceeds of such financings up to $2 million; 5% of the aggregate annual proceeds of such financings in excess of $2 million and up to $5 million; and 4% of the aggregate annual proceeds of such financings in excess of $5 million. Mr. Willenberg is also entitled to be paid a bonus equal to the amount, if any, paid as a bonus to our Chief Executive Officer in connection with the successful commercialization of our technologies. Mr. Willenberg will not be paid a fixed salary for his service under the employment agreement.

Under this employment agreement, we granted Mr. Willenberg the right of first refusal to purchase our equity interest in Top Secret Productions, LLC in case of a bona fide third-party offer to purchase that interest or our determination to offer that interest for sale at a specified price.

In April 2005, we issued to Mr. Willenberg 1,000,000 shares of Common Stock and an option to purchase 7,000,000 shares of Common Stock at an exercise price of $0.17 per share, which is equal to the closing price of the Common Stock on the OTC Bulletin Board on the date of grant. 1,000,000 of the shares for which the option may be exercised vest upon our consummation of a capital financing from which we receive gross proceeds of at least $3.5 million and 6,000,000 of the shares for which the option may be exercised vest upon our release of a beta version of our Semiconductor Technologies. We consummated a capital financing from which we received gross proceeds of $3.5 million in May 2005. In consideration of this issuance of shares and options, options previously issued to Mr. Willenberg to purchase an aggregate of 370,000 shares of Common Stock were cancelled.

             BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS


The following table sets forth information as of July 19, 2005, concerning all persons known by us to own beneficially more than 5% of our Common Stock and concerning shares beneficially owned by each director and named executive officer and by all directors and executive officers as a group. Unless expressly indicated otherwise, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned. The address for each of our executive officers and directors is 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220.

In accordance with the rules of the SEC, the table gives effect to the shares of Common Stock that could be issued upon the exercise of outstanding options and warrants and conversion of outstanding convertible securities within 60 days of July 19, 2005. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. The address of each executive officer and director is c/o New Visual Corporation, 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220. We have calculated the percentages of shares beneficially owned based on 114,348,190 shares of Common Stock outstanding as of July 19, 2005.


PERSON OR GROUP                                Number              Percent (1)
-------------------------------------------    ----------------    -----------
Brad Ketch                                      2,373,333(2)          2.06%
Ray Willenberg, Jr.                             6,903,446(3)          5.85%
Thomas J. Cooper                                  700,000(4)             *
Bruce Brown                                       374,000(5)             *
Jack L. Peckham                                   300,000                *

All executive officers and directors
as a group (5 persons)                         10,650,779(6)          8.90%


* Less than 1%.
(1) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days.
(2) Comprised of (i) 1,373,333 shares of Common Stock and (ii) 1,000,000 shares of Common Stock issuable upon exercise of options. Does not include 6,000,000 shares of Common Stock issuable upon exercise of options which vest upon the Company's release of a beta version of our Semiconductor Technologies.
(3) Comprised of (i) 3,181,613 shares of Common Stock, (ii) options to purchase 1,000,000 shares of Common Stock, and (iii) 2,721,833 shares of Common Stock issuable upon conversion of the convertible promissory note issued to Mr.Willenberg in March 2005. Does not include 6,000,000 shares of Common Stock issuable upon exercise of options which vest upon the Company's release of a beta version of our Semiconductor Technologies.
(4) Comprised of (i) 200,000 shares of Common Stock and (ii) 500,000 shares of Common Stock issuable upon exercise of options.
(5) Comprised of (i) 214,000 shares of Common Stock and (ii) 160,000 shares of Common Stock issuable upon exercise of options.
(6) Includes (i) 2,660,000 shares of Common Stock issuable upon exercise of options and (ii) 2,721,837 shares of Common Stock issuable upon conversion of convertible securities.


                              SELLING STOCKHOLDERS


The following table sets forth the number of shares that are, to our knowledge, beneficially owned as of July 19, 2005, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in private placements in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities. For a fuller description of these transactions, see the discussion in this Prospectus under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."



Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities currently owned or for which the selling stockholder has the right to acquire within 60 days. However, except for the selling stockholders with an asterisk (*) next to their names, each of the selling stockholders is subject to certain limitations on the conversion of its convertible debentures and the exercise of its warrants. The first of these limitations is that any Series 05-01 Convertible Debentures, Class A Warrants or Class B Warrants are first convertible or exercisable, as the case may be, on the earlier of (i) July 30, 2005 or (ii) effective date of the Registration Statement of which this Prospectus forms a part. The other significant limitation is that such selling stockholder may not convert its convertible debentures or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of Common Stock immediately after the conversion or exercise. (If the holder subsequently disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant, subject to the same limitation). Also, the table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of dividends, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of Common Stock for some listed persons may include shares that are not subject to purchase during the 60-day period.


                                                                            Common Stock to be
                                                                            Beneficially Owned if
                                                                            All shares offered
                                    Number of          Shares Offered       Hereunder are sold
                                    Shares Owned       Pursuant to this     ---------------------
Selling Stockholder                 Before Offering    Prospectus           shares        Percent
-------------------                 ---------------    ----------------     ------        -------
Alpha Capital AG                         20,707,879         20,707,879(1)      0             0

Yokim Asset Management Corp.             14,067,056         14,067,056(2)      0             0

Puritan LLC                              12,377,055         12,377,055(3)      0             0

Whalehaven Capital Fund Limited          12,377,055         12,377,055(3)      0             0

Clearview International Investment Ltd   13,277,056         13,277,056(4)      0             0

Double U Master Fund, L.P.               11,139,350         11,139,350(5)      0             0

Gross Foundation, Inc.                   11,591,647         11,591,647(6)      0             0

Notzer Chesed                            8,216,234           8,216,234(7)      0             0

Truk Opportunity Fund, LLC               6,980,659           6,980,659(8)      0             0

First Mirage, Inc.                       6,978,530           6,978,530(9)      0             0

Generation Capital Associates            6,978,530           6,978,530(10)     0             0

JM Investors LLC                         4,950,821           4,950,821(11)     0             0

Professional Traders Fund, LLC           5,740,822           5,740,822(12)     0             0

Republic Aggressive Growth               4,950,821           4,950,821(11)     0             0

Barucha Pension LLC                      4,950,821           4,950,821(13)     0             0

CMS Capital                              4,950,821           4,950,821(11)     0             0

Bessie Weiss Family Partnership          4,950,821           4,950,821(11)     0             0

Harborview Master Fund LP                4,950,821           4,950,821(11)     0             0



                                       46



Nite Capital LP                          4,950,821           4,950,821(11)     0             0

Cong Sharei Chaim                        4,950,821           4,950,821(11)     0             0

Ronald Kimelman                          3,713,116           3,713,116(14)     0             0

Quines Financial S.A.                    3,265,412           3,265,412(15)     0             0

Alexander Hasenfeld, Inc.                2,475,411           2,475,411(16)
Profit Sharing & Retirement Plan

HSI Partnership                          2,475,411           2,475,411(16)     0             0

David Klugmann                           2,475,411           2,475,411(16)     0             0

Truk International Fund, LP              445,574               445,574(17)     0             0

Bristol Investment Fund, Ltd.            2,370,000           2,370,000(18)     0             0

Gamma Opportunity Capital
Partners, LP                             1,580,001           1,580,001(19)     0             0

Wayne Saker                              1,690,001           1,690,001(20)     0             0

Blumfield Investments, Inc.              790,001               790,001(21)     0             0

David Klugmann Associates, Inc.
Plan                                     1,690,001           1,690,001(22)     0             0

Inglewood Holdings Ltd.                  1,690,001           1,690,001(23)     0             0


Gersh Korsinsky                          790,001               790,001(24)     0             0

Vertical Ventures, LLC                   790,001               790,001(25)     0             0

Tuva Financial Ltd.                      1,000,000           1,000,000         0             0

Melton Management Ltd.*                  600,000               600,000(26)     0             0

Zaiq Technologies, Inc.*                 4,680,710           4,680,710(27)     0             0

Advisor Associates, LLC                  8,221,719           8,221,719(28)     0             0

Aboudi & Brounstein*                     100,000               100,000(29)     0             0

(1) Represents (a) 150% of (i) the number of shares of Common Stock issuable upon conversion of $350,000 in aggregate principal amount of Series 05-01 Convertible Debentures at the conversion price in effect as of July 19, 2005 ("Series 05-01 Conversion Shares") and (ii) the number shares of Common Stock issuable in payment of interest accruing thereon through the third anniversary of the issuance thereof at the conversion price in effect as of July 19, 2005 ("Series 05-01 Interest Shares"); (b) 2,262,443 shares of shares of Common Stock issuable upon exercise of Class A Warrants ("Class A Warrant Shares") and 1,131,222 shares of Common Stock issuable upon exercise of Class B Warrants ("Class B Warrant Shares"); (c) and additional 1,575,262 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to the selling stockholder (i) upon adjustments to the conversion price of the unconverted Series 05-01 Convertible Debentures and/or to the number of shares issuable upon exercise of unexercised Class A Warrants and Class B Warrants in the event that, on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, we offer or issue securities at a purchase price or conversion price lower than the Conversion Price in effect as of the date on which any selling stockholder converts Series 05-01 Convertible Debentures or warrants having an exercise price below the exercise price of the Class A Warrants and Class B Warrants and (ii) as liquidated damages through the projected effective date of the Registration Statement of which this Prospectus forms a part ("Series 05-01 Adjustment Shares"); (d) 1,333,334 shares of Common Stock issuable upon conversion of $200,000 in aggregate principal amount of Series 03-2 Convertible Debentures at a conversion price of $0.15 ("Series 03-2 Conversion Shares"); (e) 280,000 shares of Common Stock issuable in respect of interest accruing thereon through the third anniversary of the issuance thereof ("Series 03-2 Interest Shares");
(f) 1,333,334 shares issuable upon the exercise of Series 03-2 Warrants ("Series 03-2 Warrant Shares"); and (g) 433,334 shares of Common Stock representing additional shares issuable to such selling stockholder as contemplated by terms of agreements between us and the selling stockholder ("Series 03-2 Adjustment Shares"). The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(2) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $250,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 1,616,031 Class A Warrant Shares and 808,016 Class B Warrant Shares; (c) 1,125,187 Series 05-01 Adjustment Shares; (d) 666,667 Series 03-2 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (e) 140,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon;
(f) 666,667 Series 03-2 Warrant Shares; and (g) 216,667 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(3) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $250,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon ; (b) 1,616,031 Class A Warrant Shares and 808,016 Class B Warrant Shares; and (c) 1,125,187 Series 05-01 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(4) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $250,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 1,616,031 Class A Warrant Shares and 808,016 Class B Warrant Shares; (c) 1,125,187 Series 05-01 Adjustment Shares; and (d) 900,001 shares of Common Stock issuable upon exercise of warrants issued as a placement fee in connection with the placement of Series 03-2 Convertible Debentures. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(5) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $225,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 1,454,428 Class A Warrant Shares and 727,214 Class B Warrant Shares; and (c) 1,012,668 Series 05-01 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(6) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $200,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 1,292,825 Class A Warrant Shares and 646,413 Class B Warrant Shares; (c) 900,150 Series 05-01 Adjustment Shares; (d) 666,667 Series 03-2 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (e) 140,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (f) 666,667 Series 03-2 Warrant Shares; and (g) 216,667 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(7) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $150,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 969,619 Class A Warrant Shares and 484,810 Class B Warrant Shares; (c) 675,112 Series 05-01 Adjustment Shares; (d) 333,334 Series 03-2 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (e) 70,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (f) 333,334 Series 03-2 Warrant Shares; and (g) 53,333 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(8) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $141,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 911,441 Class A Warrant Shares and 455,721Class B Warrant Shares; and (c) 634,605 Series 05-01 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(9) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $125,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 808,016 Class A Warrant Shares and 404,008Class B Warrant Shares; (c) 562,594 Series 05-01 Adjustment Shares; (d) 333,334 Series 03-2 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (e) 70,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (f) 333,334 Series 03-2 Warrant Shares; and (g) 53,333 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(10) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $125,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 808,016 Class A Warrant Shares and 404,008 Class B Warrant Shares; (c) 562,594 Series 05-01 Adjustment Shares; (d) 333,334 Series 03-2 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (e) 70,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (f) 333,334 Series 03-2 Warrant Shares; and (g) 53,333 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."


(11) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 646,412 Class A Warrant Shares and 323,206 Class B Warrant Shares; and (c) 450,075 Series 05-01 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(12) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 646,412 Class A Warrant Shares and 323,206 Class B Warrant Shares; (c) 450,075 Series 05-01 Adjustment Shares; (d) 333,334 Series 03-2 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (e) 70,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (f) 333,334 Series 03-2 Warrant Shares; and (g) 53,333 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(13) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 646,412 Class A Warrant Shares and 323,206 Class B Warrant Shares; and (c) 450,075 Series 05-01 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS." The selling stockholder has advised us that it is an affiliated person of a registered broker dealer and that at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder acquired the securities without regard to its status as an affiliate of a broker-dealer.

(14) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $75,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 484,809 Class A Warrant Shares and 242,405 Class B Warrant Shares; and (c) 337,556 Series 05-01 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(15) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 323,206 Class A Warrant Shares and 161,603 Class B Warrant Shares; (c) 225,037 Series 05-01 Adjustment Shares; (d) 333,334 Series 03-2 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (e) 70,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (f) 333,334 Series 03-2 Warrant Shares; and (g) 53,333 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(16) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 323,206 Class A Warrant Shares and 161,603 Class B Warrant Shares; and (c) 225,037 Series 05-01 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."


(17) Represents (a) 150% of (i) the Series 05-01 Conversion Shares issuable upon conversion of $9,000 in aggregate principal amount of Series 05-01 Convertible Debentures and (ii) the Series 05-01 Interest Shares issuable in payment of the interest accruing thereon; (b) 58,177 Class A Warrant Shares and 29,086 Class B Warrant Shares; and (c) 40,507 Series 05-01 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."


(18) Represents (a) 1,000,000 Series 03-2 Conversion Shares issuable upon conversion of $150,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (b) 210,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (c) 1,000,000 Series 03-2 Warrant Shares; and (d) 160,000 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."


(19) Represents (a) 666,667 Series 03-2 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (b) 140,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (c) 666,667 Series 03-2 Warrant Shares; and (d) 106,667 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(20) Represents (a) 666,667 Series 03-2 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (b) 140,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (c) 666,667 Series 03-2 Warrant Shares; and (d) 216,667 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."


(21) Represents (a) 333,334 Series 03-2 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (b) 70,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (c) 333,334 Series 03-2 Warrant Shares; and (d) 53,333 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."


(22) Represents (a) 666,667 Series 03-2 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (b) 140,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (c) 666,667 Series 03-2 Warrant Shares; and (d) 216,667 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(23) Represents (a) 666,667 Series 03-2 Conversion Shares issuable upon conversion of $100,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (b) 140,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (c) 666,667 Series 03-2 Warrant Shares; and (d) 216,667 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(24) Represents (a) 333,334 Series 03-2 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (b) 70,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (c) 333,334 Series 03-2 Warrant Shares; and (d) 53,333 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(25) Represents (a) 333,334 Series 03-2 Conversion Shares issuable upon conversion of $50,000 in aggregate principal amount of Series 03-2 Convertible Debentures; (b) 70,000 Series 03-2 Interest Shares issuable in respect of interest accruing thereon; (c) 333,334 Series 03-2 Warrant Shares; and (d) 53,333 Series 03-2 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(26) Represents shares of Common Stock issuable upon exercise of three-year warrants issued in connection with a private placement loan in the principal amount of $300,000 advanced to us in October 2003 by the selling stockholder and repaid in January 2004. The selling stockholder advised us that it acquired the warrants solely for investment and not with a view to or for resale or distribution of such securities.

(27) Represents shares of Common Stock issued to the selling stockholder in exchange for 3,192 shares of our Series B Convertible Preferred Stock. The selling stockholder advised us that it acquired the Common Stock solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS."

(28) Represents (a) 5,656,108 shares of Common Stock issuable upon exercise of warrants issued to the selling stockholder as compensation in connection with the placement of the Series 05-01 Convertible Debentures, of which (i) a warrant to purchase 2,262,443 shares of Common Stock is exercisable through the last day of the month in which the third anniversary of the issuance of the Series 05-01 Convertible Debentures occurs; (ii) a warrant to purchase 2,262,443 shares of Common Stock is exercisable through the last day of the month in which the third anniversary of the effective date of the Registration Statement of which this Prospectus forms a part occurs; and (iii) a warrant to purchase 1,131,222 shares of Common Stock is exercisable through the last day of the month in which the first anniversary of the effective date of the Registration Statement of which this Prospectus forms a part occurs; (b) 565,611 shares of Common Stock representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholder (i) based on adjustments to the number of shares covered by its unexercised warrants in the event that, on or prior to the date on which aggregate outstanding principal amount of the Series 05-01 Convertible Debentures is first equal to or less than $1,166,667, we offer or issue securities at a purchase price or warrants having an exercise price below the exercise price of the warrants and (ii) as liquidated damages through the projected effective date of the Registration Statement of which this Prospectus forms a part and (c) 2,000,000 shares of Common Stock. issued to the selling stockholder in consideration of financial consulting services.

(29) Represents shares of Common Stock issuable upon exercise of three-year warrants issued in November 2003. The selling stockholder provides legal services to us. See "INTEREST OF NAMED EXPERTS AND COUNSEL."

RELATIONSHIPS BETWEEN NEW VISUAL AND THE SELLING STOCKHOLDERS

None of the selling shareholders (i) are affiliates or controlled by an affiliate of our company (ii) are now or were at any time in the past an officer or director of ours or any of our predecessors or affiliates.

                              PLAN OF DISTRIBUTION

As used in this Prospectus, stockholders selling our shares pursuant to this Prospectus include donees, pledgees, assignees, successors in interest and other tranferees selling shares received after the date of this Prospectus from a selling stockholder named in this Prospectus.

We have agreed, subject to certain limits, to bear all costs, expenses and fees of registration of the shares of Common Stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of Common Stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

         o The name of each such selling stockholder and of the participating broker-dealer(s);
         o    The number of securities involved;
         o    The price at which such securities were sold;
         o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
         o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and
         o    Other facts material to the transaction.

The selling stockholders may use any one or more of the following methods when selling shares:

         o    directly as principals;
         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o    privately negotiated transactions;
         o short sales made in compliance with applicable laws and regulations;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o    a combination of any such methods of sale; and
         o    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Act if available, rather than under this Prospectus.

Any sales of the shares may be effected in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling stockholder or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Act.

The anti-manipulation provisions of Rules 101 through 104 under the Securities Exchange Act of 1934, as amended the (the "Exchange Act"), may apply to purchases and sales of shares of Common Stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be approximately $104,440 in the aggregate. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Act or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                          DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our Common Stock and preferred stock please refer to our certificate of incorporation and by-laws that we have filed with the SEC.


We are authorized to issue 500,000,000 shares of Common Stock, of which 114,348,190 shares are issued and outstanding as of July 19, 2005. We are authorized to issue 15,000,000 shares of preferred stock, $0.001 par value per share, with following series designated: (A) 200,000 shares of Series A Preferred Stock, of which none are outstanding as of the date hereof, (B) 4,000 shares of Series B Preferred Stock, of which none are outstanding as of the date hereof, (C) 57,894.201 shares of Series C Preferred Stock, of which none are outstanding as of the date hereof, (D) 9,090.909 shares of Series D Preferred Stock, of which none are outstanding as of the date hereof, (E) 25,000 shares of Series E Preferred Stock, none of which are outstanding as of the date hereof,
(F) 10,297.118 shares of Series F Preferred Stock, none of which are outstanding as of the date hereof and (G) 10,297.118 shares of Series G Preferred Stock, none of which are outstanding as of the date hereof.


COMMON STOCK

A significant portion of our Common Stock is held in either nominee name or street name brokerage accounts. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of shares of the Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefore, subject to the rights of preferred shareholders, if any. Upon our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive, pro-rata, that portion of our assets which are legally available for distribution to shareholders, subject to the rights of preferred shareholders, if any.

PREFERRED STOCK

The preferred stock shall be issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Company and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

In July 2000, the Company created a series of preferred stock, designated as "Series A Junior Participating Preferred Stock"("Series A Preferred Stock"). 200,000 shares of the Series A Preferred Stock were reserved for issuance upon exercise of the rights, which expired in August 2004. Subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, quarterly dividends payable in cash on the last day of each quarter in each year, commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share equal to the greater of $1.00 or 1,000 times the aggregate per share amount of all cash and non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock. Each share of Series A Preferred Stock shall entitle the holder to 1,000 votes. Upon any liquidation, no distribution shall be made to the holders of shares of stock ranking junior to the Series A Preferred Stock, unless the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon. The shares of Series A Preferred Stock are not be redeemable.

There are no shares of Series A Preferred Stock outstanding.

SERIES B CONVERTIBLE PREFERRED STOCK

In April 2002, we designated 4,000 of our authorized preferred stock as a Series B Preferred Stock ("Series B Preferred Stock"), with a liquidation preference of $1,000 per share, and issued 3,192 shares of its Series B Preferred Stock, with aggregate liquidation preference of $3,192,000, in connection with a development and license agreement. In April 2005, all of the then issued and outstanding Series B Preferred Stock was exchanged for 4,651,163 shares of Common Stock and a promissory note in the principal amount of $2,392,000.. See "Description of Agreements with the Selling Stockholders - Series B Preferred Stock Exchange Agreement").

We may redeem any or all outstanding shares of Series B Preferred Stock at any time or from time to time at a per share redemption price equal to the preference amount and such shares are mandatorily redeemable at the liquidation preference as follows:

(i) Closing of financing transaction with proceeds of at least $15 million;

(ii) Closing of a corporate transaction, (such as a merger, consolidation, reorganization, sale of significant assets, etc.) resulting in a change of control;

(iii) In the event we complete a financing, which is at least $3 million but less than $15 million, we must partially redeem the Series B Preferred Stock based on a fraction, the numerator of which is the net cash proceeds received by us, as a result of the financing transaction, and the denominator of which is $15 million;

(iv) in eight equal quarterly payments, commencing on March 31, 2005 and ending on December 31, 2006.

Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by our board of directors in preference to the holders of Common Stock and of any other stock ranking junior to the Series B Preferred Stock with respect to dividends.

We cannot declare or pay any dividend or make any distribution on its Common Stock unless a dividend or distribution of at least two times the dividend paid on the Common Stock is also paid on the Series B Preferred Stock. Holders of Series B Preferred Stock are also entitled to share pro-rata (based on the aggregate liquidation preference) in any dividend, redemption or other distribution made to any other series of the our preferred stock. The Series B Preferred Stock does not have voting rights, except as required by law. Each share of the Series B Preferred Stock is convertible into shares of Common Stock by dividing $1,000 by the conversion price. The conversion price is the fair market value of the Common Stock at the time of conversion, but not to be less than $0.34 per share, subject to adjustment, and not to exceed $4.00 per share, subject to adjustment.


There are no shares of Series B Preferred Stock outstanding as of July 19, 2005.


SERIES C CONVERTIBLE PREFERRED STOCK

In February 2003 we designated 100,000 shares of our authorized preferred stock as Series C Preferred Stock ("Series C Preferred Stock"). In May 2003, we amended this designation and fixed the number of shares designated as Series C Preferred Stock as 57,894.201.


Series C Preferred Stock was originally issued as collateral for a proposed loan. As of July 19, 2005 none of the Series C was outstanding. However, 15,152 shares of Series C Preferred Stock have been reserved for issuance as collateral for a proposed $2 million loan. Series C Preferred Stock is not entitled to receive dividends or to vote, except as required by Utah law, and is not subject to mandatory redemption. The aggregate liquidation preference of Series C Preferred Stock is equal to the unpaid balance of principal and interest on the proposed loan to be collateralized by the shares of such the series. In the event of a default under such proposed loan, Series C Preferred Stock can be converted into Common Stock to liquidate the unpaid balance of the loan and related interest.


SERIES D CONVERTIBLE PREFERRED STOCK; SERIES E CONVERTIBLE PREFERRED STOCK; SERIES F CONVERTIBLE PREFERRED STOCK; SERIES G CONVERTIBLE PREFERRED STOCK

In June 2003, we designated 9,090.909 shares of our authorized preferred stock as Series D Preferred Stock ("Series D Preferred Stock"), 25,000 shares of our authorized preferred stock as Series E Preferred Stock ("Series E Preferred Stock"), 10,297.118 shares of our authorized preferred stock as Series F Preferred Stock ("Series F Preferred Stock") and 10,297.118 shares of our authorized preferred stock as Series G Preferred Stock ("Series G Preferred Stock").

Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock were each originally issued as collateral for a proposed loan. As of January 31, 2004 none of the Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock was outstanding. Each of the Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock is not entitled to receive dividends or to vote, except as required by Utah law, and is not subject to mandatory redemption. The aggregate liquidation preference of each of the Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock is equal to the unpaid balance of principal and interest on the proposed loan to be collateralized by the shares of such the series. In the event of a default under such proposed loan, any of Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock can be converted into Common Stock to liquidate the unpaid balance of the loan and related interest.


No shares of the Series D, E, F or G Preferred Stock are classified as outstanding as of July 19, 2005 as such shares are issuable only upon the funding of the loans, if any.


          DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act.

Insofar as indemnification for liabilities arising under the Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the and is, therefore, unenforceable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Aboudi & Brounstein, Law Offices received in November 2003 a three year warrant to purchase up to 100,000 shares of our Common Stock at a per share exercise price of $0.15, in connection with legal services rendered by them.

                                  LEGAL MATTERS

The validity of the Common Stock offered under this Prospectus will be passed on for us by Lawrence Kallaur, Esq.

                                     EXPERTS

The financial statements as of October 31, 2004 and 2003 included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports express an unqualified opinion and includes an explanatory paragraph related to the Company's ability to continue as a going concern) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed with the SEC under the Act a Registration Statement on Form SB-2, of which this Prospectus is a part, with respect to the shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's website.

Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

                     Judiciary Plaza 450 Fifth Street, N. W.
                                    Room 1024
                             Washington, D.C. 20549

Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

Prospective Investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospectus investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

                             NEW VISUAL CORPORATION

                                 APRIL 30, 2005

                                TABLE OF CONTENTS
PART  ITEM                                                               PAGE
  I   Financial Information:

      1. FINANCIAL STATEMENTS:

         CONDENSED CONSOLIDATED BALANCE SHEET
          At April 30, 2005 (Unaudited)                                      2

         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
          For the Six and Three Months Ended April 30, 2005 and 2004     3 - 4

         CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
          (Unaudited) For the Six Months Ended April 30, 2005                5

         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
          For the Six Months Ended April 30, 2005 and 2004               6 - 7

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS           8 - 22

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                     ASSETS
                                     ------


                                                                  April 30, 2005
                                                                   ------------
Current Assets:
  Cash                                                             $    352,391
  Other current assets                                                    8,882
                                                                   ------------
      TOTAL CURRENT ASSETS                                              361,273

Property and equipment - net                                             16,777
Technology license and capitalized software
  development fee                                                     5,751,000
Film in distribution - net                                            1,009,777
Deferred financing costs                                                167,333
Other assets                                                             10,424
                                                                   ------------

      TOTAL ASSETS                                                 $  7,316,584
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
  Convertible notes payable (net of
     debt discount of $21,167)                                     $  1,126,829
  Convertible debentures (net of
     debt discount of $101,212)                                          48,788
  Notes payable                                                       2,952,228
  Accounts payable and accrued expenses                               1,352,499
                                                                   ------------
      TOTAL CURRENT LIABILITIES                                       5,480,344

Long-term portion of convertible notes
     payable (net of debt discount of $10,292)                          107,998

Long-term portion of convertible debentures (net of
     debt discount of $162,203)                                         137,797

Long-term portion of notes payable                                      797,333
                                                                   ------------

      TOTAL LIABILITIES                                               6,523,472
                                                                   ------------
Commitments, Contingencies and Other Matters

Stockholders' Equity:
Preferred stock - $0.01 par value; 15,000,000 shares authorized;
  Series A junior participating preferred
  stock; -0- shares issued and outstanding                                   --
Common stock - $0.001 par value; 500,000,000 shares
  authorized; 110,234,532 issued and outstanding                        110,235
Additional paid-in capital                                           58,311,475
Unearned compensation                                                  (274,855)
Accumulated deficit                                                 (57,353,743)
                                                                   ------------

    TOTAL STOCKHOLDERS' EQUITY                                          793,112
                                                                   ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $  7,316,584
                                                                   ============

See notes to condensed consolidated financial statements.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                     For the Six Months Ended
                                                             April 30,
                                                   ----------------------------
                                                       2005             2004
                                                   ------------    ------------
REVENUES                                           $     16,198    $    170,843
                                                   ------------    ------------

OPERATING EXPENSES:
  Cost of sales                                          11,945          86,214
  Research and development                                7,053          10,000
  Compensatory element of stock issuances
    for selling, general and administrative
    expenses                                            888,930       1,066,146
  Selling, general and administrative expenses          682,404       1,122,111
                                                   ------------    ------------

      TOTAL OPERATING EXPENSES                        1,590,332       2,284,471
                                                   ------------    ------------

OPERATING LOSS                                       (1,574,134)     (2,113,628)
                                                   ------------    ------------
OTHER (INCOME) EXPENSES:
  Interest expense                                      639,646         207,275
  Amortization of unearned financing costs                   --          94,709
  Amortization of deferred financing costs               53,109              --
  Gain on sale of property and equipment                (20,000)             --
  Gain on exchange of redeemable series B
    preferred stock into common stock                   (55,814)             --
  Other                                                 (28,506)           (905)
                                                   ------------    ------------

      TOTAL OTHER (INCOME) EXPENSES                     588,435         301,079
                                                   ------------    ------------

NET LOSS                                           $ (2,162,569)   $ (2,414,707)
                                                   ============    ============

BASIC AND DILUTED NET LOSS PER COMMON STOCK        $       (.02)   $       (.03)
                                                   ============    ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                        93,198,867      75,674,954
                                                   ============    ============


See notes to condensed consolidated financial statements.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                    For the Three Months Ended
                                                             April 30,
                                                   ----------------------------
                                                      2005             2004
                                                   ------------    ------------

REVENUES                                           $      7,397          30,200
                                                   ------------    ------------
OPERATING EXPENSES:
  Cost of sales                                           5,320          14,820
  Research and development                                   --              --
  Compensatory element of stock issuances
    for selling, general and administrative
    expenses                                            609,381         316,565
  Selling, general and administrative
    expenses                                            365,007         537,525
                                                   ------------    ------------

      TOTAL OPERATING EXPENSES                          979,708         868,910
                                                   ------------    ------------

OPERATING LOSS                                         (972,311)       (838,710)
                                                   ------------    ------------
OTHER (INCOME) EXPENSES:
  Interest expense                                      360,864         139,550
  Amortization of unearned financing costs                   --           5,225
  Amortization of deferred financing costs               28,490              --
  Gain on sale of property and equipment                (20,000)             --
  Gain on exchange of redeemable series B
    preferred stock into common stock                   (55,814)             --
  Other                                                 (28,506)           (905)
                                                   ------------    ------------

      TOTAL OTHER EXPENSES                              285,034         143,870
                                                   ------------    ------------

NET LOSS                                           $ (1,257,345)   $   (982,580)
                                                   ============    ============

BASIC AND DILUTED NET LOSS PER COMMON STOCK        $       (.01)   $       (.01)
                                                   ============    ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                        99,061,445      77,803,080
                                                   ============    ============


See notes to condensed consolidated financial statements.

                                          NEW VISUAL CORPORATION AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                          FOR THE SIX MONTHS ENDED APRIL 30, 2005
                                                        (UNAUDITED)

                                     Common Stock              Additional                                             Total
                            -----------------------------       paid-in          Unearned        Accumulated      Stockholders'
                               Shares            Amount         capital         compensation       deficit            Equity
                            ----------------------------------------------------------------------------------------------------
Balance- November 1,
2004                         84,781,959     $     84,782     $ 55,031,976      $   (164,500)     $(55,191,174)     $   (238,916)

Issuance of common
stock for cash                9,851,526            9,851          790,249                --                --           800,100
Issuance of common
stock under consulting
agreements                    2,837,500            2,838          339,162          (342,000)               --                --
Issuance of common
stock for services              128,571              129           17,871           (18,000)               --                --
Issuance of common
stock to key employees
and directors                 2,750,000            2,750          449,750                --                --           452,500
Issuance of common
stock for conversion
of notes payable              4,171,032            4,171          626,305                --                --           630,476
Issuance of common
stock for liquidated
damages                         639,998              640           95,360                --                --            96,000
Issuance of common
stock in payment of
accounts payable and
accrued expenses                422,783              423           71,488                --                --            71,911
Issuance of common
stock in exchange for
surrender of Series B
Mandatorily Redeemable
convertible
preferred stock               4,651,163            4,651          739,535                --                --           744,186
Stock Options issued
for professional
services                             --               --          165,869          (165,869)               --                --
Accounting effects of
performance based stock
options issued to
employees                            --               --           20,915                --                --            20,915
Stock offering costs                 --               --          (37,005)               --                --           (37,005)
Amortization of
unearned compensation
expense                              --               --               --           415,514                --           415,514

Net loss                             --               --               --                --        (2,162,569)       (2,162,569)
                            ----------------------------------------------------------------------------------------------------
Balance at April 30,
2005                        110,234,532      $   110,235     $ 58,311,475      $   (274,855)     $(57,353,743)      $   793,112
                            ====================================================================================================

See notes to condensed consolidated financial statements.


                                                              5

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                             For the Six Months Ended
                                                                     April 30,
                                                               2005            2004
                                                            -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                  $(2,162,569)   $(2,414,707)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
      Consulting fees and other compensatory elements of
        stock issuances                                         888,930      1,066,146
      Amortization of unearned financing costs                       --        117,580
      Amortization of deferred financing costs                   53,109             --
      Amortization of film in production costs                   11,945         86,214
      Amortization on debt discount on notes                    520,169        111,112
      Depreciation                                                7,095          8,783
      Gain on sale of property and equipment                    (20,000)            --
      Gain on exchange of redeemable series B
        preferred stock into common stock                       (55,814)            --
      Other non cash income                                     (33,514)            --
    Change in Assets (Increase) Decrease:
      Other current assets                                         (898)        (1,629)
      Other assets                                               (2,990)           398
    Change in Liabilities (Decrease):
      Accounts payable and accrued expenses                     (22,329)       (10,740)
                                                            -----------    -----------

      NET CASH USED IN OPERATING ACTIVITIES                    (816,866)    (1,036,843)
                                                            -----------    -----------
CASH USED IN INVESTING ACTIVITIES

  Acquisition of license                                             --        (95,000)
                                                            -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                        800,100        379,500
  Offering costs related to stock issuances                          --        (14,075)
  Proceeds from convertible debentures                               --      1,100,000
  Proceeds from note payable                                    300,000         12,000
  Capitalized financing costs                                   (33,029)      (112,500)
  Repayments of convertible debentures                               --       (300,000)
  Repayments of notes payable                                        --             --
  Repayments of convertible notes payable                       (25,625)      (230,000)
                                                            -----------    -----------

      NET CASH PROVIDED BY FINANCING ACTIVITIES               1,041,446        834,925
                                                            -----------    -----------

INCREASE (DECREASE) IN CASH                                     224,580       (296,918)

CASH - BEGINNING                                                127,811        319,786
                                                            -----------    -----------

CASH - ENDING                                               $   352,391    $    22,868
                                                            ===========    ===========

See notes to condensed consolidated financial statements.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                        For the Six Months Ended
                                                                 April 30,
                                                             2005         2004
                                                         ------------   --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                             $      5,400   $  3,540
                                                         ============   ========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued for notes payable and accrued
    interest                                             $    630,476   $     --
                                                         ============   ========
  Common stock issued for extension of convertible
    notes payable                                        $         --   $ 15,992
                                                         ============   ========
  Value assigned to warrants issued to placement
    agent                                                $         --   $103,323
                                                         ============   ========
  Accounts payable and accrued expenses satisfied by
    issuance of common stock                             $     71,911   $130,011
                                                         ============   ========

  Common stock issued for accrued liquidated damages     $     96,000   $     --
                                                         ============   ========
  Accounts payable and accrued expenses converted
    to notes payable                                     $    439,162   $     --
                                                         ============   ========

  Stock offering costs                                   $     37,005   $     --
                                                         ============   ========

  Value assigned to beneficial conversion in
    connection with the 7% convertible debenture         $         --   $629,918
                                                         ============   ========
  Value assigned to warrants issued to purchasers
    of convertible debentures                            $         --   $470,082
                                                         ============   ========
  Redeemable series B Mandatorily Redeemable
    convertible preferred stock exchanged
    into notes payable and common stock                  $  2,392,000   $     --
                                                         ============   ========
  Redeemable series B preferred stock exchanged
    into common stock                                    $    800,000   $     --
                                                         ============   ========


See notes to condensed consolidated financial statements.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1- PRINCIPLES OF CONSOLIDATION AND BUSINESS AND CONTINUED OPERATIONS

The condensed consolidated financial statements include the accounts of New Visual Corporation ("New Visual" or the "Company") and its wholly owned operating subsidiaries, NV Entertainment, Inc. ("NV Entertainment") (including its 50% owned subsidiary Top Secret Productions, LLC), and NV Technology, Inc. (formerly New Wheel Technology, Inc.) ("New Wheel" collectively, the "Company"). All significant intercompany balances and transactions have been eliminated. The Company consolidates its 50% owned subsidiary Top Secret Productions, LLC due to the Company's control of management, board of directors and financial matters of such entity.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America ("US GAAP"). In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods indicated. These financial statements should be read in conjunction with the financial statements and notes related thereto for year ended October 31, 2004 included in this Prospectus.

These results for the three months and six months ended April 30, 2005 are not necessarily indicative of the results to be expected for the full fiscal year. The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Visual Corporation was incorporated under the laws of the State of Utah on December 5, 1985. In November of 1999, the Company began to focus its business activities on the development of new Semiconductor Technologies. Pursuant to such plan, in February of 2000, the Company acquired New Wheel. The Company's technology business has generated no revenues to date.

The Company operates in two business segments, the production of motion pictures, films and videos (Entertainment Segment) and development of new semiconductor technologies (Semiconductor Segment). The Company's Entertainment Segment is dependent on future revenues from the Company's film Step Into Liquid. The Semiconductor Segment is dependent on the Company's ability to successfully commercialize its developed technology.

Through its subsidiary NV Entertainment the Company has operating revenues for its Entertainment Segment, but may continue to report operating losses for this segment. The Semiconductor Segment will have no operating revenues until successful commercialization of its developed technology, but will continue to incur substantial operating expenses, capitalized costs and operating losses.

GOING CONCERN
-------------

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the three months and six months ended April 30, 2005, the Company incurred net losses of approximately $1,257,000 and $2,163,000, respectively, and as of April 30, 2005 had a working capital deficiency of approximately $5.1 million. In addition, management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities through at least October 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1- PRINCIPLES OF CONSOLIDATION AND BUSINESS AND CONTINUED OPERATIONS (CONTINUED)

The Company's ability to continue operating as a going concern is substantially dependent on its ability to generate operating cash flow through the execution of its business plan or secure funding sufficient to provide for the working capital needs of its business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will actually improve the Company's operating results.

During the six months ended April 30, 2005, the Company raised approximately $1,067,000 in net proceeds from the sale of its debt and equity securities. More recently, in May 2005, the Company raised net proceeds of approximately $3.11 million through the private placement to individual and institutional investors of $3.5 million of the Company's secured convertible debentures. Please see Note 13 for the details of this transaction. The Company's other financing transactions in April and May 2005 are discussed in further detail in Note 8 and
Note 13.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FILM IN DISTRIBUTION
--------------------

Statement of Position 00-2, "Accounting by Producers or Distributors of Films" ("SOP-00-2") requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP-00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast-method-computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). The Company makes certain estimates and judgments of its future gross revenue to be received for each film based on information received by its distributors, historical results and management's knowledge of the industry. Revenue and cost forecasts are continually reviewed by management and revised when warranted by changing conditions. A change to the estimate of gross revenues for an individual film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.


In addition, SOP-00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statement of operations the amount by which the unamortized capital costs exceeds the film's fair value. During January of 2005, the Company performed its review, and it was determined that the unamortized film costs exceeded the Film's fair value. The Company determined that its previous estimation of the expenses incurred by the Film's distributor was too low and the estimation of future revenue was too high. As a result of this review, the Company wrote down the carrying value attributed to its Film In Distribution to $1,021,722 at October 31, 2004. This resulted in an impairment of $977,799 which is included in consolidated statement of operations for the year ended October 31, 2004. See NOTE 13 for a discussion of an impairment charge to be recorded during the quarter ending July 31, 2005.


The Company commences amortization of capitalized Film costs and accrued (expensed) participation costs when its film was released and it began to recognize revenue from the film.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION
-------------------

The Company recognizes film revenue from the distribution of its feature film and related products when earned and reasonably estimable in accordance with SOP 00-2 -- "Accounting by Producers or Distributors of Films." The following conditions must be met in order to recognize revenue in accordance with SOP 00-2:

o persuasive evidence of a sale or licensing arrangement with a customer exists;
o the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;
o the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;
o    the arrangement fee is fixed or determinable; and
o    collection of the arrangement fee is reasonably assured.

Under a rights Agreement with Lions Gate Entertainment ("LGE") the domestic distributor for its Film entitled Step Into Liquid, the Company shares with LGE in the profits of the Film after LGE recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the respective completed film, that are subject to further increase based on the actual distribution results in the respective territory.

RESEARCH AND DEVELOPMENT
------------------------

Research and development costs are charged to expense as incurred. Amounts allocated to acquired-in-process research and development costs, from business combinations, are charged to earnings at the consummation of the acquisition.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS
--------------------------------------

Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

The Company periodically performs reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, the capitalized costs of each software product is then valued at the lower of its remaining unamortized costs or net realizable value.

No assurance can be given that such technology will receive market acceptance. Accordingly it is possible that the carrying amount of the technology license may be reduced materially in the near future.

The Company has no amortization expense for the three months and six months ended April 30, 2005 and 2004 for its capitalized software development costs.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SERIES B REDEEMABLE PREFERRED STOCK
-----------------------------------

Series B Redeemable Preferred Stock, which includes characteristics of both liabilities and equity, is classified as a long-term liability in accordance with the provisions of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." In April 2005, the Series B Redeemable Preferred Stock was exchanged for common stock and a promissory note. See NOTE 5 for further discussion.

LOSS PER COMMON SHARE
---------------------

Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period. For the three months and six months ended April 30, 2005 and 2004, no effect has been given to outstanding options, warrants or convertible debentures in the diluted computation, as their effect would be anti-dilutive.

STOCK-BASED COMPENSATION
------------------------

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value-based method of accounting as defined in this statement and the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees."

The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted for stock-based compensation relative to the Company's employees. Stock and options granted to other parties in connection with providing goods and services to the Company are accounted for under the fair value method as prescribed by SFAS 123.

In December 2002, the Financial Accounting Standard Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure - an Amendment of FASB Statement No. 123". This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No.148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures.

                                                          For the Six                  For the Three
                                                         Months Ended                  Months Ended
                                                          April 30,                      April 30,
                                                  --------------------------    --------------------------
                                                     2005           2004           2005            2004

Net loss, as reported                             $(2,162,569)   $(2,414,707)   $(1,257,345)   $  (982,580)

Add:  Stock-based employee compensation
  expense included in reported net loss                20,915             --         20,915             --

Less: Total stock-based employee compensation
  expense determined under the fair value-based
  method of all awards                               (190,788)       (80,000)      (190,788)            --
                                                  -----------    -----------    -----------    -----------
Net loss, pro-forma                               $(2,332,442)   $(2,494,707)   $(1,427,218)   $  (982,580)
                                                  ===========    ===========    ===========    ===========
Basic and Diluted Net Loss per Common Stock:

        As reported                               $     (0.02)   $     (0.03)   $     (0.01)   $     (0.01)
                                                  ===========    ===========    ===========    ===========
        Pro-forma                                 $     (0.03)   $     (0.03)   $     (0.01)   $     (0.01)
                                                  ===========    ===========    ===========    ===========

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 3 - FILM IN DISTRIBUTION

In April 2000, the Company entered into a joint venture production agreement to produce a feature length film ("Step Into Liquid") for theatrical distribution. The Company agreed to provide the funding for the production in the amount of up to $2,250,000 and, in exchange, received a 50% share in all net profits from worldwide distribution and merchandising, after receiving funds equal to its initial investment of up to $2,250,000. As of April 30, 2005 the Company has funded a net of $2,335,101 for completion of the film. The film is currently in foreign and DVD distribution. The Company recognized revenues of $7,397 and $16,198 for the three months and six months ended April 30, 2005, respectively. The Company recognized revenues of $30,200 and $170,843 for the three months and six months ended April 30, 2004, respectively. Based upon information received from the Company's film distributor in January 2005, the Company recorded an impairment charge of $977,799 during the three months ended October 31, 2004 which reduced the carrying value of its film in distribution to $1,021,722. The impairment charge was due to higher than expected distribution costs and lower than expected average retail selling price for the DVD.

The Company had amortization expense of $5,320 and $11,945 for the three months and six months ended April 30, 2005, respectively. The Company had amortization expense of $14,820 and $86,214 for the three months and six months ended April 30, 2004, respectively.

The total film production costs and related amounts capitalized are as follows:




                                                                       April 30,
                                                                         2005
                                                                      ----------
Released films                                                        $1,357,302

Less:  Cumulative amortization of film production costs                  347,525
                                                                      ----------

          Total film production costs capitalized for released films   1,009,777

Films in production                                                           --

Films in development or pre-production                                        --
                                                                      ----------

          Total Film Production Costs Capitalized                     $1,009,777
                                                                      ==========


Based on anticipated future revenues, amortization of the costs of the film in distribution are estimated to be:



           For the years ending
               October 31,                            Amount
         -------------------------                 ----------
                2005 (6 months)                    $  12,479
                2006                                 199,537
                2007                                 163,075
                2008                                 163,075
                2009                                 118,742
                Thereafter                           352,869
                                                  -----------
                Total                             $1,009,777
                                                  ===========


See NOTE 13 for a discussion of an impairment charge to be recorded during the quarter ending July 31, 2005.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 4 - DEFERRED FINANCING COST

At April 30, 2005, deferred financing cost consists of costs incurred in connection with the sale of $1,350,000 of 7% convertible debentures and issuance of note payable.

         Deferred financing cost                                   $298,869
         Less:  Accumulated amortization                           (131,536)
                                                                   ---------
                   Deferred Financing Cost, net                    $167,333
                                                                   =========


Amortization of deferred financing cost for the three months and six months ended April 30, 2005 was $28,490 and $53,109, respectively. Amortization of deferred financing cost for the three months and six months ended April 30, 2004 was $5,718 and $22,872, respectively.

NOTE 5 - EXCHANGE AGREEMENT

In April 2005, the Company entered into an Exchange Agreement (the "Exchange Agreement") with Zaiq Technologies, Inc., ("Zaiq"), pursuant to which the Company issued 4,651,163 shares of common stock and a promissory note in the principal amount of $2,392,000 in exchange for the surrender by Zaiq of 3,192 shares of Series B Redeemable Preferred Stock. The Company issued the Series B Redeemable Preferred Stock to Zaiq pursuant to a Receivables Purchase and Stock Transfer Restriction Agreement dated as of April 17, 2002. These shares had an aggregate liquidation preference of $3,192,000, constituted all of the Series B Redeemable Preferred Stock issued and outstanding as of the date of the Exchange Agreement, and were cancelled upon the closing of the Exchange Agreement. The fair value of the common stock and promissory note on the closing date was determined to be less than the aggregate liquidation preference of the Series B Redeemable Preferred Stock and accordingly a gain of $55,814 was recognized during the three months ended April 30, 2005.

The Exchange Agreement provides that, subject to certain exceptions, if the Company, at any time prior to the payment in full of the amount due under the promissory note, issues common stock or securities convertible into or exercisable for shares of common stock at a price below the fair market value of the common stock or such securities (a "Below Market Issuance"), then the Company will issue to Zaiq additional shares of common stock in an amount that is determined in accordance with a formula that takes into consideration both the number of shares of common stock or other securities issued and the total consideration received by the Company in the Below Market Issuance. During the three months ended April 30, 2005, a Below Market Issuance occurred and the Company will issue additional shares with a fair value of approximately $5,000.

Under the terms of the agreements with Zaiq, a portion of the proceeds of any new financing consummated by the Company through the first anniversary of the agreement are to be applied to the prepayment of the note. See Note 8.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6 - CONVERTIBLE NOTES PAYABLE

The Company entered into several convertible promissory note agreements with various trusts and individuals. The Company agreed to repay the principal and an additional amount equal to 50% of the principal on all notes below except for nine notes totaling $110,000 which accrue interest at rates of 9% and 12% per annum. The notes are due when the Company reaches certain milestones from the distribution of its motion picture. These notes may be converted at any time, in whole or in part, into that number of fully paid and non-assessable shares of common stock at conversion prices ranging from $.33 to $1.00.

In March 2005, the Company issued, in favor of the Company's executive vice president, a non-interest bearing convertible promissory note in the principal amount of $383,911. The convertible promissory note was issued in evidence of the Company's obligation for deferred compensation. In accordance with APB 21, imputed interest was calculated to arrive at the fair value of the convertible promissory note. The difference between the face amount and the present value upon issuance of the convertible promissory note is shown as a discount that is amortized over the life of the convertible promissory note.

These notes are summarized in the table below:



                                                                  April 30, 2005
                                                                  --------------
          Note payable(1)                                         $     130,000
          Notes payable (ten notes) (2)                                 478,000
          Note payable, 9% interest(3)                                   10,000
          Notes payable (four notes), 12% interest (4)                  180,000
          Notes payable (eight notes), 12% interest (5)                 100,000
          Note payable(6)                                               368,286
                                                                  --------------
          Total                                                       1,266,286

          Less: Debt Discount                                           (31,459)
          Less: current portion of convertible notes payable         (1,126,829)
                                                                  --------------
          Long term portion of convertible notes payable                107,998
                                                                  ==============


(1) Due when receipts received by the Company from the joint venture exceed $375,000.
(2) Due when receipts received by the Company from the joint venture exceed $2,250,000.
(3) Due when receipts received by the Company from the joint venture exceed $750,000.
(4) Notes had an original due date of November 21, 2003. The note holders extended the due date until January 7, 2004 in exchange for 160,000 shares of common stock. In January 2004 the Company paid $180,000 of principal payments and further extended the remaining notes until the next round of financing is completed. Outstanding principal amounting to $180,000 and accrued interest were paid on June 6, 2005 from the proceeds of the private placement of the Company's securities further discussed in Note 13.
(5) On September 21, 2004, the Company entered into eight identical loan agreements totaling $100,000. The loan is evidenced by a promissory note issued by the Company to the lender. The principal amount of the loan and any accrued and unpaid interest is due and payable on June 21, 2005. The Company may prepay the loan in whole or in part at any time without penalty. All unpaid interest shall be converted into common shares of the Company's stock equal to the interest on the principal amount divided by the applicable conversion price (40% of the average market price for the previous 10 trading days before conversion.).

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6 - CONVERTIBLE NOTES PAYABLE (CONTINUED)

(6) In March 2005, the Company issued in favor of the Company's executive vice president, a non-interest bearing convertible promissory note in the principal amount of $383,911. The convertible promissory note is payable in monthly installments, on the first day of each month, beginning on April 1, 2005. Each month, the Company must pay to the executive vice president an amount not less than the monthly base salary paid to the Company's chief executive officer. However, if the Company determines in its sole discretion that it has the financial resources available, it may pay up to $20,833 per month. The Company made payments of $15,625 during the three months ended April 30, 2005. The convertible promissory note may be converted at the option of the holder, at any time, in whole or in part, into shares of common stock at a conversion price per share equal to the closing price of the common stock on the Over-the-Counter Bulletin Board on the date of conversion.


NOTE 7 - CONVERTIBLE DEBENTURES

During the three months ended January 31, 2005, $199,450 of principal amount of 7% Debentures plus accrued interest of $12,264 were converted into 1,411,428 shares of the Company's common stock. During the three months ended April 30, 2005, $383,050 of principal amount of 7% Debentures plus accrued interest of $28,212 were converted into 2,741,747 shares of the Company's common stock leaving a principal balance of $450,000.



                                 Principal    Unamortized   Net carrying
                                   Amount    Debt Discount     Value
                                 ---------   -------------  ------------
          Current portion        $150,000      $101,212      $ 48,788
          Long term portion      $300,000      $162,203      $137,797
                                 --------      --------      --------
               Total             $450,000      $263,415      $186,585
                                 ========      ========      ========


With respect to debentures that were placed in April and May 2004 in an aggregate principal amount of $350,000, the Company may be required to remit to these purchasers an aggregate amount of $150,000 upon a demand for rescission by them as these securities may have been sold in violation of Section 5 of the Securities Exchange Act of 1933 as amended. As of June 10, 2005, no request rescission has been made.


NOTE 8 - NOTES PAYABLE

The Company has the following notes payable outstanding at April 30, 2005:

Note payable (five individual notes with identical terms),
   unsecured, 6% interest, due on demand with three days notice     $   256,886
Note payable, 10% interest, unsecured, due on demand with
   three days notice                                                    483,424
Note payable, unsecured, 15% interest, due May 31, 2005 (1)             250,000
Note payable (2)                                                         12,000
Note payable (3)                                                        300,000
Note payable (4)                                                         55,251
Note payable (5)                                                      2,392,000
                                                                    -----------
Total                                                               $ 3,749,561
Less: current portion of notes payable                               (2,952,228)
                                                                    -----------
Long term portion of notes payable                                      797,333
                                                                    ===========


(1) On September 24, 2004, the Company entered into a loan agreement with a stockholder pursuant to which the Company borrowed $250,000. The loan was evidenced by a promissory note issued by the Company to the lender. The principal amount of the loan and any accrued and unpaid interest was due and payable on March 24, 2005. On March 21, 2005, the stockholder agreed to extend payment and any accrued and unpaid interest until May 31, 2005. Interest on the

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 8 - NOTES PAYABLE (CONTINUED)

principal amount of the loan outstanding accrued at the annual rate of 15%. The Company received net proceeds of $220,000 following the payment of transaction related fees and expenses. Outstanding principal amounting to $250,000 and accrued interest were paid on May 26, 2005 from the proceeds of the private placement of the Company's securities further discussed in Note 13.

(2) In March 2004, the Company entered into a loan agreement, pursuant to which the Company borrowed $12,000 from the lender. The loan is evidenced by an installment note issued by the Company to such lender. The principal amount of the loan and any accrued and unpaid interest at a rate of 5% were due and payable on July 26, 2004. On July 26, 2004, the lender agreed to extend payment and unpaid accrued interest until November 15, 2004. The lender has agreed to extend payment and unpaid interest until November 15, 2005.

(3) In December 2004, the Company entered into a loan agreement with an institutional investor pursuant to which the Company borrowed $300,000. The principal amount of the loan and any accrued and unpaid interest was due and payable on June 24, 2005. Interest on the principal amount of the loan outstanding accrued at the annual rate of 15%. The Company received net proceeds of $267,000 from this loan following the payment of due diligence fees and transaction related fees and expenses. Outstanding principal amounting to $300,000 and accrued interest were paid on May 26, 2005 from the proceeds of the private placement of the Company's securities further discussed in Note 13.

(4) In December 2004, the Company issued to a former director, in connection with his resignation, its non-interest bearing promissory note for amounts owed to him in respect of his service on the Company's board of directors. Under the terms of the promissory note, the note will become due if the Company enters into a permanent financing transaction which results in the Company receiving of at least $5 million or (b) the six-month anniversary of the date of the note. In June 6, 2005, outstanding principal amounting to $55,251 and accrued interest were paid from the proceeds of the private placement of the Company's securities further discussed in Note 13.

(5) In April 2005, the Company issued its promissory note in connection with the cancellation of the Series B Redeemable Preferred Stock (SEE NOTE 5) which bears interest at the rate of 7% per annum compounded quarterly. The principal amount of the promissory note and interest accrued thereon is due and payable in four equal quarterly installments beginning on the first anniversary of the date of the promissory note. Unless an event of default has occurred and is continuing, the principal amount of the promissory note decreases by $797,333 on each of the six-month and twelve-month anniversaries of the date of the promissory note. The Company is required to pay to the holder 10% of the proceeds of any new financing consummated within 90 days of the date of the promissory note and 20% of the proceeds of any new financing consummated thereafter through the first anniversary of the promissory note in prepayment of the amount due under the promissory note. The Company has the right to prepay the outstanding principal amount of the promissory note and any accrued interest thereon in whole or in part without penalty or premium at any time. In June 6, 2005, principal amounting to $350,000 was paid from the proceeds of the private placement of the Company's securities further discussed in Note 13 to comply with the mandatory payment provisions of the promissory note.


NOTE 9 - STOCKHOLDERS' EQUITY

COMMON STOCK ISSUANCES DURING THE SIX MONTHS ENDED APRIL 30, 2005:
------------------------------------------------------------------

During the six months ended April 30, 2005, the Company issued:

o 9,851,526 shares Common Stock to various investors for cash proceeds of $800,100;
o    128,571 shares of Common Stock for various services valued at $18,000;
o 422,783 shares of Common Stock in payment of accounts payable and accrued expenses of $71,911;

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 9 - STOCKHOLDERS' EQUITY (CONTINUED)

o 2,837,500 shares of Common Stock for consulting services valued at $342,000;
o 4,171,032 shares of Common Stock related to the conversion of promissory notes and accrued interest valued at $630,476;
o 639,998 shares of Common Stock as penalty for delayed filing/effectiveness of a registration statement valued at $96,000;
o 2,750,000 shares of Common Stock to various key employees and directors valued at $452,500;
o 4,651,163 shares of Common Stock with a value of $744, 186 in exchange for surrender of Series B Mandatorily Redeemable convertible Preferred Stock valued at $ $800,000. The Company recognized a gain of $55,814 on the transactions. (See Note 5).

RESTRICTED STOCK AWARDS AND OPTIONS GRANTED
-------------------------------------------

In April 2005, the Company issued to each of its Chief Executive Officer and Executive Vice President, 1,000,000 shares of the Company's Common Stock, and performance based options to purchase 7,000,000 shares of Common Stock at an exercise price of $0.17, which was equal to the closing price of the common stock on the Over-the-Counter Bulletin Board on the date of grant. 1,000,000 shares of restricted common stock for which each option may be exercised vest upon the Company's consummation of a capital financing from which the Company receives gross proceeds of at least $3.5 million and 6,000,000 of the shares for which each option may be exercised vest upon the Company's release of a beta version of its semiconductor technologies.

The Company completed a financing in May of 2005, resulting in gross proceeds of $3.5 million. Accordingly, 2,000,000 of the performance based options vested at that time. In addition, the Company believes that it is probable that the remaining 12,000,000 performance based options will vest by October 31, 2005. Accordingly, the Company recorded a charge to operations during the quarter ended April 30, 2005 of $20,915, representing the effects of variable accounting through April 30, 2005 on the performance based options.

The value of the restricted stock awards of $340,000 was charged to operations during the quarter ended April 30, 3005.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

NET LOSS PER SHARE

Securities that could potentially dilute basic earnings per share ("EPS") in the future that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented consist of the following:


Warrants to purchase common stock                                     11,019,999
Options to purchase common stock                                      16,893,750
Convertible notes payable and accrued interest                         4,849,092
7% convertible debenture due December 31, 2006                         3,266,579
                                                                      ----------
               Total as of April 30, 2005                             36,029,420
                                                                      ==========

Substantial issuance after April 30, 2005 through June 10, 2005:

Sale of common stock for cash                                            437,500
Issuance of common stock for converted promissory notes
   and accrued interest                                                  907,611
Common stock issuable in connection with potential conversion
   of May 2005 convertible debentures                                 50,000,000
Warrants to purchase common stock in connection with May 2005
   convertible debentures                                             39,592,758

Common stock issued to financial consultant                            2,000,000

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

LEGAL DISPUTES
--------------

During the quarter ended July 30, 2004, the Company was served with the following three summonses and complaints, each filed on July 26, 2004 in the Superior Court of California (San Diego County):

Gerald Handler, Trustee of the Gerald and Judith Handler Trust v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100; Gerald Handler, Trustee of the Handler Children Trust v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100; and Wayne Lill Jr., Trustee of the Wayne Lill Trust dated 12-22-99 v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100. Each complaint relates to a convertible promissory note issued by us in December 2001 and payable, according to its terms, out of film distributions that we receive. Each complaint alleges, among other things: that we have failed to pay the amount due and owing under the convertible promissory note issued to the plaintiff despite demands for payment; that our management has acted to forestall payments to our creditors, including the plaintiff; and that we fraudulently induced the plaintiff to enter into the convertible promissory note. The plaintiffs are seeking: money damages in the aggregate amount of $375,000, plus interest; an accounting; an order compelling the conveyance of monies to the plaintiffs and punitive damages.

The three complaints filed on July 26th were dismissed on August 11, 2004.

The Company was served with the following additional summons and complaint, filed on July 30, 2004 in the Superior Court of California (San Diego County):
Gerald Handler, Trustee of the Gerald and Judith Handler Trust and Trustee of the Handler Children Trust, and Wayne Lill Jr., Trustee of the Wayne Lill Trust dated 12-22-99 v. New Visual Corporation, New Visual Entertainment, Inc., Top Secret Productions, LLC and Does 1 through 20. The complaint makes substantially the same allegations as set forth in the complaints described above and seeks: money damages in the aggregate of amount of $375,000, plus interest; an order avoiding alleged fraudulent transfers; an injunction against disposition of allegedly fraudulently transferred monies; the appointment of a receiver; a writ of attachment and imposition of a constructive trust.

According to their terms, each of the convertible promissory notes underlying these claims becomes due and payable upon our receipt of a specified amount of distributions from our Film and is payable out of those distributions that we have actually received. The convertible promissory notes underlying these claims were converted by the plaintiffs into shares of our common stock in March 2002.

The Company filed an answer to the complaints filed on July 30, 2004, denying all allegations.

In June 2005, an understanding was reached with the defendants settling the proceedings. The parties intend to reflect the understanding in a definitive agreement.See Note 13 (Subsequent Events).

NOTE 11 - AMENDMENT TO DEVELOPMENT AND LICENSING AGREEMENT

The Company and Adaptive Networks, Inc. ("ANI") have, as of November 26, 2004, amended and restated their Development and License Agreement, dated as of April 17, 2002 (as so amended and restated the "Amended Agreement"). Under the Amended Agreement, the Company has accepted from ANI final delivery of the source code, the intellectual property rights related thereto and other materials related to certain technologies that were to be developed by ANI. Under the original Development and License Agreement entered into by the Company and ANI as of April 17, 2002, the Company acquired a worldwide, perpetual license to ANI's Powerstream technology, which provides the core technology for the Company's semiconductor technologies. The Company contemplates that HelloSoft, Inc. ("HelloSoft"), an independent software developer based in California, will provide certain development work necessary to the completion of the semiconductor chipset. The Company and HelloSoft are parties to a Services Agreement, dated as of March 31, 2004, under which HelloSoft provides continuing development services relating to the Company's semiconductor chipset.

Under the Amended Agreement, the Company and ANI's joint ownership rights will continue with respect to any improvements, developments, discoveries or other inventions that are developed under the agreement with HelloSoft.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 11 - AMENDMENT TO DEVELOPMENT AND LICENSING AGREEMENT (CONTINUED)

In addition, under the Amended Agreement, ANI has agreed that the first $5 million of royalties otherwise payable by the Company to ANI thereunder from proceeds of the sale or license of the semiconductor technologies are to be offset by a credit in the same amount.


NOTE 12 - SEGMENT INFORMATION

Summarized financial information concerning the Company's reportable segments is shown in the following table:


For the six months ended April 30, 2005:

                            Telecommunications Entertainment
                            Business           Business           Unallocable        Totals
                            ------------------------------------------------------------------------
Net Sales- domestic         $            --    $         9,898    $            --    $         9,898
                            ========================================================================
Net Sales - foreign         $            --    $         6,300    $            --    $         6,300
                            ========================================================================
Operating (Loss) Income     $        (1,899)   $        (7,317)   $    (1,564,918)   $    (1,574,134)
                            ========================================================================
Depreciation                $         1,899    $         5,196    $            --    $         7,095
                            ========================================================================
Total Identifiable Assets
   at April 30, 2005        $     5,935,110    $     1,009,777    $       371,967    $     7,316,854
                            ========================================================================


For the six months ended April 30, 2004:

                            Telecommunications Entertainment
                            Business           Business           Unallocable        Totals
                            ------------------------------------------------------------------------
Net Sales - domestic        $            --    $        75,000    $            --    $        75,000
                            ========================================================================
Net Sales - foreign         $            --    $        95,843    $            --    $        95,843
                            ========================================================================
Operating (Loss) Income     $      (172,560)   $         4,432    $    (1,945,500)   $    (2,113,628)
                            ========================================================================
Depreciation                $         1,994    $         6,789    $            --    $         8,783
                            ========================================================================
Total Identifiable Assets
    at April 30, 2004       $     5,952,388    $     2,090,119    $        32,907    $     8,075,414
                            ========================================================================


For the three months ended April 30, 2005:

                            Telecommunications Entertainment
                            Business           Business           Unallocable        Totals
                            ------------------------------------------------------------------------
Net Sales - domestic        $            --    $         7,397    $            --    $         7,397
                            ========================================================================
Net Sales - foreign         $            --    $            --    $            --    $            --
                            ========================================================================
Operating Income (Loss)     $          (740)   $        (3,601)   $      (967,970)   $      (972,311)
                            ========================================================================
Depreciation                $           740    $         2,187    $            --    $         2,927
                            ========================================================================
Total Identifiable Assets   $     5,935,110    $     1,009,777    $       371,967    $     7,316,854
                            ========================================================================


                                      19


                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 12 - SEGMENT INFORMATION (CONTINUED)

For the three months ended April 30, 2004:

                            Telecommunications Entertainment
                            Business           Business           Unallocable        Totals
                            ------------------------------------------------------------------------
Net Sales - domestic        $            --    $        10,000    $            --    $        10,000
                            ========================================================================
Net Sales - foreign         $            --    $        20,200    $            --    $        20,200
                            ========================================================================
Operating Income (Loss)     $       (12,080)   $         3,505    $      (830,135)   $      (838,710)
                            ========================================================================
Depreciation                $           835    $         3,500    $            --    $         4,335
                            ========================================================================
Total Identifiable Assets   $     5,952,388    $     2,090,119    $        32,907    $     8,075,414
                            ========================================================================


NOTE 13 - SUBSEQUENT EVENTS

On May 26, 2005, the Company completed a private placement to certain individual and institutional investors of $3,500,000 in principal amount of its three-year 7% Senior Secured Convertible Debentures (the "2005 Debentures"). Commencing on the earlier of the (i) July 30, 2005 or (ii) the effective date of the Registration Statement (as defined below), the 2005 Debentures are convertible into shares of Common Stock at a conversion price equal to the lower of (x) 70% of the 5 day volume weighted average price of the Company's Common Stock immediately prior to conversion or (y) if the Company entered into certain financing transactions subsequent to the closing date, the lowest purchase price or conversion price applicable to that transaction. In connection with the issuance of the 2005 Debentures, the Company issued to the purchasers thereof Class A Warrants to purchase 11,312,220 shares of the Company's Common Stock exercisable through the last day of the month in which the first anniversary of the effective date of the Registration Statement occurs at a per share exercise price of $0.1547 and and Class B Warrants to purchase 22,624,430 shares of the Company's Common Stock through the last day of the month in which the third anniversary of the effective date of the Registration Statement occurs at a per share exercise price of $0.3094. The Company received net proceeds of approximately $3.11 million, following repayment of offering related expenses.

Interest on the 2005 Debentures accrues at the rate of 7% per annum and is payable on a bi-annual basis, commencing December 31, 2005, or on conversion and may be paid, at the option of the Company, either in cash or in shares of Common Stock. The Company may prepay the amounts outstanding on the Debentures by giving advance notice and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon.

Holders of the Class A Warrants and Class B Warrants, which first became exercisable on the earlier of the (i) July 30, 2005 or (ii) the effective date of the Registration Statement and are entitled to exercise those warrants on a cashless basis following the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise.

To secure the Company's obligations under the 2005 Debentures, the Company granted a security interest in substantially all of its assets, including without limitation, its intellectual property, in favor of the investors under the terms and conditions of a Security Interest Agreement dated as of the date of the 2005 Debentures. The security interest terminates upon the earlier of (i) the date on which less than one-third of the original principal amount of the 2005 Debentures issued on the closing date are outstanding or (ii) payment or satisfaction of all of the Company's obligations relating to the 2005 Debentures.

The Company used a portion of those funds to repay the principal and accrued interest on five notes payable and two convertible notes payable aggregating $1,135,251 in principal.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 13 - SUBSEQUENT EVENTS (CONTINUED)

The Company has undertaken to file within 45 days of the closing a registration statement (the "Registration Statement") covering the Common Stock issuable upon conversion of the 2005 Debentures, the Class A Warrants and Class B Warrants and the Compensation Warrants referred to below.

Under the Registration Rights Agreement, the Company is obligated to pay liquidated damages to the holders of the 2005 Debentures if the Registration Statement is not filed by July 15, 2005 or not declared effective by August 24, 2005 or if the effectiveness of the Registration Statement is subsequently suspended for more than certain permitted periods. The permitted suspension periods are up to two periods during any consecutive 12-month period, but each period shall exceed more than 15 days in length or begin less than 10 days after the preceding suspension period ended. (The date any such suspension commences, beyond such permitted restrictions, is referred to as a "Restricted Sale Date"). The amount that the Company must pay to the debenture holders in respect of the liquidated damages associated with the delays in the filing date or effective date or after a Restricted Sale Date will be 2% of the principal amount of all the 2005 Debentures during the each 30-day period (or any part thereof). After the effective date, the principal amount of the 2005 Debentures used in determining the liquidated damages will be adjusted to equal the sum of (X) the principal amount of all debentures not yet converted and (Y) the principal amount of the convertible debentures converted within the preceding 30 days but not yet sold. These liquidated damages may be paid in shares of the Company's Common Stock (valued at the conversion price) at the option of the holders of the 2005 Debentures or at the Company's option if the Registration Statement is declared effective before February 20, 2006 and is effective as of the date of such payment. Notwithstanding the foregoing, if the Registration Statement is declared effective on or before September 23, 2005, the Company will not be required to pay any of these liquidated damages.

In the Securities Purchase Agreement, the Company agreed that, without the prior consent of a majority in interest of the holders of the 2005 Debentures, it will not (x) enter into any offer or sale of its Common Stock or securities convertible into or exercisable for its Common Stock with any third party (a "New Transaction") at any time prior to the effective date of the Registration Statement, (y) at any time prior to the date on which the which aggregate outstanding principal amount of the 2005 Debentures is first equal to or less than $1,166,667, enter into a New Transaction in which the securities offered or sold provide for a variable conversion price or a variable exercise price or (z) at any time from the effective date of the Registration Statement to the sixth month anniversary thereof, enter into a New Transaction in which any investor is granted registration rights. These limitations, however, do not prohibit issuances of the Company's Common Stock or options or warrants to purchase Common Stock (i) upon the exercise or conversion of options, warrants or convertible securities outstanding on May 26, 2005 or in respect of any other financing agreements as in effect on such date (provided the same is not amended after such date) or disclosed in the Company's filings with the SEC (provided the same are not amended after May 26, 2005), (ii) pursuant to any employee stock option plan approved by the Company's shareholders, (iii) pursuant to a non-employee director stock option plan, (iv) pursuant to a consultants' stock option plan, as in effect on May 26, 2005, (v) upon the exercise of any options or warrants referred to in the preceding clauses of this paragraph (provided the same are not amended after May 26, 2005), (vi) to the Company's employees, officers or directors, provided that all such shares are or are made subject to a lock-up agreement simultaneously with such issuance, or (vii) to a strategic partner.

If the Company actually consummate a New Transaction and that transaction provides for any one or more of the following (a) either a sale price lower than the conversion price provided in the 2005 Debentures, (b) the inclusion of any terms more beneficial to the holder of such instrument than the corresponding terms of the 2005 Debentures, (c) the issuance of warrants at an exercise price lower than that provided in the Class A Warrants or Class B Warrants, (d) the issuance of warrants in an amount greater than the ratio used in connection with the Class A Warrants or Class B Warrants, or (e) the inclusion of any terms more beneficial to the holder of such instrument than the corresponding terms of the Class A Warrants or Class B Warrants, then the terms of any unissued or unconverted 2005 Debentures or any unissued or unexercised Class A Warrants or Class B Warrants shall be modified to adjust the relevant conversion price in such 2005 Debentures, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated and to incorporate any such beneficial term, if any, included in the instruments relating to such transaction. The Company may also be required to issue additional shares with respect to portions of 2005 Debentures previously converted, based on the adjusted conversion price.

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 13 - SUBSEQUENT EVENTS (CONTINUED)

In connection with the placement of the 2005 Debentures, the Company issued to a finder warrants to purchase up to 5,656,108 million shares of Common Stock (the "Compensation Warrants"), with warrants for 2,262,443 shares being exercisable through the last day of the month in which the third anniversary of the closing occurs at a per share exercise price of $0.3094; warrants for 2,262,443 shares being exercisable through the last day of the month in which the third anniversary of the effective date of the Registration Statement occurs at a per share exercise price of $0.3094; and warrants for 1,131,222 shares being exercisable through the last day of the month in which the first anniversary of the effective date of the Registration Statement occurs at a per share exercise price of $0.1547. The Compensation Warrants are otherwise exercisable on substantially the same terms and conditions as the Investor Warrants and the Common Stock underlying these warrants will be also included in the Registration Statement.

As a result of obtaining the 2005 Debentures, 1,000,000 stock options granted to each of the Company's chief executive officer and executive vice president in April 2005 became fully vested and non-forfeitable, as discussed in Note 9.

LITIGATION RESOLUTION


In July 2005 the legal proceedings described in Note 10 were dismissed with prejudice upon the issuance in favor of the plaintiffs of an irrevocable letter of credit in the maximum amount of $300,000 by a non-related third party. The Company has no reimbursement obligation with respect to the letter of credit.


STOCK ISSUANCES


From May 1, 2005 to July 19, 2005, the Company issued unregistered securities as follows:


In May 2005, the Company issued:


(i) 437,500 shares of Common Stock for cash proceeds of $35,000
(ii) 357,444 shares of Common Stock for converted debentures and interest valued at $53,617.


In June 2005, the Company issued:


(i) 550,167 shares of common stock for converted debentures and interest valued at $82,525.
(ii) 2,000,000 shares of common stock to a consultant for financial advisory services
(iii) 29,547 shares of common stock to Zaiq in connection with the anti-dilution provisions in the Exchange Agreement.

In July, the Company issued:

(i) 739,000 shares of common stock for converted debentures and interest valued at $110,850.


IMPAIRMENT CHARGE RELATED TO FILM IN DISTRIBUTION

Based upon information received from the Company's film distributor in July 2005,during the three months ending July 31, 2005 the Company will record an impairment charge of $1,009,777 and reduce the carrying value of it's film in distribution to $0. The impairment charge was due to higher than expected distribution costs and lower than expected sales and average retail seller price for the DVD.

                                INDEX TO AUDITED
                        CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Registered Public Accounting Firm                      F-1

Consolidated Balance Sheets
  At October 31, 2004 and 2003                                               F-2

Consolidated Statements of Operations
  for the Years Ended October 31, 2004 and 2003                              F-3

Consolidated Statements of Stockholders' (Deficiency) Equity
  for the Years Ended October 31, 2004 and 2003                       F-4 to F-5

Consolidated Statements of Cash Flows
  for the Years Ended October 31, 2004 and 2003                       F-6 to F-7

Notes to the Consolidated Financial Statements                       F-8 to F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
New Visual Corporation

We have audited the accompanying consolidated balance sheets of New Visual Corporation and Subsidiaries (the "Company") as of October 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' (deficiency)equity, and cash flows for the years ended October 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Visual Corporation and Subsidiaries at October 31, 2004 and 2003 and the results of their operations and their cash flows for the years ended October 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred net losses of $5,506,287 and $3,316,500 during the years ended October 31, 2004 and 2003, respectively. As of October 31, 2004, the Company had a working capital deficiency of approximately $3,985,000. These conditions raise substantial doubt about the Company's ability to continue as a going-concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                            /S/ MARCUM & KLIEGMAN LLP


NEW YORK, NEW YORK
JANUARY 28, 2005

                             NEW VISUAL CORPORATION AND SUBSIDIARIES

                                   CONSOLIDATED BALANCE SHEETS

                                                                         October 31,
                                                                ----------------------------
                                                                    2004             2003
                                                                ------------    ------------
ASSETS
------
Current Assets:
   Cash                                                         $    127,811    $    319,786
   Other current assets                                                7,984           5,015
                                                                ------------    ------------
 TOTAL CURRENT ASSETS                                                135,795         324,801

   Property and equipment - net                                       23,873          41,301
   Technology license and capitalized software
   development fee                                                 5,751,000       5,751,000
   Film in distribution - net                                      1,021,722       2,142,212
   Deferred financing costs                                          187,413              --
   Other assets                                                        7,434          13,036
                                                                ------------    ------------
TOTAL ASSETS                                                    $  7,127,237    $  8,272,350
                                                                ============    ============

LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
-------------------------------------------------

Current Liabilities:
   Convertible notes payable                                    $    913,000    $  1,103,000
   Current Convertible debentures (net of
       debt discount of $512,778)                                    197,222         300,000
   Notes payable                                                   1,002,310         740,311
   Accounts payable and accrued expenses                           2,007,871       1,744,883
   License and development fees payable                                   --          95,000
                                                                ------------    ------------
Total Current Liabilities                                          4,120,403       3,983,194

   Long-term Convertible debentures (net of
      debt discount of $268,750)                                      53,750              --
   Redeemable Series B preferred stock                             3,192,000       3,192,000
                                                                ------------    ------------
Total Liabilities                                                  7,366,153       7,175,194
                                                                ------------    ------------
Commitments, Contingencies and Other Matters

Stockholders' (Deficiency) Equity:
Preferred stock - $0.01 par value; 15,000,000 shares
  authorized; Series A junior participating preferred
  stock; -0- shares issued and outstanding                                --              --
Common stock - $0.001 par value; 500,000,000 shares
  authorized; 84,781,959 and 70,676,682 shares issued and
  outstanding at October 31, 2004 and 2003, respectively              84,782          70,677
Additional paid-in capital                                        55,031,976      51,131,622
Unearned financing fees                                                   --         (15,674)
Unearned compensation                                               (164,500)       (404,582)
Accumulated deficit                                              (55,191,174)    (49,684,887)
                                                                ------------    ------------

      Total Stockholders' (Deficiency) Equity                       (238,916)      1,097,156
                                                                ------------    ------------
      Total Liabilities and Stockholders' (Deficiency) Equity   $  7,127,237    $  8,272,350
                                                                ============    ============


   The accompanying notes are an integral part of these consolidated financial statements.


                                              F-2

                     NEW VISUAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        For the Years Ended October 31,
                                                             2004            2003
                                                         ------------    ------------
REVENUES                                                 $    287,570    $    379,980
                                                         ------------    ------------
OPERATING EXPENSES:
  Cost of sales                                               142,691         192,889
  Projects written off                                             --          56,864
  Impairment of film in distribution                          977,799              --
  Research and development                                     92,500         117,901
  Compensatory element of stock issuances for selling,
    general and administrative expenses                     1,359,882       2,062,081
  Compensatory element of stock issuances for R&D              92,500              --
  Selling, general and administrative expenses              2,081,305       2,127,267
  Litigation settlement                                            --           6,500
                                                         ------------    ------------
    TOTAL OPERATING EXPENSES                                4,746,677       4,563,502
                                                         ------------    ------------

OPERATING LOSS                                             (4,459,107)     (4,183,522)
                                                         ------------    ------------
OTHER EXPENSES (INCOME):
  Interest expense                                            883,592         270,587
  Non Cash Gain - Litigation Settlement                            --      (1,474,000)
  Amortization of deferred financing costs                     78,427              --
  Amortization of unearned financing costs                     85,161         336,391
                                                         ------------    ------------

TOTAL OTHER EXPENSES (INCOME)                               1,047,180        (867,022)
                                                         ------------    ------------

NET LOSS                                                 $ (5,506,287)   $ (3,316,500)
                                                         ============    ============

BASIC AND DILUTED NET LOSS PER COMMON SHARE              $      (0.07)   $      (0.05)
                                                         ============    ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING       78,052,498      60,643,489
                                                         ============    ============


The accompanying notes are an integral part of these consolidated financial statements.


                                       F-3

                                             NEW VISUAL CORPORATION AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFECIENCY) EQUITY
                                          FOR THE YEARS ENDED OCTOBER 31, 2004 AND 2003

                                      Common Stock          Additional     Unearned                                       Total
                              ---------------------------    Paid-In      Financing      Unearned       Accumulated    Stockholders'
                                  Shares        Amount       Capital        Costs       Compensation      Deficit       Deficiency
                              ------------  ------------  ------------   ------------   ------------   ------------    ------------
Balance- November 1, 2003       70,676,682  $     70,677  $ 51,131,622   $    (15,674)  $   (404,582)  $(49,684,887)   $  1,097,156

Issuance of common
   stock for cash                4,907,085         4,907       589,093             --             --             --         594,000
Issuance of common stock
   for extension of
   promissory notes                310,003           310        49,071        (49,381)            --             --              --
Issuance of common
   stock in payment for
   deferred payroll                 40,000            40         9,960             --             --             --          10,000
Issuance of common
   stock for compensation        1,003,999         1,004       230,076             --       (230,000)            --           1,080
Issuance of common
   stock under consulting
   agreements                    4,002,227         4,002       976,048             --       (980,050)            --              --
Issuance of common
   stock for services              468,047           468       109,739             --         (2,250)            --         107,957
Issuance of common
   stock for conversion
   of convertible debt           2,209,631         2,210       329,235             --             --             --         331,445
Issuance of common
    stock for liquidated
    damages                        283,333           283        23,717             --             --             --          24,000
Issuance of common stock
   for research and
   development services            880,952           881        91,619             --             --             --          92,500
Stock offering costs                    --            --       (20,475)            --             --             --         (20,475)
Warrants issued with
   convertible
   debentures                           --            --       577,896             --             --             --         577,896
Value assigned to
   beneficial conversions               --            --       772,104             --             --             --         772,104
Warrants issued to
   placement agent                      --            --       121,018             --             --             --         121,018
Value assigned to
   warrants issued for
   extension of
   convertible notes                    --            --        20,106        (20,106)            --             --              --
Warrants issued for
   professional services                --            --        21,147             --             --             --          21,147
   compensation expense                 --            --            --             --      1,452,382             --       1,452,382
Amortization of unearned
   financing costs                      --            --            --         85,161             --             --          85,161
Net loss                                --            --            --             --             --     (5,506,287)     (5,506,287)
                              ------------  ------------  ------------   ------------   ------------   ------------    ------------
Balance at October 31, 2004     84,781,959  $     84,782  $ 55,031,976   $         --   $   (164,500)  $(55,191,174)   $   (238,916)
                              ============  ============  ============   ============   ============   ============    ============

                 The accompanying notes are an integral part of these consolidated financial statements.


                                                              F-4

                                             NEW VISUAL CORPORATION AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFECIENCY) EQUITY
                                          FOR THE YEARS ENDED OCTOBER 31, 2004 AND 2003

                                    Common Stock             Paid-In       Unearned      Unearned       Accumulated   Stockholders'
                               Shares          Amount        Capital   Financing Costs  Compensation      Deficit        Equity
                             ------------------------------------------------------------------------------------------------------
Balance - November 1, 2002    49,787,069   $     49,787   $ 47,097,830   $   (214,952)  $   (331,581)  $(46,368,387)  $    232,697

Issuance of common stock
  for cash                    17,112,611         17,113      2,919,580             --             --             --      2,936,693
Issuance of common stock
  for conversion of
  promissory notes and
  interest                     1,225,941          1,226        376,524             --             --             --        377,750
Issuance of common stock in
  payment of deferred payroll     88,710             89         54,912             --             --                        55,001
Issuance of common
  stock under consulting
  agreements                   3,621,875          3,622      1,535,628             --     (1,539,250)            --             --
Cancellation of shares
  under legal settlement      (2,200,000)        (2,200)    (1,471,800)            --             --             --     (1,474,000)
Cashless exercise of
  warrants                        40,476             40            (40)            --             --             --             --
Exercise of warrants           1,000,000          1,000         59,000             --             --                        60,000
Stock offering costs                  --             --       (172,957)            --             --             --       (172,957)
Value assigned to
  beneficial conversion               --             --        137,113       (137,113)            --             --             --
Value assigned to warrants
  issued to consultants               --             --        588,232             --       (588,232)            --             --
Value assigned to options
  issued to consultants               --             --          7,600             --         (7,600)            --             --
Amortization of unearned
  compensation expense                --             --             --             --      2,062,081             --      2,062,081
Amortization of unearned
  financing costs                     --             --             --        336,391             --             --        336,391
Net loss                                                                                                 (3,316,500)    (3,316,500)
                            -------------------------------------------------------------------------------------------------------
Balance - October 31, 2003    70,676,682   $     70,677   $ 51,131,622   $    (15,674)  $   (404,582)  $(49,684,887)  $  1,097,156
                            =======================================================================================================

                 The accompanying notes are an integral part of these consolidated financial statements.


                                                              F-5

                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         For the Years Ended
                                                              October 31,
                                                         2004           2003
                                                      -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                            $(5,506,287)  $(3,316,500)
    Adjustments to reconcile net loss to net cash
     used in operating activities:
       Consulting fees and other compensatory
         elements of stock issuances                    1,452,382     2,062,081
       Unusual item - gain on Litigation Settlement            --    (1,474,000)
       Projects written-off                                    --        56,864
       Interest paid in stock                              13,946            --
       Penalties paid in stock                             24,000            --
       Warrants issued for services                        21,147            --
       Impairment of film in distribution                 977,799            --
       Amortization of unearned financing costs            85,161       336,391
       Amortization of deferred financing costs            78,427            --
       Amortization of film in production costs           142,691       192,889
       Amortization on debt discount on notes             568,471            --
       Depreciation                                        17,428        23,232
    Change in assets (increase) decrease:
       Other current assets                                (2,969)       (3,365)
       Due from related parties                            10,033
       Other assets                                         5,602         1,540
    Change in liabilities increase (decrease):
       Accounts payable and accrued expenses              499,196      (172,462)
                                                      -----------   -----------
         NET CASH USED IN OPERATING ACTIVITIES         (1,647,678)   (2,283,297)

CASH USED IN INVESTING ACTIVITIES
   Projects under development                                  --      (213,134)
   Acquisition of technology license and
      development fee                                     (95,000)     (639,000)
                                                      -----------   -----------
         NET CASH USED IN INVESTING ACTIVITIES            (95,000)     (852,134)
                                                      -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                  594,000     2,936,693
  Offering costs related to stock issuances               (20,475)     (172,957)
  Proceeds from convertible debentures                  1,350,000       300,000
  Proceeds from exercise of options and warrants               --        60,000
  Proceeds from notes payable                             262,000            --
  Proceeds from convertible notes payable                 100,000       287,000
  Capitalized financing costs                            (144,822)           --
  Repayments of convertible debentures                   (300,000)           --
  Repayments of notes payable                                  --      (231,096)
  Repayments of convertible notes payable                (290,000)      (36,000)
                                                      -----------   -----------
      NET CASH PROVIDED BY FINANCING ACTIVITIES         1,550,703     3,143,640

(DECREASE) INCREASE IN CASH                              (191,975)        8,209

CASH - BEGINNING OF YEAR                                  319,786       311,577
                                                      -----------   -----------
CASH - ENDING OF YEAR                                 $   127,811   $   319,786
                                                      ===========   ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                     NEW VISUAL CORPORATION AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         For the Years Ended October 31,

                                                                                        2004            2003
                                                                                    ------------    ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                                                        $    14,565     $        --
                                                                                    ============    ============
    Income taxes                                                                    $        --     $        --
                                                                                    ============    ============
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Compensation satisfied by issuance of common stock                                $   119,037     $    55,001
                                                                                    ============    ============
  Notes and interest satisfied by issuance of common stock                          $        --     $   377,750
                                                                                    ============    ============
  Common stock issued for notes payable and accrued interest                        $        --     $   156,000
                                                                                    ============    ============
  Common stock issued for converion of convertible debt                             $   317,500     $        --
                                                                                    ============    ============
  Common stock issued for research and development services                         $    92,500     $        --
                                                                                    ============    ============

  Value assigned to warrants issued to placement agent                              $   121,018     $        --
                                                                                    ============    ============

  Value assigned to beneficial conversion in connection with the 7%
    convertible debenture                                                           $   772,104     $        --
                                                                                    ============    ============
  Value assigned to warrants issued to purchasers of convertible debentures         $   577,896     $        --
                                                                                    ============    ============
  Value assigned to warrants issued for extension of convertible notes              $    20,106     $        --
                                                                                    ============    ============

           The accompanying notes are an integral part of these consolidated financial statements.

                                                      F-7

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - PRINCIPLES OF CONSOLIDATION, BUSINESS AND CONTINUED OPERATIONS

The consolidated financial statements include the accounts of New Visual Corporation ("New Visual") and its wholly owned operating subsidiaries, NV Entertainment, Inc. ("NV Entertainment") (including its 50% owned subsidiary Top Secret Productions, LLC), and NV Technology, Inc.(formerly New Wheel Technology, Inc.) ("New Wheel" collectively, the "Company"). All significant intercompany balances and transactions have been eliminated. The Company consolidates its 50% owned subsidiary Top Secret Productions, LLC due to the Company's control of management, board of directors and financial matters of such entity.

New Visual Corporation was incorporated under the laws of the State of Utah on December 5, 1985. In November of 1999, the Company began to focus its business activities on the development of new Semiconductor Technologies. Pursuant to such plan, in February of 2000, the Company acquired New Wheel. The Company's technology business has generated no revenues to date.

The Company operates in two business segments, the production of motion pictures, films and videos (Entertainment Segment) and development of new semiconductor technologies (Semiconductor Segment). The Company's Entertainment Segment is dependent on future revenues from the Company's film Step Into Liquid. The Semiconductor Segment is dependent on the Company's ability to successfully commercialize its developed technology.

Through its subsidiary NV Entertainment the Company has operating revenues for its Entertainment Segment, but may continue to report operating losses for this segment. The Semiconductor Segment will have no operating revenues until successful commercialization of its developed technology, but will continue to incur substantial operating expenses, capitalized costs and operating losses.

GOING CONCERN UNCERTAINTY

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business.

The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. The Company has suffered significant recurring operating losses, used substantial funds in its operations, and needs to raise additional funds to accomplish its objectives. For the years ended October 31, 2004 and 2003 the Company incurred net losses of approximately $5.5 million and $3.3 million, respectively, and as of October 31, 2004 had a working capital deficiency of approximately $4.0 million. In addition, management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities through at least October 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

As more fully described in the Notes below, the Company funded its operations during 2004 and 2003 through sales of its common stock, par value $0.001 per share (the "Common Stock"), proceeds from notes and convertible notes and the exercise of options and warrants resulting in approximate net proceeds to the Company of $2,300,000 and $3,411,000, respectively. In addition, as more fully described in Note 17, the Company raised in December 2004 approximately $267,000 in net proceeds from the sale of promissory notes. During the period from November 1, 2004 thru January 25, 2005 the Company sold an aggregate 1,005,000 shares of common stock to several investors for total proceeds of $80,400.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's ability to continue to operate as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. The Company needs to raise substantial funds to maintain its operations as presently conducted. If the Company is unable to raise sufficient funds, the Company will not be able to maintain operations as presently conducted and may cease operating as a going concern.

Management of the Company is continuing its efforts to secure funds through equity and/or debt instruments for its operations. The Company will require additional funds for its operations and to pay down its liabilities, defend legal claims made against it, as well as finance its expansion plans consistent with its business plan. However, there can be no assurance that the Company will be able to secure additional funds and that if such funds are available, whether the terms or conditions would be acceptable to the Company and whether the Company will be able to turn into a profitable position and generate positive operating cash flow. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and these adjustments may be material.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash, accounts payable, accrued expenses and convertible notes approximate fair value because of their immediate or short-term nature. The fair value of long-term notes payable approximates their carrying value because the stated rates of the debt either reflect recent market conditions or are variable in nature.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line method over the estimated useful lives of the assets, which generally range from five to seven years. Maintenance and repair expenses are charged to operations as incurred.

FILM IN DISTRIBUTION

Statement of Position 00-2, Accounting by Producers or Distributors of Films ("SOP-00-2") requires that film costs be capitalized and reported as a separate asset on the balance sheet. Film costs include all direct negative costs incurred in the production of a film, as well as allocations of production overhead and capitalized interest. Direct negative costs include cost of scenario, story, compensation of cast, directors, producers, writers, extras and staff, cost of set construction, wardrobe, accessories, sound synchronization, rental of facilities on location and post production costs. SOP-00-2 also requires that film costs be amortized and participation costs accrued, using the individual-film-forecast-computation method, which amortizes or accrues such costs in the same ratio that the current period actual revenue (numerator) bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator). The Company makes certain estimates and judgments of its future gross revenue to be received for each film based on information received by its distributors, historical results and management's knowledge of the industry. Revenue and cost forecasts are continually reviewed by management

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and revised when warranted by changing conditions. A change to the estimate of gross revenues for an individual film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period.

In addition, SOP-00-2 also requires that if an event or change in circumstances indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, then an entity should determine the fair value of the film and write-off to the statements of operations the amount by which the unamortized film costs exceeds the films fair value. During January of 2005, the Company performed its review, and it was determined that the unamortized film costs exceeded the Film's fair value. The Company determined that its previous estimation of the expenses incurred by the Film's distributor were too low and the estimation of future revenue were too high. As a result of this review, the Company wrote-down the carrying value attributed to its Film In Distribution to $1,021,722 at October 31, 2004. This resulted in an impairment of $977,799 which is included in consolidated statement of operations for the year ended October 31, 2004.

The Company commenced amortization of capitalized Film costs and accrued (expensed) participation costs when its film, was released and it began to recognize revenue from the film. The Company had amortization costs of $142,961 and $192,889 for the years ended October 31, 2004 and 2003, respectively.

PROJECT IN DEVELOPMENT

During the year ended October 31, 2003, several projects under development were determined to have no estimated realizable value and were accordingly written-off. Project costs written-off during the year ended October 31, 2003 were $56,864.

INCOME TAXES

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). SFAS No. 109 employs an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred income taxes of a change in tax rates is recognized in operations in the period that includes the enactment date.

REVENUE RECOGNITION

The Company recognizes film revenue from the distribution of its feature film and related products when earned and reasonably estimable in accordance with SOP 00-2. The following conditions must be met in order to recognize revenue in accordance with SOP 00-2:

o persuasive evidence of a sale or licensing arrangement with a customer exists;
o the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;
o the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;
o the arrangement fee is fixed or determinable; and
o collection of the arrangement fee is reasonably assured.

Under a rights Agreement with Lions Gate Entertainment ("LGE") the domestic distributor for its Film entitled Step Into Liquid, the Company shares with LGE in the profits of the Film after LGE recovers its marketing, distribution and other predefined costs and fees. The agreement provides for the payment of minimum guaranteed license fees, usually payable on delivery of the respective completed film, that are subject to further increase based on the actual distribution results in the respective territory. Minimum guaranteed license fees totaled $95,000 and $200,000 during the years ended October 31, 2004 and 2003, respectively and were recorded as revenue.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred. Amounts allocated to acquired-in-process research and development costs, from business combinations, are charged to earnings at the consummation of the acquisition.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Capitalization of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software is generally based upon achievement of a detail program design free of high-risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers. Amortization is provided on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

The Company periodically performs reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, the capitalized costs of each software product is then valued at the lower of its remaining unamortized costs or net realizable value.

The Company has no amortization expense for the years ended October 31, 2004 and 2003 for its capitalized software development costs.

LOSS PER COMMON SHARE

Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted loss per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period. No effect has been given to outstanding options, warrants or convertible debentures in the diluted computation, as their effect would be anti-dilutive.

The number of potentially dilutive securities excluded from computation of diluted loss per share was approximately 38,509,190 and 21,387,483, for the years ended October 31, 2004 and 2003, respectively.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK-BASED COMPENSATION

The Company follows Statement of Financial Standards ("SFAS No. 123"), Accounting for Stock-Based Compensation. SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value-based method of accounting as defined in this statement and the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees.

The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted for stock-based compensation relative to the Company employees. Stock and options granted to other parties in connection with providing goods and services to the Company are accounted for under the fair value method as prescribed by SFAS No. 123.

In December 2002, the Financial Accounting Standard Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation -Transition and Disclosure - an Amendment of FASB Statement No. 123. This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No.148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. The Company has adopted the increased disclosure requirements of SFAS No. 148 during the year ended October 31, 2003.


                                                 For the years ended October 31,
                                                      2004             2003
                                                  ------------     ------------
Net loss, as reported                             $(5,506,287)     $(3,316,500)
Add: Stock-based employee compensation expense
  included in reported net loss                            --               --
Less: Total stock-based employee compensation
  expense determined under the fair value-based
  method for all Awards                              (333,500)        (676,396)
                                                  ------------     ------------

Proforma net loss                                 $(5,839,287)     $(3,992,896)
                                                  ============     ============
Basic and Diluted Net Loss:
  As reported                                     $     (0.07)     $     (0.05)
                                                  ============     ============

  Proforma                                        $     (0.07)     $     (0.07)
                                                  ============     ============


IMPAIRMENT OF LONG-LIVED ASSETS

Pursuant to SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company evaluates its long-lived assets for financial impairment, and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2003, the FASB issued Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interests. FIN 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN 46 and issued Interpretation Number 46(R), "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN 46(R)"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN 46(R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public small business issuers' entities is required in all interim and annual financial statements for periods ending after December 15, 2004. The adoption of FIN 46(R) is not expected to have an impact on the Company's consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Shared-Based Payment." SFAS 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for
(a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, , which was permitted under SFAS No. 123, as originally issued.

The revised statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements.

SFAS No. 123(R) is effective for small business issuers financial statements for the first interim or annual reporting period that begins after December 15, 2005, with early adoption encouraged.

The Company is currently evaluating the impact that this statement will have on its financial condition or results of operations.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to conform to the current year presentation.

NOTE 3 - ACQUISITIONS

NV TECHNOLOGY, INC.

In February 2000, the Company completed the acquisition of New Wheel, development-stage, California-based, technology company. New Wheel was merged with Astounding Acquisition Corp., a Delaware corporation and wholly owned subsidiary of New Visual. The Company now uses New Wheel to conduct the development of its broadband technology (NV Technology). An aggregate of 3,000,000 restricted shares of common stock valued at $6,000,000 were issued to the New Wheel stockholders in consideration of the merger. Accordingly, the $6,000,000 was charged to operations during the year ended October 31, 2000. On June 28, 2002, the Company entered into a settlement agreement and mutual releases in certain litigation filed by the former owners of New Wheel and former officers of the Company ("Blevins and Shepperd"). Under the terms of the settlement agreement, Blevins and Shepperd returned to the Company in December 2002, 2.2 million shares of the Company's common stock previously issued to them in connection with the acquisition of New Wheel. During the quarter ended January 31, 2003, the Company recorded a gain from this settlement agreement of $1,474,000.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment, consists of the following:


                                                          At October 31,
                                                          --------------
                                                    2004                2003
                                                ------------        ------------

Furniture and fixtures                          $    54,097         $    54,097
Camera equipment                                    298,109             298,109
Office equipment                                    109,515             109,515
                                                ------------        ------------
                                                    461,721             461,721
Less: Accumulated depreciation                      437,848             420,420
                                                ------------        ------------
Total                                           $    23,873         $    41,301
                                                ============        ============



For the years ended October 31, 2004 and 2003, depreciation expense was $17,428 and $23,232, respectively.

NOTE 5 - TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT

On April 17, 2002, the Company entered into a development and license agreement with Adaptive Networks, Inc. "Adaptive" to acquire a worldwide, perpetual license to Adaptive's Powerstream (TM) technology, intellectual property, and patent portfolio for use in products relating to all applications in the field of the copper telephone wire telecommunications network. In consideration of the grant of the license, the Company assumed certain debt obligations of Adaptive to Zaiq Technologies, Inc. "Zaiq" and TLSI, Inc. "TLSI". The Company then issued 3,192 shares of its Series B Preferred Stock, valued at $3,192,000, with a liquidation preference of $1,000 per share and paid $250,000 in cash to Zaiq in satisfaction of the Zaiq debt. The Company also issued 624,480 shares of common stock, valued at $750,000, to TLSI in satisfaction of the TLSI debt. The value of the consideration issued by the Company in connection with the license agreement totaled $4,192,000.

The Company also paid Adaptive a development fee of $1,559,000 for software development services and agreed to pay Adaptive a royalty equal to a percentage of the net sales of products sold by the Company and license revenue received by the Company.

The Company capitalized the consideration issued in connection with the license fee and development fee totaling $5,751,000. The Company's technical employees and advisors concluded that as of March 2002 the Company had established technological feasibility for its ultimate telecommunication product to be marketed. Additional development services and testing, to be performed principally by HelloSoft, Inc. ("Hellosoft") of San Jose, California, a third party consultant are necessary to complete the commercialization of the product development. The success of the Company's Semiconductor Segment is dependent upon the successful completion of development and testing of its broadband technology. No assurance can be given that the Company can complete development of such technology, or that with respect to such technology that is fully developed, it can be commercialized on a large-scale basis or at a feasible cost. No assurance can be given that such technology will receive market acceptance. Accordingly it is reasonably possible that the carrying amount of the technology license may be reduced materially in the near future.

The agreement with Adaptive was amended November 26, 2004 (see Note 17).

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - FILM IN DISTRIBUTION

In April 2000, the Company entered into a joint venture production agreement to produce a feature length film ("Step Into Liquid") for theatrical distribution. The Company agreed to provide 100% of the funding for the production in the amount of up to $2,250,000 and, in exchange, received a 50% share in all net profits from worldwide distribution and merchandising, after receiving funds equal to its initial investment of up to $2,250,000. As of October 31, 2004 the Company has funded a net of $2,335,101 for completion of the film. The film is currently in distribution. The Company has recognized revenues of $287,570 and $379,980 for the years ended October 31, 2004 and 2003, respectively. Based upon information received from the Company's film distributor in January 2005,during the quarter ended October 31, 2004 the Company recorded an impairment charge of $977,779 and reduced the carrying value of its film in distribution to $1,021,722. The impairment charge was due to higher than expected distribution costs and lower than expected average retail selling price for the DVD.

The Company had amortization costs of $142,691 and $192,889 for the years ended October 31, 2004 and 2003, respectively, for the film. The total film production costs and related amounts capitalized are as follows:

                                   OCTOBER 31,

                                                          2004           2003
                                                      -----------    -----------

Released films                                        $2,335,101     $2,335,101
Less cumulative amortization of film production
  costs (1)                                            1,313,379        192,889
                                                      -----------    -----------
Total film production costs capitalized for
  released films                                       1,021,722      2,142,212
Films in production                                           --             --
Films in development or pre-production                        --             --
                                                      -----------    -----------
Total film production costs capitalized, net          $1,021,722     $2,142,212
                                                      ===========    ===========


(1) In the fourth quarter of fiscal 2004, the Company recorded a fourth quarter impairment charge to its film in distribution totaling $977,799.

Based on anticipated future revenues, amortization of the costs of the film in distribution are estimated to be:


                           2005        $    83,612
                           2006            193,918
                           2007            155,572
                           2008            155,572
                           2009            113,328
                        Thereafter         319,720
                                       ------------
                                       $ 1,021,722
                                       ============


NOTE 7- DEFERRED FINANCING COST

At October 31, 2004, deferred financing cost consisted of costs incurred in connection with the sale of $1,350,000 of 7% convertible debentures:


                 Deferred financing cost          $265,840
                 Less: accumulated amortization     78,427
                                                  ---------
                 Deferred financing cost, net     $187,413
                                                  =========


Amortization of deferred financing cost for the year ended October 31, 2004 was $78,427..

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - CONVERTIBLE NOTES PAYABLE

The Company entered into several convertible promissory note agreements with various trusts and individuals. The Company agreed to pay the principal and an additional amount equal to 50% of the principal. The notes are due when the Company reaches certain milestones from the distribution of its motion picture (Note 6). The notes may be converted at any time, in whole or in part, into that number of fully paid and non-assessable shares of common stock at conversion prices ranging from $.33 to $1.00. These and the Company's other notes are summarized in the table below:



                                                              At October 31,
                                                           2004          2003
                                                           ----          ----
        Note payable (1)                               $  140,000    $  250,000
        Notes payable (ten notes) (2)                     483,000       483,000
        Note payable, 9% interest (3)                      10,000        10,000
        Notes payable (four notes), 12% interest (4)      180,000       360,000
        Notes payable (eight notes), 12% (5)              100,000            --
                                                       -------------------------
        TOTAL                                          $  913,000    $1,103,000
                                                       =========================


(1) Due when receipts received by the Company from the joint venture (see note
6) exceed $375,000.
(2) Due when receipts received by the Company from the joint venture (see note
6) exceed $2,250,000.
(3) Due when receipts received by the Company from the joint venture (see note
6) exceed $750,000.
(4) Notes had an original due date of November 21, 2003. The note holders extended the due date until January 7, 2004 in exchange for 160,000 shares of common stock. In January 2004 the Company paid $180,000 of principal payments and further extended the remaining notes until the next round of financing is completed.
(5) On September 21, 2004, the Company entered into eight identical loan agreements totaling $100,000. The loan is evidenced by a promissory note dated September 21, 2004 ("the Promissory Note") issued by the Company to the lender. The principal amount of the loan and any accrued and unpaid interest is due and payable on June 21, 2005. The Company may prepay the loan in whole or in part at any time without penalty. All unpaid interest shall be converted into common shares of the Company's stock equal to the interest on the principal amount divided by the applicable conversion price (40% of the average market price for the previous 10 trading days before conversion).

During the year ended October 31, 2003, holders of convertible notes converted principal of $258,500 and accrued interest of $119,250 into 1,225,941 shares of the Company's Common Stock. Several of the above convertible note agreements that were entered into during the fiscal year ended October 31, 2003 and 2002, were convertible into common stock at a conversion rate lower than the market price at the issuance of the convertible notes. The value of such beneficial conversion features was $137,113 which was charged to financing costs during the fiscal year ended October 31, 2003.

NOTE 9 - CONVERTIBLE DEBENTURES

In December 2003, the Company completed a private placement to certain private and institutional investors of $1 million in principal amount of its three year 7% Convertible Debentures (the "Debentures") and signed commitments to place an additional $1,000,000 of such Debentures (the "Additional Debentures") upon the effectiveness of the Company's registration statement (the "Registration Statement") covering the Common Stock underlying the Debentures. The Registration Statement was originally filed on February 11, 2004. In April and May 2004, certain holders of the Debentures waived the registration statement effectiveness condition and purchased an aggregate of $350,000 in principal amount of Debentures, satisfying their post effectiveness commitments. The Registration Statement was declared effective by the Securities and Exchange Commission on August 16, 2004 solely with respect to the Common Stock underlying the $1 million in principal amount of Debentures and related securities issued as of December 2003. As the registration statement covering the Common Stock underlying the Additional Debentures was not declared effective by the specified date of June 28, 2004, the Company will not be issuing Additional Debentures for the remaining $650,000 under this transaction.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the issuance of the Debentures in December 2003, the Company issued five-year warrants to purchase up to 6,666,667 shares of the Company's Common Stock, at a per share exercise price of $0.25, subject to cashless exercise provisions. In connection with the issuance of the additional Debentures in April and May 2004, the Company issued five-year warrants to purchase up to 2,333,332 shares of the Company's Common Stock, at a per share exercise price of $0.25, subject to cashless exercise provisions.

The holders of the Debentures can convert their debt into shares of the Company's common stock at $.15 per share subject to certain dilution adjustments.

Accrued interest under the Debentures may be paid in cash or Common Stock. In the event of an uncured default, as defined, or a non-permitted sale of securities, the holders of the Debenture can require the Company to redeem their Debentures. Providing that the certain conditions are met, the Debentures automatically convert into common shares on the third anniversary of issuance. In addition, under certain circumstances, the Company can require the conversion of the Debentures before such time.

The gross proceeds of the $1,000,000 in December of 2003 were allocated 57.73% or $577,259 to the Debenture and 42.27% or $422,741 to the warrants. The conversion price of the debentures was below the market price of the Company's common stock at December 31, 2003, which resulted in a beneficial conversion feature relating to the first $1,000,000 of $577,259. In accordance with EITF 00-27 the amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

The gross proceeds of the $100,000 in April of 2004 were allocated 52.66% or $52,659 to the debenture and 47.34% or $47,341 to the warrants. The conversion price of the debentures was below the market price of the Company's common stock at April 20, 2004, which resulted in a beneficial conversion feature of $52,659. In accordance with EITF 00-27 the amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

The gross proceeds of the $250,000 in May of 2004 were allocated 56.87% or $142,186 to the debenture and 43.13% or $107,814 to the warrants. The conversion price of the debentures was below the market price of the Company's common stock at May 7, 2004, which resulted in a beneficial conversion feature of $142,186. In accordance with EITF 00-27 the amount allocated to the beneficial conversion feature was limited to the net proceeds of the offering less the value allocated to the warrants issued to the purchasers.

During the year ended October 31, 2004, $317,500 of principal amount of Debentures plus accrued interest of $13,945 were converted into 2,209,631 shares of the Company's Common Stock.

In connection with this private placement, the Company issued to the placement agent warrants to purchase 900,000 shares of the Company's Common Stock valued at $121,018 and incurred $144,822 of other debt issuance costs. Such amount was recorded as deferred financing costs and is being charged to interest expense over the term of the loan. The warrants to purchase 666,667 shares of common stock expire on December 31, 2008 and the warrants to purchase 66,666 shares of common stock expire on April 20, 2009 and the warrants to purchase 166,667 shares of Common Stock expire on May 7, 2009. In each case, the warrants are exercisable at $.15 per share.

The Company paid in full ($300,000 plus $3,540 of accrued interest) the 7% convertible debenture entered into on October 31, 2003 with a maturity date of April 30, 2004 out of the proceeds it received from the above December 31, 2003 private placement.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

With respect to the Debentures that were placed in April and May 2004 in an aggregate principal amount of $350,000, the Company may be required to remit to these purchasers an aggregate amount of $350,000 upon a demand for rescission by them as these securities may have been sold in violation of Section 5 of the Securities Exchange Act of 1933 as amended. As of the filing of the Company's annual report on this Form 10-KSB for the year ended October 31, 2004, request for no such rescission has been made.

Under the agreements with the purchasers of the December 2003 Debentures, the Company is obligated to pay to the Debenture holders liquidated damages associated with the late filing of the Registration Statement and the missed Registration Statement required effective date of March 30, 2004. Liquidated damages are equal to (x) 2% of the principal amount of all the Debentures during the first 30-day period following late filing or effectiveness and (y) 3% of the principal amount of all Debentures for each subsequent 30-day period (or part thereof). These liquidated damages aggregate to $160,000. At their option, the Debenture holders are entitled to be paid such amount in cash or shares of Common Stock at a per share rate equal to the effective conversion price of the Debentures, which is currently $0.15.

NOTE 10 - NOTES PAYABLE

The Company has the following notes payable outstanding at October 31:


                                                                       2004             2003
                                                                  -------------    -------------
Note Payable (five individual notes with identical terms),
  unsecured, 6% interest, due January 31, 2005                    $    256,886     $    256,886
Note payable, 10% interest, unsecured, due on demand with
  three days notice                                                    483,424          483,425
Note Payable, unsecured, 15% interest, due March 24, 2005 (1)          250,000               --
Note payable(2)                                                         12,000               --
                                                                  -------------    -------------

     TOTAL                                                        $  1,002,310     $    740,311
                                                                  =============    =============


(1) On September 24, 2004, the Company entered into a loan agreement with a stockholder pursuant to which the Company borrowed $250,000. The loan is evidenced by a promissory note dated as of September 24, 2004 (the "Promissory Note") issued by the Company to the lender. The principal amount of the loan and any accrued and unpaid interest is due and payable on March 24, 2005. The Company may prepay the loan in whole or in part at any time without penalty. Interest on the principal amount of the loan outstanding accrues at the annual rate of 15% and is payable on the earlier of December 24, 2004 or the maturity of the loan, or upon prepayment of the principal. The Company received net proceeds of $220,000 following the payment of transaction related fees and expenses. The Company's obligations under the Promissory Note become immediately due and payable if: (i) the Company's failure to pay any obligations thereunder when due continues for more than ten days after demand for payment has been made; (ii) any representation or warranty made by the Company in the loan documents are false or misleading in any material respect at the time made;
(iii) the Company becomes insolvent or a bankruptcy or similar proceeding is initiated by or against the Company; (iv) a liquidator or receiver is appointed for, or any governmental agency takes control of, the Company or a substantial portion of its assets or (v) a judgment of $400,000 is entered against the Company. Also upon the occurrence of any of the foregoing, interest on the loan accrues at the annual rate of 18% or the maximum amount allowed by law. Interest owing in December 2004 was repaid from a subsequent loan made to the Company in December 2004.

(2) On March 26, 2004, the Company entered into a loan agreement, pursuant to which the Company has borrowed $12,000 from the Lender. The loan is evidenced by an Installment Note dated as of March 26, 2004 (the" Installment Note") issued by the Company to such lender. The principal amount of the loan and any accrued

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and unpaid interest at a rate of 5% were due and payable on July 26, 2004. On July 26, 2004, the Lender agreed to extend payment and unpaid accrued interest until November 15, 2004.

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued liabilities consist of the following at October 31:



                                                         2004            2003
                                                      -----------    -----------
Accrued Officers Compensation, bonuses and payroll    $  495,676     $  494,248
Professional fees                                        537,796        471,213
Interest payable                                         590,390        478,289
Accrued liquidating damages                              136,000             --
Consulting fees                                          184,851         45,251
Miscellaneous                                             63,158        255,882
                                                      -----------    -----------
                                                      $2,007,871     $1,744,883
                                                      ===========    ===========


NOTE 12 - PREFERRED STOCK

REDEEMABLE SERIES B PREFERRED STOCK

On April 10, 2002, the Company amended its Articles of Incorporation and designated 4,000 of its authorized preferred stock as a Series B Preferred Stock, with a liquidation preference of $1,000 per share.

The Company may redeem any or all of the shares of Series B Preferred Stock at any time or from time to time at a per share redemption price equal to the preference amount.

The Series B Preferred Stock are mandatorily redeemable by the Company at the liquidation preference as follows:

(i) Closing of financing transaction of at least $15 million.

(ii) Closing of a corporate transaction, (such as a merger, consolidation, reorganization, sale of significant assets, etc.) resulting in a change of control.

(iii)In the event the Company completes a financing, which is at least $3 million but less than $15 million, the Company must partially redeem the Series B Preferred Stock based on a fraction, the numerator of which is the net cash proceeds received by the Company, as a result of the financing transaction, and the denominator of which is $15 million.

(iv) The Company is obligated to redeem any outstanding Series B Preferred Stock at its liquidation preference, in eight equal quarterly payments, commencing on March 31, 2005 and ending on December 31, 2006.

Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors in preference to the holders of its common stock and of any other stock ranking junior to the Series B Preferred Stock with respect to dividends.

The Company cannot declare or pay any dividend or make any distribution on its Common Stock unless a dividend or distribution of at least two times the dividend paid on the common stock is also paid on the Series B Preferred Stock. Holders of Series B Preferred Stock are also entitled to share pro-rata (based on the aggregate liquidation preference) in any dividend, redemption or other distribution made to any other series of the Company's preferred stock. The Series B Preferred Stock does not have voting rights, except as required by law.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each share of the Series B Preferred Stock is convertible into shares of the Company's Common Stock by dividing $1,000 by the conversion price. The conversion price is the fair market value of the Company's Common Stock at the time of conversion, but not to be less than $.34 per share, subject to adjustment, and not to exceed $4.00 per share, subject to adjustment. Holders of the Series B Preferred Stock were granted piggy-back registration rights to register common shares reserved for such conversion.

In April 2002, the Company issued 3,192 shares of its Series B Preferred Stock, with redemption and liquidation preference of $3,192,000, in connection with the development and license agreement discussed in Note 6. As of October 31, 2004 and 2003, there were 4,000 authorized shares of Series B Preferred Stock and 3,192 shares issued and outstanding. Based on the Company's evaluation relating to SFAS No. 150, the Series B Preferred Stock was reclassified to liabilities during the fourth quarter ended October 31, 2003.

SERIES C, SERIES D, SERIES E, SERIES F AND SERIES G CONVERTIBLE PREFERRED STOCK

On February 24, 2003 the Company amended its Articles of Incorporation and designated 100,000 shares of its authorized preferred stock as Series C Preferred Stock. On May 16, 2003, the Company amended this designation and fixed the number of shares designated as Series C Preferred Stock as 57,894,201. On June 13, 2003 and June 27, 2003, the Company amended its Articles of Incorporation and designated 9,090,909 shares of its authorized preferred stock as Series D Preferred Stock and 25,000 shares of its authorized preferred stock as Series E Preferred Stock. On August 7, 2003 the Company amended its Articles of Incorporation and designated 10,297,118 shares of its authorized preferred stock as Series F Preferred Stock and 10,297,118 shares of its authorized preferred stock as Series G Preferred Stock.

All of the designated Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock were issued between May and August 2003, to collateralize proposed loans to the Company that never materialized. By their terms, the share certificates representing these series are returnable to the Company upon demand in the event the proposed loans are not completed by January 31, 2004. None of the proposed loans were ever concluded. While certain of the issued certificates have been returned, certain others remain outstanding despite the Company's request for their return. However, none of the Series C, D, E, F and G are classified as outstanding as of October, 31, 2004 as such shares are issuable upon the funding of the loans.

NOTE 13 - STOCKHOLDERS' (DEFICIENCY) EQUITY

PREFERRED STOCK AND RIGHTS DIVIDEND

The Company adopted a stockholder rights plan, in which one right was distributed on August 21, 2000 as a dividend on each outstanding share of common stock to stockholders of record on that date. Each right will entitle the stockholders to purchase 1/1000th of a share of a new series of junior participating preferred stock of the Company at an exercise price of $200 per right. The rights expired on August 21, 2004.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


COMMON STOCK

Effective November 12, 2003, the Company amended its Articles of Incorporation and increased the authorized number of common stock from 100,000,000 to 500,000,000.

COMMON STOCK ISSUANCES DURING THE YEAR ENDED OCTOBER 31, 2004:

During the quarter ended January 31, 2004, the Company issued

(i) 280,003 shares of common stock valued at $44,881 as consideration for the extension of the due date of certain convertible notes payable;
(ii) 40,000 shares of common stock for deferred compensation of $10,000;
(iii) 1,192,501 shares to various investors for cash proceeds of $224,500;
(iv) 1,000,000 shares of common stock for compensation to three officers and one employee valued at $230,000;
(v) 3,850,000 shares of common stock for consulting services valued at $946,000;
(vi) 15,000 shares of common stock to a vendor for services valued at $2,250.
(vii) 400,000 shares of common stock for accrued bonus of $100,000.

During the quarter ended April 30, 2004, the Company issued

(i) 4,000 shares of common stock for a performance bonus of $1,080.
(ii) 113,347 shares of common stock to a vendor for consulting services valued at $26,275.
(iii) 1,033,334 shares to various investors for cash proceeds of $155,000.

During the quarter ended July 31, 2004, the Company issued

(i) 690,258 shares of common stock to convert $100,000 of convertible debentures plus $3,539 of accrued interest.

During the quarter ended October 31, 2004, the Company issued

(i) 2,681,250 shares of common stock to various investors for cash proceeds of $214,500.
(ii) 38,879 shares of common stock for consulting services valued at $7,776.
(iii) 53,047 shares of common stock to a vendor for services valued at $7,957.
(iv) 30,000 shares of common stock valued at $4,500 as consideration for the extension of the due date of certain convertible notes payable.
(v) 1,519,373 shares of common stock to convert $317,500 of convertible debentures plus $8,179 of accrued interest.
(vi) 880,952 shares of common stock for research and development services valued at $92,500.
(vii) 283,333 shares of common stock for liquidation damages valued at $24,000.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMON STOCK ISSUANCES DURING THE YEAR ENDED OCTOBER 31, 2003:

In December 2002, 2.2 million shares of the Company's common stock previously issued to the former owners of New Wheel and former officers of the Company were returned to the Company, resulting in a non-cash gain of $1,474,000.

During the quarter ended January 31, 2003, the Company issued 88,710 shares of common stock to two officers of the Company in satisfaction of $55,001 in accrued compensation.

During the year ended October 31, 2003, the Company sold 17,112,611 shares of common stock to investors for cash proceeds of $2,936,693, as indicated below.

During the quarter ended January 31, 2003, the Company sold 4,328,587 shares of common stock for $908,406.

During the quarter ended April 30, 2003, the Company sold 6,668,339 shares of common stock for $1,116,299.

During the quarter ended July 31, 2003, the Company sold 4,256,485 shares of common stock for $633,108.

During the quarter ended October 31, 2003, the Company sold 1,859,200 shares of common stock for $278,880.

During the year ended October 31, 2003, principal and accrued interest of several convertible promissory notes, totaling $377,750, were converted into 1,225,941 shares of the Company's common stock (Note 8).

During the quarter ended January 31, 2003, the Company issued 421,875 shares of its common stock valued at $245,250, in connection with various consulting agreements and services.

During the quarter ended April 30, 2003, the Company issued 3,200,000 shares of its common stock valued at $1,294,000, in connection with various consulting agreements and services.

During the quarter ended October 31, 2003, warrants to purchase 1,000,000 share of common stock were exercised at $.06 per share, resulting in proceeds to the Company totaling $60,000.

During the quarter ended April 30, 2003, the Company issued 40,476 shares of its common stock due to a cashless exercise of warrants to purchase 100,000 shares of common stock.

STOCK OPTION PLANS

STOCK OPTIONS

During 2000, the Board of Directors and the stockholders of the Company approved the 2000 Omnibus Securities Plan (the "2000 Plan"), which provides for the granting of incentive and non-statutory options and restricted stock for up to 2,500,000 shares of common stock to officers, employees, directors and consultants of the Company.

During August of 2001, the Board of Directors of the Company approved the 2001 Stock Incentive Plan (the "2001 Plan" and together with the "2000 Plan", the Plans), which provides for the granting of incentive and non-statutory options, restricted stock, dividend equivalent rights and stock appreciation rights for up to 2,500,000 shares of common stock to officers, employees, directors and consultants of the Company. The stockholders of the Company ratified the 2001 Plan in July 2002.

In January 2003, the Board of Directors of the Company approved the 2003 Consultant Stock Plan ("2003 Plan")and authorizes the issuance of up to 6,000,000 non-qualified stock options or stock awards to consultants to the Company. Directors, officers and employees are not eligible to participate in the 2003 Plan. A total of 3,200,000 shares of common stock have been issued under the 2003 Plan to four consultants. As of October 31, 2004 no options have been awarded under the 2003 Plan.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 30, 2003, the Company granted one of its advisory board member options under the 2000 Plan to purchase 40,000 shares of its common stock at an exercise price of $.31 per share. The options vest in annual installments of 13,334, 13,333 and 13,334 commencing April 30, 2004. The fair value of stock options estimated on the date of grant using the Black-Scholes option pricing model was $.19 per share, or $7,600.

On December 3, 2002, the Company granted the Company's Chief Executive Officer options outside the Company's stock option plans to purchase 1,500,000 shares of its common stock at $.64. The options vest 125,000 each quarter commencing March 1, 2003.

A summary of the Company's stock option activity and related information follows:


                                                                                     WEIGHTED
                                                       WEIGHTED                      AVERAGE
                                     UNDER THE    AVERAGE EXERCISE     OUTSIDE       EXERCISE
                                       PLANS            PRICE         THE PLANS        PRICE
                                    -----------     -------------    -----------    ------------
Balance at November 1, 2002          2,168,750              1.29      4,192,500            2.16
 Options granted:
    In the Plans                        40,000              0.31             --           --
    Outside the option plans                --             --         1,500,000            0.64
 Options expired/cancelled:
    In the Plans                       (20,000)             3.92             --           --
    Outside the option plans                --             --        (1,500,000)           1.02
 Options exercised in the plans             --             --                --           --
                                    -----------     -------------    -----------    ------------
Balance at October 31, 2003          2,188,750              1.25      4,192,500            2.03
 Options granted:
    In the Plans                            --             --                --           --
    Outside the option plans                --             --                --           --
 Options expired/cancelled:
    In the Plans                       (10,000)            (2.36)            --           --
    Outside the option plans                --             --          (201,050)          (1.59)
 Options exercised in the plans             --             --                --           --
                                    -----------     -------------    -----------    ------------
Balance at October 31, 2004          2,178,750                        3,991,250

Exercisable at October 31, 2004      2,077,084              1.27      3,366,250            2.38

Exercisable at October 31, 2005      2,165,417              1.25      2,700,000            1.34

Exercisable at October 31, 2006      2,178,750              1.25      2,825,000            1.31


The exercise price for options outstanding as of October 31, 2004 ranged from $0.31 to $4.40.

At October 31, 2004, 311,250 options are available under the 2000 Plan, 0 options are available under the 2001 Plan and 2,800,000 options or stock awards are available under the 2003 Plan.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average fair value at date of grant for options granted during 2003 was $0.44 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following assumptions:

                                  2004           2003                2002
Risk-free interest rates            -       1.00% to 1.50%      5.00% to 5.50%
Expected option life in years       -             5                   5
Expected stock price volatility           72.32% to 228.70%    51.65% to 53.89%
Expected dividend yield             -             0%                  0%


WARRANTS GRANTED

On February 12, 2003, the Company granted a warrant to purchase 500,000 shares of its common stock at an exercise price of $.40 in connection with the sale of 500,000 shares of its common stock. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.14 per share or $173,919.

On November 21, 2002, the Company granted warrants to purchase 100,000 shares of its common stock at an exercise price of $.25. The warrants vested immediately and expire on November 21, 2007. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.37 per share, or $36,952.

On April 29, 2003, the Company granted a consulting firm a warrant to purchase 1, 000,000 shares of its common stock at an exercise price of $0.06. The warrants vested immediately and expire on May 3, 2006. In exchange for the issuance, the Company cancelled warrants to purchase 1,000,000 shares of its common stock, which were issued on July 30, 2002 at an exercise price of $0.75. The fair value of stock warrants estimated on the date of the grant using the Black-Scholes option pricing model is $.02 per share or $243,461.

On October 31, 2003 the Company granted a warrant to purchase 600,000 shares of its common stock at an exercise price of $.15 in connection with the placement of $300,000 of convertible debentures. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is$.22 per share or $133,900.

On November 1, 2003, the Company granted warrants to purchase 100,000 shares of its common stock at the exercise price of $.15 in connection with legal services performed for the Company. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.15 per share or $21,147.

On December 31, 2003 the Company issued warrants to purchase 6,666,667 shares of its Common Stock at an exercise price of $.25 in connection with the placement of $1,000,000 of Debentures (see note 9). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.08 per share or $577,259.

On December 31, 2003 the Company issued a warrant to purchase 666,667 shares of its Common Stock at an exercise price of $.15 to the placement agent in connection with the placement of $1,000,000 of Debentures. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.14 per share or $93,333 (see note 9)

The Company granted to four convertible note holders warrants to purchase 120,003 shares of its Common Stock at an exercise price of $.25 in connection with the extension of the convertible notes due date. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.13 per share or $15,992.

On April 20, 2004 the Company issued warrants to purchase 666,666 shares of its Common Stock at an exercise price of $.25 in connection with the $100,000 of Debenture (see note 9). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.08 per share or $52,659.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 20, 2004, the Company granted a warrant to purchase 66,666 shares of its Common Stock at the exercise price of $.15 to the placement agent in connection with the placement of $100,000 of Debenture. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.15 per share or $9,990.

On May 7, 2004 the Company issued warrants to purchase 1,666,666 shares of its Common Stock at an exercise price of $.25 in connection with the $250,000 of Debenture (see note 9). The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is approximately $.09 per share or $142,186.

On May 7, 2004, the Company granted a warrant to purchase 166,667 shares of its Common Stock at the exercise price of $.15 to the placement agent in connection with the placement of $250,000 of Debenture. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.15 per share or $17,695.

On October 1, 2004, the Company granted warrants to purchase 120,000 shares of its Common Stock at the exercise price of $.25 in connection with the extension of four convertible promissory notes that were originally due 11/21/03 and extended once to January 7, 2004 and extended once again with the due date left open. The fair value of the stock warrants estimated on the date of grant using the Black-Scholes option pricing model is $.25 per share or $4,114.

WARRANTS EXERCISED

During the year ended October 31, 2003, warrants to purchase 1,000,000 shares of common stock were exercised at $.06 per share, resulting in proceeds totaling $60,000.

During February 2003, warrants to purchase 100,000 shares of common stock were exercised on a cashless basis, for which the Company issued 40,476 shares of common stock.

WARRANTS EXPIRED

During the year ended October 31, 2004, warrants to purchase 154,943 shares of common stock expired.

At October 31, 2004, the Company had outstanding warrants to purchase shares of Common Stock as follows:


                                          NUMBER OF         EXERCISE
                                           SHARES             PRICE                   EXPIRATION DATE
                                      ---------------------------------------------------------------------
      GRANT DATE
             June 14, 2001                   50,000         $   2.50                      June 14, 2006
             June 14, 2001                   25,000             5.00                      June 14, 2006
             June 14, 2001                   25,000            10.00                      June 14, 2006
          November 5, 2001                  200,000             0.51                   November 5, 2005
         February 11, 2002                   50,000             0.75                  February 11, 2005
         February 11, 2002                   50,000             1.25                  February 11, 2005
         February 11, 2002                  100,000             1.75                  February 11, 2005
         February 11, 2002                  100,000             2.25                  February 11, 2005
         February 12, 2003                  500,000             0.40                  February 12, 2005
          October 31, 2003                  600,000             0.15                 September 30, 2006 (2)
         December 31, 2003                7,333,333              .25                  December 31, 2008
            April 20, 2004                  666,666              .25                     April 30. 2009 (2)
            April 20, 2004                   66,667              .15                     April 30, 2009 (2)
               May 7, 2004                1,666,666              .25                       May 31, 2009 (2)
               May 7, 2004                  166,667              .15                       May 31, 2009 (2)
           October 1, 2004                  120,000              .25                    October 1, 2007
          January 11, 2004                  100,000              .15                   January 11, 2005
                                        ------------
Exercisable at October 31, 2004          11,819,999         0.15 to 10.00             November 17, 2005 to
                                        ============                                       May 31, 2009

     (1) Lesser of $6.00 or 50% of market ($0.14 at 10/31/04). (2) Under certain conditions the Company may accelerate the expiration date.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NET LOSS PER SHARE

Securities that could potentially dilute basic earnings per share (EPS), in the future, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of the following:



Warrants to purchase common stock                              11,819,999
Options to purchase common stock                                6,170,000
Convertible notes payable and accrued interest                  3,910,750
7% convertible debenture and accrued interest                   7,220,206
Series B Preferred stock (based on a floor conversion
  price of $.34 at October 31, 2004)                            9,388,235
                                                              ------------
Total as of October 31, 2004                                   38,509,190
                                                              ============

Substantial issuances after October 31, 2004 through
  January 25, 2005
Common stock issuable upon conversion of convertible
  debentures and accrued interest                               1,115,289
                                                              ============
Sale of common stock for cash                                   1,005,000
                                                              ============
Common stock issued in connection with
  consulting agreements                                         2,928,571
                                                              ============
Common stock issued for liquidated damages                        586,665
                                                              ============


NOTE 14 - INCOME TAXES

At October 31, 2004, the Company had approximately $44,735,000 of net operating loss carry forwards for income tax purposes, which expire as follows:



                                         Net Operating
                         Year                Loss
                        ------          -------------
                         2011              1,583,000
                         2012              4,714,000
                         2018              4,472,000
                         2019              1,698,000
                         2020              4,759,000
                         2021              9,503,000
                         2022             10,230,000
                         2023              4,143,000
                         2024              3,633,000
                                       --------------
                                          44,735,000
                                       ==============


At October 31, 2004 and 2003, the Company has a deferred tax asset of approximately $22,104,000 and $20,334,000, respectively, representing the benefits of its net operating loss and certain expenses not currently deductible for tax purposes, principally related to the granting of stock options and warrants and the difference in tax basis of certain intangible assets. The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the Federal statutory tax rate of 34% and the Company's effective Federal tax rate of 0% is due to the increase in the valuation allowance of $1,770,000 (2004) and $1,508,000 (2003). The Company's ability to utilize its carry forwards may be subject to any annual limitation in future periods, pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

LINE OF CREDIT

On July 21, 2004, the Company entered into a one-year $100,000 revolving line of credit with a bank. The line of credit has a floating interest rate of the prime rate set by the bank plus a margin of .500%. The initial interest rate is approximately 1.04%. Ray Willenberg, Jr, Chairman of the Company, has guaranteed the repayment of the line of credit. As of October 31, 2004, no money was borrowed under the line of credit. The above line expires on August 10, 2005.

RESEARCH AND DEVELOPMENT AGREEMENT

The Company and HelloSoft, Inc. (the "Strategic Partner") entered into an amendment, effective as of October 11, 2004 (the "Amendment"), to their Services Agreement dated as of March 31, 2004 (the Original Agreement") pursuant to which the Strategic Partner will provide development services relating to the Company's Semiconductor Technologies. The Original Agreement provides that, upon the Company's request from time to time, the Strategic Partner is to provide services to be specified pursuant to mutually agreed upon terms. The Amendment represents the first project that the Strategic Partner is undertaking pursuant to the Original Agreement.

In consideration for the services being rendered under the Amendment, the Company has agreed to pay to the Strategic Partner $185,000, half of which paid in shares of the Company's common stock, , at 25% discount from the per share closing price of the Company's Common Stock on the day of the commencement of services. The other half will be remitted in cash, periodically, upon completion by the Strategic Partner and acceptance by the Company of specified milestones. The Strategic Partner has assigned to the Company the rights to any improvements, developments, discoveries or other inventions that may be generated by the Strategic Partner in its performance of the services to be provided under the Amendment.

LEASES

The Company's future minimum lease payments are as follows: Years ending October 31:

2005    $15,194
----    -------

Rent expense for the years ended October 31, 2004 and 2003 was $122,506 and $177,462, respectively.

CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in two financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. From time to time, the Company's balances may exceed these limits. At October 31, 2004 and 2003, uninsured cash balances were approximately $63,744 and $0, respectively. The Company believes it is not exposed to any significant credit risk for cash.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LEGAL DISPUTES

The Company has been served with the following three summonses and complaints, each filed on July 26, 2004 in the Superior Court of California (San Diego County):

Gerald Handler, Trustee of the Gerald and Judith Handler Trust v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100; Gerald Handler, Trustee of the Handler Children Trust v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100; and Wayne Lill Jr., Trustee of the Wayne Lill Trust dated 12-22-99 v. New Visual Corporation, Top Secret Surf Productions, LLC and Does 1 through 100. Each complaint relates to a convertible promissory note issued by us in December 2001 and payable, according to its terms, out of film distributions that we receive. Each complaint alleges, among other things: that we have failed to pay the amount due and owing under the convertible promissory note issued to the plaintiff despite demands for payment; that our management has acted to forestall payments to our creditors, including the plaintiff; and that we fraudulently induced the plaintiff to enter into the convertible promissory note. The plaintiffs are seeking: money damages in the aggregate amount of $375,000, plus interest; an accounting; an order compelling the conveyance of monies to the plaintiffs and punitive damages.

The three complaints filed on July 26th were dismissed without prejudice on August 11, 2004.

The Company has been served with the following additional summons and complaint, filed on July 30, 2004 in the Superior Court of California (San Diego County):
Gerald Handler, Trustee of the Gerald and Judith Handler Trust and Trustee of the Handler Children Trust, and Wayne Lill Jr., Trustee of the Wayne Lill Trust dated 12-22-99 v. New Visual Corporation, New Visual Entertainment, Inc., Top Secret Productions, LLC and Does 1 through 20. The complaint makes substantially the same allegations as set forth in the complaints described above and seeks: money damages in the aggregate of amount of $375,000, plus interest; an order avoiding alleged fraudulent transfers; an injunction against disposition of allegedly fraudulently transferred monies; the appointment of a receiver; a writ of attachment and imposition of a constructive trust.

According to their terms, each of the convertible promissory notes underlying these claims becomes due and payable upon our receipt of a specified amount of distributions from our Film and is payable out of those distributions that we have actually received. The convertible promissory notes underlying these claims were converted by the plaintiffs into shares of our common stock in March 2002.

The Company filed an answer to the complaints filed on July 30, 2004, denying all allegations. Additionally, we were successful in our opposition of Plaintiff's attempt to seek a Writ of Attachment.

The Company believes that it has meritorious defenses to these claims and, if necessary, intend to vigorously defend this matter, although the ultimate outcome cannot be determined at this time. The litigation is thus in its preliminary stages and no substantive discovery has been conducted in the case. Our current limited financial resources will have a material adverse effect on our ability to adequately defend ourselves against these claims, prosecute any counterclaims that may be available to us or satisfy any judgment in the event that any of these claims is determined adversely to us. Accordingly, the Company has not recorded any liability relating to this lawsuit.

NEW VISUAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SEGMENT INFORMATION

Summarized financial information concerning the Company's reportable segments is shown in the following table:


                                                  Semiconductor    Entertainment
                                                     Business         Business        Unallocable        Totals
                                                  -------------    -------------    --------------    ------------
For the Year Ended October 31, 2004:

Net Sales - Domestic                              $         --     $     94,788     $          --     $    94,788
                                                  =============    =============    ==============    ============
         Net Sales - Foreign                      $         --     $    191,750     $          --     $   191,750
                                                  =============    =============    ==============    ============
         Operating Loss                           $ (1,744,882)    $ (1,320,490)    $  (1,393,735)    $(4,459,107)
                                                  =============    =============    ==============    ============
         Depreciation                             $      3,665     $     13,763     $          --     $    17,428
                                                  =============    =============    ==============    ============

         Total Identifiable Assets                $  5,940,945     $  1,043,063     $     143,328     $ 7,127,236
                                                  =============    =============    ==============    ============

For the Year Ended October 31, 2003:

Net Sales - Domestic                              $         --     $    294,750     $          --     $   294,750
                                                  =============    =============    ==============    ============
         Net Sales - Foreign                      $         --     $     85,230     $          --     $    85,230
                                                  =============    =============    ==============    ============
         Operating Loss                           $   (334,746)    $   (211,681)    $  (3,637,096)    $(4,183,523)
                                                  =============    =============    ==============    ============
         Depreciation                             $      8,212     $     13,686     $       1,334     $    23,232
                                                  =============    =============    ==============    ============
Total Identifiable Assets                         $  5,761,429     $  2,181,161     $     328,760     $ 8,271,350
                                                  =============    =============    ==============    ============


NOTE 17 - SUBSEQUENT EVENTS-

COMMON STOCK

IN NOVEMBER 2004, THE COMPANY:

o issued 1,115,289 shares of common stock issuable as the result of the conversion of convertible debentures.
o sold an aggregate 130,000 shares of common stock to two investors for total proceeds of $10,400.

IN DECEMBER 2004, THE COMPANY:

o issued 586,665 shares of common stock for liquidated damages
o issued 2,928,571 shares of common stock to one company in exchange for past consulting services valued at $188,400.
o sold an aggregate 350,000 shares of common stock to two investors for total proceeds of $28,000.

IN JANUARY 2005, THE COMPANY:

o sold an aggregate 525,000 shares of common stock to investors for total proceeds of $42,000
o issued 296,139 shares of common stock issuable as the result of the conversion of convertible debentures.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) his or her conduct was in good faith; (ii) he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsection 902(4): (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, for reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding upon the satisfaction of certain conditions.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director; (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Section 16-10a-908 of the Revised Act authorizes a corporation to purchase and maintain liability insurance for a director, officer, employee, fiduciary or agent of the corporation.

Our Bylaws (the "Bylaws") provide that subject to the limitations and conditions as provided below and in Section 9 of the Revised Act, a Party in a Proceeding or an appeal, inquiry or investigation that could lead to a Proceeding, by reason of the fact that he or she, is or was an Indemnifiable Director shall be indemnified by us against judgments, fines, settlements and reasonable expenses


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(including, attorneys' fees) actually incurred by them in connection with such
Proceeding, if it is determined that such person: (i) conducted himself or herself in good faith; (ii) reasonably believed that his or her conduct was in, or not opposed to, our best interest and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Reasonableness of expenses shall be determined by the directors, a committee, by special legal counsel or by a vote of the shareholders. However, if a person is found liable to us or is found liable on the basis that personal benefit was improperly received by such person, indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and will not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to us. Indemnification may involve indemnification for negligence or under theories of strict liability.

Our Bylaws further provide that indemnification rights granted are contract rights, and no amendment of the Bylaws will limit or deny any such rights with respect to actions taken or Proceedings arising prior to any amendment. Indemnification rights may include the right to be paid the reasonable expenses incurred by an Indemnifiable Director who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses will be made only (i) upon delivery to us of a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (ii) delivery of a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified pursuant to the Bylaws or otherwise and (iii) a determination that the facts then known to those making the determination would not preclude indemnification. We, by adoption of a resolution of the directors, may indemnify and advance expenses to an officer, employee, fiduciary or agent to the same extent and subject to the same conditions under which we may indemnify and advance expenses to directors. We may pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding. We may purchase and maintain liability insurance. If any portion of the Bylaws relating to indemnification are invalidated we shall nevertheless indemnify each director, officer or any other person indemnified pursuant to the Bylaws as to costs to the full extent permitted by any applicable portion of the Bylaws that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).



              SEC filing fee                           $ 2,939

              Legal fees and expenses                  $59,000

              Blue sky filing fees and expenses
              (including counsel fees)                 $ 2,500

              Accounting fees and expenses             $30,000

              Printing and engraving expenses          $ 5,000

              Miscellaneous expenses                   $ 5,000

              Total                                   $104,439


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ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Securities Act.

1. In June 2002, we issued to

(i) two investors a total of 105,000 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal accrued interest of $105,000 then outstanding and due under these notes; and

(ii) seven investors $138,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversions price ranging between $0.90 and $1.00.

2. In July 2002, we issued to

(i) four investors a total of 125,334 shares of Common Stock for aggregate consideration of $75,200;

(ii) two investors 105,000 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $84,000 then outstanding and due under these notes;

(iii) an investor $26,000 in principal amount of our convertible note, which note is convertible into shares of our Common Stock at a per share conversion price of $0.65; and

(iv) a consultant 350,000 shares of Common Stock in consideration of services rendered.

3. In August 2002, we issued to

(i) an investor 75,000 shares of Common Stock for aggregate consideration of $45,000; and

(ii) four investors an aggregate of $35,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversions prices ranging between $0.70 and $0.82.

4. In September 2002, we issued to

(i) two investors a total of 239,000 shares of Common Stock for aggregate consideration of $157,003;

(ii) two investors a total of 104,484 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $69,000 then outstanding and due under these notes;

(iii) a consultant 150,000 shares of Common Stock in consideration of services rendered;

(iv) a consultant 150,000 shares of Common Stock in consideration of services rendered;

(v) an executive officer 50,000 shares of Common Stock in lieu of deferred compensation of approximately $30,000; and

(vi) nine investors an aggregate of $176,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversions prices ranging between $0.42 and $0.70.

5. In October 2002, we issued to

(i) an investor 151,786 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $75,000 then outstanding and due under these notes; and

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(ii) four investors $76,500 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.42.

6. In November 2002, we issued to

(i) two investors an aggregate of $85,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.39

(ii) five investors a total of 166,667 shares of Common Stock for aggregate consideration of $42,500;

(iii) a "non-US Person" (as such term is defined in Regulation S of the Act) 183,179 shares of Common Stock for aggregate consideration of $27,164;

(iv) three investors a total of 96,612 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $48,000 then outstanding and due under these notes; and

(v) a consultant 300,000 shares of Common Stock for services rendered; and

(vi) an executive officer 32,258 shares of Common Stock in lieu of deferred compensation of approximately $20,000.

7. In December 2002, we issued to

(i) 13 investors a total of 367,135 shares of Common Stock for aggregate consideration of $98,740;

(ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 1,180,454 shares of Common Stock for aggregate consideration of $181,038;

(iii) an investor 379,121 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $150,000 then outstanding and due under these notes;

(iv) two consultants a total of 375,000 shares of Common Stock for services rendered; and

(v) a director and former officer 56,542 shares of Common Stock in lieu of $35,000 of compensation then owed.

8. In January 2003, we issued to

(i) 13 investors a total of 1,878,528 shares of Common Stock for aggregate consideration of $471,505, of which $337,535 was received on 2002;

(ii) two "non-US Persons" (as such term is defined in Regulation S of the Act) 638,683 shares of Common Stock for aggregate consideration of $109,573; and

(iii) a director 46,875 shares of Common Stock in lieu of deferred compensation of approximately $30,000.

9. In February 2003, we issued to

(i) 21 investors a total of 1,220,827 shares of Common Stock for aggregate consideration of $267,643;

(ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 1,652,361 shares of Common Stock for aggregate consideration of $249,016; and

(iii) an investor $100,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.38

10. In March 2003, we issued to

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(i) 10 investors a total of 954,107 shares of Common Stock for aggregate consideration of $176,860;

(ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 1,039,848 shares of Common Stock for aggregate consideration of $132,148; and

(iii) an investor 40,476 shares of Common Stock upon the cashless exercise of outstanding warrants;

(iv) an investor $20,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.15 and which were issued in exchange for two promissory notes issued in June and October 2002 with aggregate principal and accrued interest due and outstanding at the time of the exchange of $25,500; and

(v) an investor 133,333 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $20,000 then outstanding and due under these notes.

11. In April 2003, we issued to

(i) 10 investors a total of 806,473 shares of Common Stock for aggregate consideration of $121,971; and

(ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 1,349,664 shares of Common Stock for aggregate consideration of $194,673.

12. In May 2003, we issued to

(i) 11 investors a total of 756,166 shares of Common Stock for aggregate consideration of $113,425;

(ii) a "non-US Person" (as such term is defined in Regulation S of the Act) 473,023 shares of Common Stock for aggregate consideration of $69,588;

(iii) four investors an aggregate of $396,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $1.00 and which were issued in exchange for four promissory notes issued in May 2002 with aggregate principal and accrued interest due and outstanding at the time of the exchange of $360,000; and

(iv) an investor 31,250 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest of $10,000 then outstanding and due under these notes.

13. In June 2003, we issued to

(i) 13 investors a total of 1,559,896 shares of Common Stock for aggregate consideration of $229,985;

(ii) an investor $16,500 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion price of $0.39 and which were issued in exchange for one promissory note issued in September 2002 with aggregate principal and accrued interest due and outstanding at the time of the exchange of $15,000; and

(iii) an investor 15,625 shares of Common Stock upon the conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest then outstanding and due of $5,000 under these notes.

14. In July 2003, we issued to

(i) 15 investors a total of 1,447,400 shares of Common Stock for aggregate consideration of $217,110;

(ii) an investor 55,000 shares of Common Stock upon the conversion of a convertible promissory note, resulting in the cancellation of principal and interest then outstanding and due of $16,500; and

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(iii) two investors an aggregate of $98,000 in principal amount of our convertible notes, which notes are convertible into shares of our Common Stock at a per share conversion prices between $0.33 to $0.60.

15. In August 2003, we issued to

(i) an investor 300,000 shares of Common Stock upon the exercise of outstanding warrants at a per share exercise price of $0.06; and

(ii) to seven investors a total of 450,100 shares of Common Stock for aggregate consideration of $67,515.

16. In September 2003, we issued to

(i) an investor 700,000 shares of Common Stock upon the exercise of outstanding warrants at a per share exercise price of $0.06; and

(ii) to 13 investors a total of 593,667 shares of Common Stock for aggregate consideration of $89,050.

17. In October 2003, we issued to

(i) seven investors a total of 450,000 shares of Common Stock upon conversion of convertible promissory notes, resulting in the cancellation of principal and accrued interest then outstanding and due of $90,000; and

(ii) 12 investors a total of 815,433 shares of Common Stock for aggregate consideration of $122,315.

18. In November 2003, we issued to

(i) five investors a total of 160,834 shares of Common Stock for aggregate consideration of $29,500;

(ii) a provider of legal services three year warrants to purchase up to 100,000 shares of our Common Stock. The warrants provide that if the price of the Common Stock closes at or above $1.00 for a consecutive 20 day period, then the exercise period may, at our option, be reduced to 60 days following the end of such period; and

(iii) to a "non-US Person (as such term is defined in Regulation S under the Securities Act) $300,000 in principal amount of our 7% Convertible Debentures due March 31, 2004 and five-year warrants to purchase up to 800,000 shares of our Common Stock, at a per share exercise price of $0.15, provided, that, under certain conditions (including where the price of our Common Stock closes at or above $1.00 for a consecutive 20 day period) then, at our option, we may reduce the exercise period of the warrant to 60 days following the end of such period; and

(iv) In connection with the private placements referred to in the immediately preceding paragraph, we issued to an entity, as a placement fee, warrants to purchase up to an aggregate of 600,000 shares of Common Stock, at an exercise price per share $0.15, provided, that, under certain conditions (including where the price of our Common Stock closes at or above $1.00 for a consecutive 20 day period) then, at our option, we may reduce the exercise period of the warrant to 60 days following the end of such period.

19. In December 2003, we issued to

(i) two consultants a total of 2.8 million shares of Common Stock valued at $700,000 in consideration of consulting services;

(ii) six investors a total of 931,667 shares of Common Stock for aggregate consideration of $177,500;

(iii) four note holders a total of 106,668 shares of Common Stock in connection with the extension of past due convertible notes

(iv) a service provider 15,000 shares of Common Stock in consideration of of services rendered.

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20. (a) As of December 2003, we entered into agreements with 16 investors pursuant to which we issued to them, and they purchased, $1 million in principal amount of our three-year 7% Convertible Debentures and undertook to purchase within five days following the effectiveness of this Prospectus, an additional $1 million in principal amount of our three-year 7% Convertible Debentures. We also undertook to issue or have issued, in connection with these debenture, five-year warrants to purchase up to 13,333,333 shares of our Common Stock, at a per share exercise price of $0.25, subject to cashless exercise rights, provided, that under certain conditions (including where the price of our publicly traded common stock closes at or above $1.00 for a consecutive 20 trading day period) then, at our option, we may reduce the exercise period to 60 days following the end of such period.

In connection with the private placements referred to in the immediately preceding paragraph, we have issued or will issue to one entity, as a placement fee, five year warrants to purchase up to an aggregate of 1,333,333 shares of Common Stock, at exercise price per share of $0.15, subject to cashless exercise rights. These warrants have other terms similar to those included in the warrants issued to the investors in the private placement transaction described in the preceding paragraph.

21. In January 2004, we issued to

(i) a consultant 1 million shares of our Common Stock valued at $240,000 in consideration of consulting services;

(ii) a director (who is also an executive officer) 400,000 shares of Common Stock in lieu of amounts owed of approximately $110,000;

(iii) a director (who is also an executive officer) 40,000 shares of Common Stock in lieu of amounts owed of approximately $10,000;

(iv) a former executive officer 50,000 shares of Common Stock pursuant to his employment agreement;

(v) an investor 100,000 shares of Common Stock for aggregate proceeds of $17,500;

(vi) four note-holders a total of 173,335 shares of Common Stock in connection with the extension of past due convertible notes;

(vii) a resigning executive officer 333,333 shares of Common Stock as part of his severance package; and

(viii) two officers a total of 666,666 shares of Common Stock.

22. In February 2004, we issued to

(i) an executive officer 83,892 shares of Common Stock valued at $19,460 of which 63,818 shares were issued as salary valued at $14,040, per his employment agreement, and 20,074 shares were issued as a performance bonus;

(ii) a non-management employee 4,000 shares of Common Stock valued at $1,080 issued as a performance bonus;

(iii) to a service provider 29,455 shares of Common Stock in consideration of services rendered; and

(iv) eight investors a total of 1,033,334 shares of Common Stock for aggregate consideration of $155,000.

23. In April 2004, two of the investors referred to in paragraph 36 above waived the registration statement effectiveness condition, and we issued to, and they purchased, $100,000 in principal amount of our three-year 7% Convertible Debentures.

24. In May 2004, four of the investors referred to in paragraph 36 above waived the registration statement effectiveness condition, and we issued to, and they purchased, $250,000 in principal amount of our three-year 7% Convertible Debentures.

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25. In July 2004, we issued a total of 690,258 shares of Common Stock to two purchasers of our 7% Convertible Debentures upon the conversion of such debentures in respect of $100,000 in principal amount of debentures and accrued interest.

26. In August 2004, we issued

(i) 375,000 shares of Common Stock for cash proceeds of $30,000;
(ii) 38,880 shares of Common Stock for compensation to our former CFO and Tatum CFO partners valued at $7,776.

27. In September 2004, we issued 575,000 shares of Common Stock for cash proceeds of $46,000;

28. In October 2004, we issued

(i) 30,000 shares of common stock valued at $4,500 in connection with the extension of the due date of certain convertible promissory notes;

(ii) 1,600,000 shares of Common Stock for cash proceeds of $128,000;

(iii) 880,952 shares of Common Stock for research and development services valued at $92,500;

(iv) 53,047 shares of Common Stock to a vendor for services valued at $7,957;

(v) 131,250 shares of Common Stock for cash proceeds of $10,500

29. In November 2004, we issued

(i) 1,115,289 shares of common stock issuable as the result of the conversion of convertible debentures;
(ii) an aggregate 130,000 shares of common stock to two investors for total proceeds of $10,400.

30. In December 2004, we issued

(i) 586,665 shares of common stock for liquidated damages;
(ii) 2,928,571 shares of common stock to one company in exchange for past consulting services valued at $188,400;
(iii) an aggregate 350,000 shares of common stock to two investors for total proceeds of $28,000.

31. In January, we issued

(i) an aggregate 525,000 shares of common stock to investors for total proceeds of $42,000;
(ii) 296,139 shares of common stock issuable as the result of the conversion of convertible debentures.

32. In February 2005, we issued

(i) 830,000 shares of Common Stock for cash proceeds of $66,400;
(ii) 413,341 shares of Common Stock for legal services valued at $70,268.

33. In March 2005, we issued 17,857 shares of Common Stock for the for converted promissory note and interest valued at $7,500.

34. In April 2005, we issued

(i) 4,651,163 shares of Common Stock with a value of $744,186 in exchange for surrender of 3,192 shares of Series B Convertible Preferred Stock having an aggregate liquidation preference of $800,000.

(ii) to each of our Chief Executive Officer and Executive Vice President, 1,000,000 shares of Common Stock, and performance based options to purchase 7,000,000 shares of Common Stock at an exercise price of $0.17, which was equal to the closing price of the common stock on the OTC Bulletin Board on the date of grant. 1,000,000 shares of restricted common stock for which each option may be exercised vest upon the consummation of a capital financing from which we receive gross proceeds of at least $3.5 million and 6,000,000 of the shares for which each option may be exercised vest upon release of a beta version of our Semiconductor Technologies.

35. In May 2005, we issued

(i) to certain individual and institutional investors of $3.5 million in aggregate principal amount of our three-year 7% Senior Secured Convertible Debentures Series 05-01 and warrants to purchase 11,312,220 shares of our Common Stock at a per share exercise price of $0.1547 and warrants to purchase 22,624,430 shares of Common Stock at a per share exercise price of $0.3094.

In connection with the private placement referred to in the immediately preceding paragraph, we issued to one entity, as a finder's fee, warrants to purchase 4,524,886 shares of Common Stock at an exercise price of $0.3094 per share and warrants to purchase 1,131,222 shares of Common Stock at an exercise price of $0.1547 per share.

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(ii) 437,500 shares of Common Stock to investors for cash proceeds of $35,000;


(iii) 357,444 shares of Common Stock upon conversion of a convertible debenture and interest thereon valued at $53,617;


(iv) 2,000,000 shares of Common Stock in consideration of financial consulting services.

36. In June 2005, we issued


(i) 550,167 shares of Common Stock upon conversion of a convertible debenture and interest valued at $82,525;
(ii) 2,000,000 shares of Common Stock to a consultant for financial advisory services;
(iii) 29,547 shares of Common Stock to Zaiq in connection with the anti-dilution provisions in the Exchange Agreement.

37. In July 2005, we issued

(i) 739,000 shares of Common Stock upon conversion of a convertible debenture and interest thereon valued at $110,850.



All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or Regulation S under such Securities Act. Except with respect to securities sold under Regulation S, the recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in all of the above transactions. The Company believes the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in its common stock. All recipients had adequate access to information about the Company. None of the transactions described above involved general solicitation or advertising.

ITEM 27. EXHIBITS

3.1 Articles of Amendment to the Articles of Incorporation of New Visual Entertainment, Inc. (incorporated by reference to Exhibit 3.1 of the Company's Report on Form 10-Q for the period ended July 31, 2001).

3.2 Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 1999 (the "1999 10-KSB/A")).

3.4 Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the period ended April 30, 2002 (the "April 2002 10-Q")).

3.5 Bylaws of New Visual Corporation, as amended (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the period ended January 31, 2002 (the "January 2002 10-Q")).

4.1 Specimen Stock Certificate (incorporated by reference to Exhibit 3.1 of the 1999 10-KSB/A.

4.3 Warrant, dated as of October 31, 2003 issued in favor of Melton Management Limited (incorporated by reference to the Registration Statement filed on Form SB-2 on February 11, 2004).

4.4 Form of Three Year New Visual Corporation 7% Convertible Debenture (incorporated by reference to the Registration Statement filed on Form SB-2 on February 11, 2004).

4.5 Form of Three Year Warrant issued to the Holders of the 7% Convertible Debentures (incorporated by reference to the Registration Statement filed on Form SB-2 on February 11, 2004).


4.6 Form of 7% Three Year Convertible Senior Convertible Debenture issued by New Visual Corporation. (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed on June 1, 2005 (the "June 1, 2005 8-K")).

4.7 Form of Common Stock Purchase Warrant issued by New Visual Corporation to certain investors (incorporated by reference to Exhibit 4.2 of the June 1, 2005 8-K).

5.1 Opinion of Lawrence Kallaur.**

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10.1 Agreement to Produce Film, dated April 9, 2000 between New Visual
Entertainment, Inc., Bruce Brown, Dana Brown and John-Paul Beeghly (incorporated by reference to Exhibit 10.2 of the Company's Annual Report on Form 10-KSB for the period ended October 31, 2000 (the "2000 10-KSB"))

10.2 2000 Omnibus Securities Plan of New Visual Entertainment, Inc. incorporated by reference to Appendix A of the Company's definitive Proxy Statement filed with the Commission on May 2, 2000).

10.3 Form of Credit Agreement dated June 29, 2000 by the Company and each of the following trusts: Epics Events Trust, Ltd.; Exodus Systems Trust, Ltd.; Prospect Development Trust, Ltd.; Pearl Street Investments Trust, Ltd.; and Riviera Bay Holdings Trust, Ltd. (incorporated by reference to Exhibit 10.3 of the Company's Report on Form 10-Q for the period ended July 31, 2000 (the "July 2000 10-QSB")).

10.4 Form of Amendment to Credit Agreement dated November 13, 2000 by New Visual Entertainment Inc. and each of the following trusts: Epics Events Trust, Ltd.; Exodus Systems Trust, Ltd.; Prospect Development Trust, Ltd.; Pearl Street Investments Trust, Ltd.; and Riviera Bay Holdings Trust, Ltd. (incorporated by reference to Exhibit 10.9 of the 2000 10-KSB).

10.5 Office Building Lease dated May 4, 2001, by and between Valley Park Associates LLC and New Wheel Technology, Inc., a subsidiary of New Visual Entertainment, Inc. (incorporated by reference to Exhibit 10.11 of the 2001 10-K).

10.6 2001 Stock Incentive Plan for New Visual Corporation (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8 (No. 333-68716), as filed with the Commission on August 30, 2001). *

10.7 First Amendment to Office Building Lease dated September 12, 2001, by and between Valley Park Associates, LLC and New Wheel Technology, Inc., a subsidiary of New Visual Entertainment, Inc. (incorporated by reference to Exhibit 10.16 of the 2001 10-K).

10.8 Technology Planning and Assistance Agreement dated September 28, 2001, by and between New Visual Corporation and Adaptive Networks, Inc. (incorporated by reference to Exhibit 10.17 of the 2001 10-K).

10.9 Convertible Promissory Note dated October 10, 2001 by New Visual Corporation in favor of Nellie Streeter Crane, Ltd. (incorporated by reference to Exhibit 10.18 of the 2001 10-K).

10.10 Warrant Agreement dated February 11, 2002, by and between New Visual Corporation and Elite Financial Communications, LLC (incorporated by reference to Exhibit 10.6 of the January 2002 10-Q).

10.11 Stock Option Agreement dated March 22, 2002, by and between New Visual Corporation and Thomas J. Cooper (incorporated by reference to Exhibit 10.11 of the April 2002 10-Q). *

10.12 Employment Agreement dated March 22, 2002, by and between New Visual Corporation and Ray Willenberg, Jr. (incorporated by reference to Exhibit 10.12 of the April 2002 10-Q). *

10.13 Stock Option Agreement dated March 22, 2002, by and between New Visual Corporation and Ray Willenberg, Jr. (incorporated by reference to Exhibit 10.13 of the April 2002 10-Q). *

10.14 Stock Option Agreement dated March 22, 2002, by and between New Visual Corporation and Brad Ketch (incorporated by reference to Exhibit 10.14 of the April 2002 10-Q). *

10.15 Development and License Agreement dated as of April 17, 2002, by and between Adaptive Networks, Inc. and New Visual Corporation (Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Commission) (incorporated by reference to Exhibit 10.15 of the April 2002 10-Q).

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

10.16 Right of First Refusal, Credit of Payments and Revenue Sharing Agreement dated as of April 17, 2002, by and among New Visual Corporation, Adaptive Networks, Inc. and Certain Shareholders of Adaptive Networks, Inc. (incorporated by reference to Exhibit 10.16 of the April 2002 10-Q).

10.17 Receivables Purchase and Stock Transfer Restriction Agreement dated as of April 17, 2002, by and among New Visual Corporation, Zaiq Technologies, Inc. and Adaptive Networks, Inc. (incorporated by reference to Exhibit 10.17 of the April 2002 10-Q).

10.18 Receivables Purchase and Stock Transfer Restriction Agreement dated as of April 17, 2002, by and among New Visual Corporation, TLSI, Inc. and Adaptive Networks, Inc. (incorporated by reference to Exhibit 10.18 of the April 2002 10-Q).

10.19 Convertible Promissory Note dated May 21, 2002, by New Visual Corporation in favor of Randy Arnett (incorporated by reference to Exhibit 10.7 of the July 2002 10-Q).

10.20 Convertible Promissory Note dated June 12, 2002, by New Visual Corporation in favor of Bonnie Davis (incorporated by reference to Exhibit 10.10 of the July 2002 10-Q).

10.21 Promissory Note dated October 29, 2002 in favor of Robert E Casey, Jr. (incorporated by reference to Exhibit 10.57 of the Annual Report for the year ended 2002).

10.22 Employment Agreement dated December 2, 2002, by and between New Visual Corporation and Brad Ketch. (incorporated by reference to Exhibit 10.59 of the Annual Report for the year ended 2002).

10.23 Stock Option Agreement dated December 2, 2002, by and between New Visual Corporation and Brad Ketch. (incorporated by reference to Exhibit 10.60 of the Annual Report for the year ended 2002).

10.24 Promissory note dated October 31, 2002 in favor of Charles R Cono Trust, Charles R. Cono, TTEE (incorporated by reference to Exhibit 10.1 of the Company's Report on Form 8-K dated October 31, 2002).

10.25 Letter agreement between ARTISAN PICTURES INC. and New Visual Corporation (incorporated by reference to Exhibit 10.64 of the Company's Annual Report on Form 10-K for the year ended October 31, 2003)

10.26 Form of Securities Purchase Agreement dated as of December 31, 2003 between New Visual Corporation and Holders of the three year 7% Convertible Debentures (incorporated by reference to the Registration Statement filed on form SB-2 on February 11, 2004).

10.27 Form of Registration Rights Agreement dated as of December 31, 2003 between New Visual Corporation and the Holders of the 7% Convertible Debentures (incorporated by reference to the Registration Statement filed on form SB-2 on February 11, 2004).

10.28 Lease Agreement dated as of March 2, 2005 between New Visual Corporation and American Property Management (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2005 (the "January 2005 10-QSB").

10.29 Employment Agreement between New Visual Corporation and Ray Willenberg, Jr. dated as of March 23, 2005 (incorporated by reference to Exhibit 10.1 to the January 2005 10-QSB.*

10.30 Exchange Agreement between New Visual Corporation and Zaiq Technologies, Inc. dated as of April 6, 2005 (incorporated by reference to Exhibit 10.2 of the January 2005 10-QSB).

10.31 Promissory Note issued on April 6, 2005 to Zaiq Technologies, Inc. (incorporated by reference to Exhibit 4.1 of the January 2005 10-QSB).

10.32 Form of Securities Purchase Agreement dated as of May 26, 2005, among New Visual Corporation and certain investors (incorporated by reference to Exhibit
10.1 of the June 1, 2005 8-K).

10.33 Form of Registration Rights Agreement dated as of May 26, 2005, among New Visual Corporation and certain investors (incorporated by reference to Exhibit
10.2 of the June 1, 2005 8-K).

10.34 Security Interest Agreement dated as of May 26, 2005 among the Company, certain specified investors, as secured parties, and Krieger and Prager, as agent for the secured parties (incorporated by reference to Exhibit 10.3 of the June 1, 2005 8-K).

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


21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Annual Report for the year ended 2004)

23.1 Consent of Lawrence Kallaur, Esq. (included in Exhibit 5.1)


23.2 Consent of Marcum & Kliegman, LLP **


* Management Agreement


** Filed Herewith



ITEM 17. UNDERTAKINGS.

New Visual Corporation hereby undertakes the following:

(a)(1) To file, during any period in which it offers or sells securities, post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in Portland, Oregon, on the 22nd day of July, 2005.


                             NEW VISUAL CORPORATION


                 BY: /S/ BRAD KETCH
                     -------------------------------------------------
                     PRESIDENT, CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER AND OFFICER DULY AUTHORIZED TO SIGN ON BEHALF OF REGISTRANT)


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Brad Ketch as his true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     SIGNATURE                           TITLES                     DATE
     ---------                           ------                     ----
/S/ BRAD KETCH                   PRESIDENT, CHIEF EXECUTIVE      JULY 22, 2005
----------------------------     OFFICER (AND PRINCIPAL
  BRAD KETCH                     FINANCIAL AND ACCOUNTING
                                 OFFICER) AND DIRECTOR

/S/ RAY WILLENBERG, JR           CHAIRMAN OF THE BOARD           JULY 22, 2005
----------------------------     AND EXECUTIVE VICE PRESIDENT
 RAY WILLENBERG

/S/ BRUCE BROWN                  DIRECTOR                        JULY 22, 2005
----------------------------
 BRUCE BROWN

/S/ THOMAS J. COOPER             DIRECTOR                        JULY 22, 2005
----------------------------
 THOMAS J. COOPER

/S/ JACK L. PECKHAM              DIRECTOR                        JULY 22, 2005
----------------------------
 JACK L. PECKHAM



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